UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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MEDICIS PHARMACEUTICAL CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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November 5, 2012

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Medicis Pharmaceutical Corporation (“Medicis,” “we,” “us” or “our”) to be held on Friday, December 7, 2012, at 9:00 a.m. local time, at the Scottsdale Resort and Conference Center, 7700 East McCormick Parkway, Scottsdale, Arizona 85258. At the special meeting, holders of our Class A common stock as of the close of business on October 29, 2012, will be asked to consider and vote upon proposals:

1. To adopt the Agreement and Plan of Merger, dated as of September 2, 2012, by and among Valeant Pharmaceuticals International, Inc., Valeant Pharmaceuticals International, a wholly-owned subsidiary of Valeant Pharmaceuticals International, Inc., Merlin Merger Sub, Inc., a wholly-owned subsidiary of Valeant Pharmaceuticals International, and Medicis, as it may be amended from time to time;

2. To adjourn the special meeting, if necessary or appropriate, including to solicit additional votes in favor of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement at the time of the special meeting; and

3. To approve a non-binding advisory proposal to approve the golden parachute compensation payable to our named executive officers in connection with the merger.

The accompanying Notice of Special Meeting and proxy statement describe these matters. We urge you to read this information carefully.

After careful consideration, our board of directors unanimously determined that the merger is fair to, and in the best interests of, Medicis and its stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated thereby. Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, and “FOR” the non-binding advisory proposal to approve the golden parachute compensation payable to our named executive officers in connection with the merger.

We cannot complete the merger unless the holders of a majority of the outstanding shares of our common stock vote to adopt the merger agreement. The proposal to adjourn the special meeting and the non-binding advisory proposal to approve the golden parachute compensation payable to our named executive officers in connection with the merger will each be approved if a majority in voting power of the shares represented in person or by proxy at the special meeting and entitled to vote on the subject matter vote in favor of these proposals. The obligations of Medicis and Valeant Pharmaceuticals International to complete the merger are also subject to the satisfaction or waiver of several other conditions. We encourage you to read the accompanying proxy statement, including the annexes, in its entirety because it explains the proposed merger, the documents related to the merger and other related matters.

Whether or not you plan to attend the special meeting, please submit your proxy by completing and mailing to us the enclosed proxy card or by granting your proxy electronically over the Internet or by telephone, as soon as possible. YOUR VOTE IS IMPORTANT. If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or nominee how to vote your shares using the enclosed voting instruction form furnished by your broker, bank or nominee. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting against the proposal to adopt the merger agreement.

If you are a record holder and you sign, date and mail your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting and “FOR” the non-binding advisory proposal to approve the golden parachute compensation payable to our named executive officers in connection with the merger, provided that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement will be voted in favor of the proposal to adjourn the special meeting, unless it is specifically marked “FOR” the proposal to adjourn the special meeting.

I support this transaction and join the other members of our board of directors in recommending that you vote “FOR” the proposals.

Sincerely,

Jonah Shacknai

Chairman and Chief Executive Officer

This proxy statement is dated November 5, 2012 and is first being mailed to stockholders on or about November 5, 2012.

MEDICIS PHARMACEUTICAL CORPORATION

7720 North Dobson Road

Scottsdale, Arizona 85256-2740

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 7, 2012

To the Stockholders of Medicis Pharmaceutical Corporation (“Medicis”):

We will hold a special meeting of the stockholders of Medicis at the Scottsdale Resort and Conference Center, 7700 East McCormick Parkway, Scottsdale, Arizona 85258, on Friday, December 7, 2012, at 9:00 a.m. local time. At the special meeting, we will consider and act on the following items of business as more fully described in the accompanying proxy statement and the merger agreement attached to it as Annex A:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 2, 2012, by and among Valeant Pharmaceuticals International, Inc., Valeant Pharmaceuticals International, a wholly-owned subsidiary of Valeant Pharmaceuticals International, Inc., Merlin Merger Sub, Inc., a wholly-owned subsidiary of Valeant Pharmaceuticals International, and Medicis, as it may be amended from time to time. Pursuant to the terms of the merger agreement, Merlin Merger Sub, Inc. will merge with and into Medicis with Medicis continuing as the surviving corporation and becoming a wholly-owned subsidiary of Valeant Pharmaceuticals International, and each outstanding share of Medicis Class A common stock, $0.014 par value (“common stock”) (other than shares held by Valeant Pharmaceuticals International, Inc. or its subsidiaries and shares as to which appraisal rights are properly perfected), will be converted into the right to receive $44.00 per share of our common stock in cash, without interest and less any applicable withholding taxes;

2. To consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional votes in favor of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement at the time of the special meeting; and

3. To consider and vote upon a non-binding advisory proposal to approve the golden parachute compensation payable to Medicis’ named executive officers in connection with the merger.

After careful consideration, our board of directors unanimously determined that the merger is fair to, and in the best interests of, Medicis and its stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated thereby. Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, and “FOR” the non-binding advisory proposal to approve the golden parachute compensation payable to Medicis’ named executive officers in connection with the merger.

Only Medicis stockholders of record of shares of our common stock at the close of business on October 29, 2012, the record date for the determination of stockholders entitled to notice of and to vote at the special meeting, are entitled to notice of and to vote at the special meeting. A list of stockholders eligible to vote at the Medicis special meeting will be available for inspection at the special meeting, and at the executive offices of Medicis during regular business hours for a period of no less than ten days prior to the special meeting.

Your vote is very important. Whether or not you plan to attend the special meeting in person, it is important that your shares are represented. Please take the time to submit your proxy by completing and mailing the enclosed proxy card or by granting your proxy electronically over the Internet or by telephone, or, in the event that you hold your shares through a broker, bank or other nominee, in accordance with the separate voting instructions received from your broker, bank or nominee, as soon as possible. Instructions on how to grant your proxy over the Internet or by telephone, if applicable, are contained on your proxy card or voting instruction form. Submitting a proxy by mail, over the Internet or by phone will ensure that your shares are represented at the special meeting. Please review the instructions in this proxy statement and the enclosed proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these options. If you do not vote in person, submit your proxy in writing, grant a proxy for your shares electronically via the Internet or by telephone, or instruct your broker on how to vote at the special meeting, the effect will be the same as a vote against the proposal to adopt the merger agreement.

As more fully described in the accompanying proxy statement, stockholders of Medicis who do not vote in favor of the proposal to adopt the merger agreement are entitled to demand appraisal rights in connection with the merger if they meet certain conditions and comply with certain procedures under Section 262 of the General Corporation Law of the State of Delaware, which is attached to this proxy statement as Annex C.

By Order of the Board of Directors,

Seth L. Rodner

Executive Vice President, Chief Legal Officer

and Corporate Secretary

i

Annexes
Annex A	Agreement and Plan of Merger among Valeant Pharmaceuticals International, Inc., Valeant Pharmaceuticals International, Merlin Merger Sub, Inc. and Medicis Pharmaceutical Corporation, dated September 2, 2012
Annex B	Opinion of Deutsche Bank Securities Inc.
Annex C	Section 262 of the General Corporation Law of the State of Delaware

ii

SUMMARY

This summary, together with the section of this proxy statement entitled “Questions and Answers About the Merger and the Special Meeting,” highlights selected information from this proxy statement and may not contain all of the information that is important to you as a stockholder of Medicis or that you should consider before voting on the proposal to adopt the merger agreement. To better understand the merger, you should carefully read this entire proxy statement and all of its annexes, including the merger agreement, which is attached as Annex A, before voting on the proposal to adopt the merger agreement. Each item in this summary includes a page reference directing you to a more complete description of that item. You may obtain without charge copies of documents incorporated by reference into this proxy statement by following the instructions under “Where You Can Find More Information” beginning on page 99.

The Companies (page 26)

Medicis Pharmaceutical Corporation

7720 North Dobson Road

Scottsdale, Arizona 85256

(602) 808-8800

Medicis Pharmaceutical Corporation (NYSE: MRX), a Delaware corporation, which we refer to in this proxy statement as Medicis, the Company, we, us or our, is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological and aesthetic conditions. The Company is dedicated to helping patients attain a healthy and youthful appearance and self-image. Medicis has leading branded prescription products in a number of therapeutic and aesthetic categories. The Company’s products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance.

For additional information about Medicis and our business, see “Where You Can Find More Information” on page 99.

Valeant Pharmaceuticals International, Inc.

4787 Levy Street

Montreal, Quebec, H4R 2P9

Canada

(514) 744-6792

Valeant Pharmaceuticals International, Inc. (NYSE/TSX: VRX), a Canadian corporation, which we refer to in this proxy statement as VPII, is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, neurology and branded generics. In 2010, Biovail Corporation completed the acquisition of Valeant Pharmaceuticals International, and following the acquisition, Biovail Corporation was renamed Valeant Pharmaceuticals International, Inc.

Valeant Pharmaceuticals International

700 Route 202/206 North

Bridgewater, New Jersey 08807

(866) 246-8245

Valeant Pharmaceuticals International, a Delaware corporation, which we refer to in this proxy statement as Valeant, is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, neurology and branded generics. Valeant is a wholly-owned subsidiary of VPII.

Merlin Merger Sub, Inc.

700 Route 202/206 North

Bridgewater, New Jersey 08807

(866) 246-8245

Merlin Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Valeant, which we refer to in this proxy statement as Merger Sub, was organized solely for the purpose of entering into the merger agreement with Medicis and completing the merger and has not conducted any business operations other than those incident to its formation and the transactions contemplated by the merger agreement. If the merger is completed, Merger Sub will cease to exist following its merger with and into Medicis.

The Merger (page 26)

Pursuant to the terms of the merger agreement that is described in this proxy statement and attached as Annex A, Medicis will be acquired by Valeant. We encourage you to carefully read in its entirety the merger agreement, which is the principal document governing the merger.

The merger agreement provides that Merger Sub will merge with and into Medicis, with Medicis continuing as the surviving corporation and a wholly-owned subsidiary of Valeant. Upon the completion of the merger, each share of our common stock outstanding immediately prior to the completion of the merger (other than shares held by VPII, Merger Sub or any subsidiaries of VPII or by holders who have properly perfected appraisal rights under the DGCL), will be converted into the right to receive $44.00 in cash per share, without interest and less any applicable withholding taxes. Any withheld amounts will be treated for all purposes as having been paid to the holder of our common stock in respect of which such withholding was made.

Treatment of Company Stock Options, Stock Appreciation Rights and Restricted Shares (page 73)

If the merger occurs, outstanding stock options, stock appreciation rights and restricted share awards will be treated as described below:

•

Each stock option and each stock appreciation right, whether vested or unvested, that is outstanding immediately prior to the completion of the merger, will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the number of shares of our common stock subject to such stock option or stock appreciation right, and (ii) the excess, if any, of the per share merger consideration ($44.00) over the exercise price per share of such stock option or stock appreciation right, less any required withholding taxes.

•

Each restricted share granted pursuant to a stock plan, whether vested or unvested, that is outstanding immediately prior to the completion of the merger will be converted into the right to receive the per share merger consideration, less any required withholding taxes.

Date, Time and Place of the Special Meeting; Purpose of the Special Meeting (page 21)

The special meeting of stockholders will be held at the Scottsdale Resort and Conference Center, 7700 East McCormick Parkway, Scottsdale, Arizona 85258, on Friday, December 7, 2012, at 9:00 a.m. local time. At the special meeting, you will be asked to consider and vote on (i) a proposal to adopt the merger agreement, as it may be amended from time to time, (ii) a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional votes in favor of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement at the time of the special meeting, and (iii) a non-binding advisory proposal to approve the golden parachute compensation payable to our named executive officers in connection with the merger.

Stockholders Entitled to Vote; Record Date; Vote Required (pages 21 and 22)

Only holders of record of our common stock at the close of business on October 29, 2012, the record date for the determination of stockholders entitled to notice of and to vote at the special meeting, may vote at the special meeting. For each share of our common stock that you owned on the record date, you are entitled to cast one vote on each matter voted upon at the special meeting.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Failure to vote, by proxy or in person, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. The proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional votes in favor of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement at the time of the special meeting, will be approved if a majority in voting power of the shares represented in person or by proxy and entitled to vote on the subject matter vote in favor of the proposal. The non-binding advisory proposal to approve the golden parachute compensation payable to our named executive officers in connection with the merger will be approved if a majority in voting power of the shares represented in person or by proxy and entitled to vote on the subject matter vote in favor of the proposal. Broker non-votes will not have any effect on the proposal to adjourn the special meeting or for the non-binding advisory proposal to approve the golden parachute compensation payable to our named executive officers in connection with the merger.

On the record date, there were 58,397,251 shares of our common stock entitled to vote at the special meeting.

Quorum (page 21)

A quorum of stockholders is necessary to hold the special meeting. The required quorum for the transaction of business at the special meeting is the representation, either in person or by proxy, at the special meeting of a majority in voting power of the outstanding shares entitled to vote. Thus, 29,198,626 shares of our common stock must be represented at the special meeting for there to be a quorum. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to solicit additional votes. Abstentions and broker non-votes count as present for establishing a quorum.

Shares Owned by Our Directors and Executive Officers (page 22)

As of October 29, 2012, the record date for the special meeting, our directors and executive officers were entitled to vote approximately 2,222,342 shares of common stock, or approximately 3.8% of our total common stock outstanding on that date. These numbers do not give effect to outstanding stock options or stock appreciation rights, which are not entitled to vote at the special meeting, but do include restricted shares of our common stock which are entitled to vote at the special meeting. We currently expect that each of our directors and executive officers will vote their shares in favor of the proposals to be presented at the special meeting.

Market Price (page 96)

Our common stock is listed on the New York Stock Exchange, which we refer to as the NYSE, under the symbol “MRX.” On August 31, 2012, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $31.56 per share. On November 1, 2012, the latest practicable trading day before the printing of this proxy statement, our common stock closed at $43.48.

We have declared dividends in the past but have no dividend policy. Following the merger, there will be no further market for our common stock.

Recommendation of Our Board of Directors; Our Reasons for the Merger (page 40)

Our board of directors has unanimously determined that the merger is fair to, and in the best interests of, Medicis and its stockholders and approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, and “FOR” the non-binding advisory proposal to approve the golden parachute compensation payable to our named executive officers in connection with the merger.

To review the factors that our board of directors considered when deciding whether to approve the merger agreement and the transactions contemplated by the merger agreement, see “The Merger — Recommendation of Our Board of Directors; Our Reasons for the Merger.”

Interests of Our Directors and Executive Officers in the Merger (page 56)

When considering the recommendation of our board of directors that you vote in favor of the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that differ from, or are in addition to, those of our other stockholders generally. For example, please consider the following interests:

•

As of October 29, 2012, our executive officers held stock options to purchase a total of 1,145,282 shares of our common stock, all of which are vested and exercisable, and our non-executive directors held stock options to purchase a total of 949,140 shares of our common stock, of which (i) 894,939 are vested and exercisable and (ii) 54,201 are unvested as of such date. Each vested and unvested outstanding stock option will be cancelled in exchange for the right to receive an amount in cash equal to $44.00 per underlying share minus the exercise price per underlying share of the stock option, less any required withholding taxes.

•

As of October 29, 2012, one of our executive officers held stock appreciation rights with respect to a total of 196,083 shares of our common stock, of which (i) 37,440 are vested and exercisable and (ii) 158,643 are unvested as of such date. Each vested and unvested stock appreciation right will be cancelled in exchange for the right to receive an amount in cash equal to $44.00 per underlying share minus the exercise price per underlying share of the stock appreciation right, less any required withholding taxes.

•

As of October 29, 2012, our executive officers held 1,283,695 unvested restricted shares of our common stock and our non-executive directors held 16,177 unvested restricted shares of our common stock. Each restricted share will be cancelled in exchange for an amount in cash equal to $44.00 per share, less any required withholding taxes. The right to have vested and unvested stock options, stock appreciation rights, and unvested restricted shares cashed out in the merger for the merger consideration (as described above) applies to all outstanding equity awards held by all of our employees and directors.

•	Under our Supplemental Executive Retirement Plan, which we refer to as the SERP, each of our executive officers will become fully vested in his or her accrued retirement benefit.

•

The merger agreement provides that we are entitled to make cash payments to our executive officers in lieu of the annual equity awards that they otherwise would have received in early 2013 in an amount not to exceed the amount of the annual equity award received by such executive officer in 2012 and not to exceed $10 million in the aggregate. Executive officers who receive and accept an employment offer from Valeant within two months following the merger are not entitled to this payment, and this payment is not factored into determining any severance payments to which the executives may become entitled.

•

Our executive officers other than Mr. Shacknai are each party to an employment agreement that provides for certain cash severance payments and benefits that will be triggered if they incur a qualifying termination of employment upon or within the twenty-four month period after the completion of the merger. Each of our executive officers other than Mr. Shacknai will receive the following double-trigger cash lump sum severance payments in the event of his termination of employment without cause in connection with the merger: (i) severance equal to two times the sum of the executive officer’s highest annual salary in effect in the three years preceding the date of termination plus the highest annual bonus received by the executive officer in the three years preceding the date of termination, (ii) a prorated cash bonus for the year in which the executive officer’s employment is terminated, based on the highest annual bonus received by the executive officer in the three years preceding the date of termination, (iii) an amount equal to twenty-four months of COBRA premiums for the executive officer and his covered dependents, (iv) an amount equal to 400% of the total premiums that would be paid by us and the executive officer under life and disability insurance plans, and (v) a lump sum cash payment equal to the lump sum value of the retirement benefit the executive officer would have received under the SERP if he had remained employed for an additional twenty-four months, reduced by the present value of his actual benefits under the SERP.

•

In connection with the signing of the merger agreement, Mr. Shacknai and Valeant reached an understanding interpreting Mr. Shacknai’s existing employment agreement with Medicis to provide for only the following double-trigger cash lump sum severance payments in the event of Mr. Shacknai’s termination of employment without cause in connection with the merger: (i) $6,746,438, which represents a sum equal to three times Mr. Shacknai’s highest base salary in the twelve months prior to the signing of the merger agreement and average annual bonus amounts paid in 2009, 2010 and 2011, earned, in each case, for the prior year’s performance, (ii) a prorated cash bonus for the year in which the closing occurs, based on the cash bonus payable to Mr. Shacknai for the year prior to such year, which is estimated to be $90,274, based on Mr. Shacknai’s 2012 target bonus of $1,062,900 and assuming that the merger is completed on January 31, 2013, and (iii) $12 million, which is in lieu of and in full satisfaction of the remaining obligations that Mr. Shacknai may be entitled to under his employment agreement, including lifetime medical and dental coverage, three-year continuation of administrative services and other benefits under our plans, and the loss of other benefits Mr. Shacknai would have received if he had remained employed through the remainder of the term of his employment agreement, including the loss of annual equity awards. It is anticipated that Mr. Shacknai’s employment with the Company will terminate as of the completion of the merger.

•

Each executive officer other than Messrs. Shacknai and Rodner is entitled to a tax gross-up payment with respect to any golden parachute excise tax imposed with respect to payments and benefits received in connection with the merger. In the event that either Mr. Shacknai or Mr. Rodner is subject to a golden parachute excise tax with respect to payments and benefits received in connection with the merger, he will be responsible for payment of such excise taxes, or the amount of his total payment and benefits will be reduced to the maximum amount that could be paid without triggering the change-in-control excise taxes (a “best pay limitation”).

•

Our directors and officers will continue to be indemnified for acts and omissions occurring at or prior to the completion of the merger and will have the benefit of director and officer liability insurance for at least six years following the completion of the merger.

Our board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our stockholders vote in favor of the proposal to adopt the merger agreement.

Opinion of Deutsche Bank Securities Inc. (page 42 and Annex B)

Deutsche Bank Securities Inc., which we refer to as Deutsche Bank, rendered its opinion to the board of directors of Medicis that, as of September 2, 2012 and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in its opinion, the merger consideration of $44.00 in cash per share to be received by the holders of shares of Medicis common stock (other than VPII and its subsidiaries) in the merger was fair from a financial point of view to such holders.

The full text of the written opinion of Deutsche Bank, dated September 2, 2012, which set forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is included in this proxy statement as Annex B and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was addressed to, and for the benefit and use of, the Medicis board of directors in connection with its consideration of the merger.

Deutsche Bank’s opinion does not constitute a recommendation as to how any holder of Medicis common stock should vote with respect to the merger. Deutsche Bank did not express any opinion as to the underlying business decision of Medicis to engage in the merger or the relative merits of the merger as compared to any alternative transactions or business strategies that might have been available to Medicis.

Medicis has agreed to pay Deutsche Bank fees, which are currently estimated to be approximately $28 million, for its services as financial advisor to Medicis, of which $1,500,000 became payable upon the delivery of Deutsche Bank’s opinion (or would have become payable upon Deutsche Bank advising Medicis that it was unable to render an opinion), and the remainder of which is contingent upon the consummation of the merger.

For a more complete description, see “The Merger — Opinion of Deutsche Bank Securities Inc.” Also see Annex B to this proxy statement.

Delisting and Deregistration of Our Common Stock (page 64)

If the merger is completed, our common stock will no longer be listed on the NYSE, we will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and we will no longer file periodic reports with the U.S. Securities and Exchange Commission, which we refer to as the SEC.

The Merger Agreement (page 73)

Conditions to the Merger

Our, Valeant and Merger Sub’s obligations to complete the merger are subject to the satisfaction of the following conditions:

•	the adoption of the merger agreement by our stockholders;

•

the expiration or early termination of any applicable waiting or review period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder, which we refer to as the HSR Act; and

•

no court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law that is in effect and restrains, enjoins or otherwise prohibits the merger or the other transactions contemplated by the merger agreement.

Valeant and Merger Sub’s obligations to complete the merger are also subject to the satisfaction by us or waiver by them of the following conditions:

•

the representations and warranties made by us in the merger agreement that are qualified by reference to material adverse effect must be true and correct as of the date of the merger agreement and as of the completion of the merger (except for those representations and warranties that expressly relate to an earlier date which only need to be true and correct as of such earlier date);

•

the representations and warranties made by us in the merger agreement that are not qualified by reference to material adverse effect must be true and correct as of the date of the merger agreement and as of the completion of the merger (except for those representations and warranties that expressly relate to an earlier date which only need to be true and correct as of such earlier date), provided, however, this condition will be satisfied even if any such representations and warranties (other those relating to “Capital Structure,” “Corporate Authority; Approval and Fairness,” “Takeover Statutes” and “Rights Agreement,” which must be true and correct in all material respects) are not so true and correct unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect;

•	the performance by us in all material respects of our obligations under the merger agreement;

•	the receipt by Valeant of a certificate signed on behalf of us by our chief executive officer certifying the satisfaction of the foregoing conditions;

•	other than the filing of the certificate of merger, all Company approvals and Valeant approvals have been obtained; and

•	since the date of the merger agreement, there must not have occurred any change, event, circumstances or development that has had, or is reasonably likely to have, a material adverse effect.

Our obligation to complete the merger is also subject to the satisfaction by Valeant and Merger Sub or waiver by us of the following conditions:

•

the representations and warranties made by Valeant and Merger Sub in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and as of the completion of the merger (except for those representations and warranties that expressly relate to an earlier date which only need to be true and correct as of such earlier date);

•	the performance by Valeant and Merger Sub in all material respects of their obligations under the merger agreement; and

•	our receipt of a certificate signed on behalf of Valeant and Merger Sub by an executive officer of Valeant certifying the satisfaction of the foregoing conditions.

No Solicitation of Acquisition Proposals and Standstill Waivers

Under the terms of the merger agreement, we agreed to immediately cease any existing activities, discussions or negotiations with any person other than VPII, Valeant and Merger Sub conducted prior to the date of the merger agreement with respect to any acquisition proposal. We further agreed to inform any person involved in discussions regarding any acquisition proposal of our non-solicitation obligations under the merger agreement, and agreed that we and our subsidiaries will not directly or indirectly:

•	initiate, solicit or knowingly facilitate or encourage any inquiries or the making of any acquisition proposal; or

•

engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to, or cooperate in any way with, any person relating to, any acquisition proposal or any inquiry or proposal that could reasonably be expected to lead to any acquisition proposal; or

•	waive, terminate, modify or fail to enforce any “standstill” or confidentiality or similar obligation of any person with respect to us or any of our subsidiaries.

Despite these general prohibitions, subject to certain conditions, we may, at any time prior to the adoption of the merger agreement by our stockholders:

•

provide information in response to a request by a person that has made an unsolicited bona fide, written acquisition proposal providing for a merger or consolidation or acquisition of assets representing at least 50% of our consolidated revenues, net income or assets, or more than 50% of our total voting power of our equity securities if:

•

the potential acquirer has entered into a confidentiality agreement with us that contains terms that are no less restrictive than those contained in the confidentiality agreement between us and Valeant;

•	such confidentiality agreement does not prohibit us from providing information to Valeant; and

•	we promptly disclose to Valeant any information furnished to the potential acquirer, if not previously provided to it; or

•	engage or participate in any discussions or negotiations with any person who has made such an unsolicited bona fide written acquisition proposal; or

•

after having complied with the requirements described under “The Merger Agreement — Covenants —Board Recommendation,” approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable such acquisition proposal;

•	provided that,

•	the acquisition proposal was not solicited, initiated, encouraged or facilitated by us in breach of our non-solicitation obligations described above;

•	our board of directors determines in good faith (after consultation with our outside legal counsel) that failure to take such action would be inconsistent with the directors’ fiduciary duties;

•

in a situation where we have furnished information to, or engaged or participated in discussions or negotiations with, a person that has made an unsolicited bona fide, written acquisition proposal as described above, our board of directors determines in good faith (after consultation with our financial advisor) that the acquisition proposal is, or is reasonably likely to result in, a superior proposal (as defined in “The Merger Agreement — Covenants — Board Recommendation”); and

•

in a situation after having complied with the requirements described under “The Merger Agreement — Covenants — Board Recommendation,” we approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable such acquisition proposal, our board of directors determines in good faith (after consultation with our financial advisor and outside legal counsel) that the acquisition proposal is a superior proposal.

Regardless of the foregoing, we may have discussions with any person solely to clarify and understand the terms and conditions of any inquiry or proposal made by such person.

We have also agreed to notify Valeant promptly (and in any event within 24 hours) if (i) we receive any inquiries, proposals or offers relating to any acquisition proposal, (ii) we receive information requests, or (iii) any discussions or negotiation are sought to be initiated or continued. Our notice must provide Valeant with the identity of any person making, and the material terms and conditions of, any proposals or offers, and include copies of any written requests, proposals or offers, including proposed agreements, financing commitments, and written summaries of any material terms not made in writing. Additionally, we are obligated to keep Valeant reasonably informed on a current basis of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in our intentions with respect to such proposals.

Termination

The merger agreement may be terminated if both we and Valeant mutually agree to terminate it, or as follows:

•	by either Valeant or us if:

•

the merger has not been completed by the termination date of March 4, 2013 (whether before or after the date of adoption of the merger agreement by our stockholders), provided that, subject to certain conditions, this termination date may be extended by either Valeant or us upon written notice to the other party to a date not beyond the later of June 3, 2013 or, if the debt commitment letter is amended, the extension date as provided in the merger agreement,

•

the adoption of the merger agreement by our stockholders is not obtained at the stockholders’ meeting or at any adjournment or postponement of the stockholders’ meeting taken in accordance with the merger agreement, or

•

any order permanently restraining, enjoining or otherwise prohibiting the completion of the merger shall become final and non-appealable (whether before or after the adoption of the merger agreement by our stockholders);

provided that this termination right will not be available to any person that has breached in any material respect its obligations under the merger agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the completion of the merger;

•	by us if:

•	prior to the adoption of the merger agreement by our stockholders,

•

we have not breached our obligations and have complied with the provisions of the merger agreement described under “The Merger Agreement — Covenants — No Solicitation of Acquisition Proposals and Standstill Waivers,” and our board of directors determines (after consultation with its financial advisor and outside legal counsel) that a bona fide, unsolicited, written acquisition proposal constitutes a superior proposal,

•

our board of directors, after taking into account any modifications to the terms of the merger agreement proposed in negotiations with Valeant and after following certain procedures described under “The Merger Agreement — Covenants — Board Recommendation,” authorizes us to enter into an alternative acquisition agreement with respect to a superior proposal (provided that we may not enter into a binding agreement with respect to such superior proposal until at least the fourth business day following all notices we are required to deliver to Valeant and provided that such four day period and notice obligations recommence every time there is a material change to the terms of the superior proposal), and

•	we pay Valeant a termination fee of $85.0 million and up to $7.5 million of Valeant’s reasonable and documented out-of-pocket transaction expenses; or

•

Valeant or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement, or any such representation or warranty has become untrue after the date of the merger agreement which results in certain conditions to the completion of the merger not being satisfied and such breach or condition is not cured within 30 days following written notice of such breach from us to Valeant or by the termination date of March 4, 2013 (or later, if extended as discussed above), whichever comes earlier; or

•	by Valeant if:

•

our board of directors withholds, withdraws, qualifies or modifies (or publicly proposes to do so), in a manner adverse to Valeant, its recommendation that our stockholders vote in favor of the adoption of the merger agreement,

•

after we receive an alternative acquisition proposal, our board of directors fails to reaffirm its approval or recommendation of the merger agreement and the merger as promptly as reasonably practicable (but in any event no later than within three business days of Valeant’s request to do so),

•

a tender offer or exchange offer for shares of our common stock is publicly disclosed and our board of directors fails to recommend against acceptance of the tender or exchange offer prior to the earlier of (i) the date prior to the date of the stockholders’ meeting or (ii) eleven business days after the commencement of such tender or exchange offer, or

•

we have breached any of our representations, warranties, covenants or agreements under the merger agreement, or any such representation or warranty has become untrue after the date of the merger agreement which results in certain conditions to the completion of the merger not being satisfied and such breach or condition is not cured within 30 days following written notice of such breach from Valeant to us or by the termination date of March 4, 2013 (or later, if extended as discussed above), whichever comes earlier.

Expenses and Termination Fees

Each party will generally pay its own fees and expenses in connection with the merger, whether or not the merger is completed. However, we must pay Valeant a termination fee of $85.0 million and up to $7.5 million of Valeant’s reasonable and documented out-of-pocket transaction expenses if:

•

a bona fide acquisition proposal has been made, or any person has announced publicly its intention to make such a proposal, and has not been publicly withdrawn without qualification at least ten days prior to the date of termination of the merger agreement (if the merger agreement is terminated as described in clause (i) below) or the stockholders’ meeting at which the stockholders are to approve the merger (if the merger agreement is terminated as described in clause (ii) below), as applicable, and the merger agreement is terminated because (i) the merger has not occurred by March 4, 2013 (or before the expiration of the extension periods described above) or (ii) our stockholders have not approved the merger agreement at our special meeting; provided that that we will not be obligated to pay the termination fee and reimburse Valeant for its expenses unless within 12 months of such termination we have (a) entered into an alternative acquisition agreement with respect to, or have consummated or have approved or recommended to our stockholders or otherwise not opposed, an acquisition proposal or (b) there has been consummated an acquisition proposal (in both cases which may result or has resulted, as applicable, in a third person becoming the beneficial owner of 50% or more of the total voting power or of any class of our equity securities or those of any of our subsidiaries, or assets representing 50% or more of our consolidated revenues, net income or assets); or

•	the merger agreement is terminated by Valeant because:

•

our board of directors withholds, withdraws, qualifies or modifies (or publicly proposes to do so), in a manner adverse to Valeant, its recommendation that our stockholders vote in favor of the adoption of the merger agreement,

•

after we receive an alternative acquisition proposal, our board of directors fails to reaffirm its approval or recommendation of the merger agreement and the merger as promptly as reasonably practicable (but in any event no later than within three business days of Valeant’s request to do so), or

•

a tender offer or exchange offer for shares of our common stock is publicly disclosed and our board of directors fails to recommend against acceptance of the tender or exchange offer prior to the earlier of (i) the date prior to the date of the stockholders’ meeting or (ii) eleven business days after the commencement of such tender or exchange offer, or

•

the merger agreement is terminated by us prior to the adoption of the merger agreement by our stockholders because, after our not having breached our obligations and having complied with the provisions of the merger agreement described under “The Merger Agreement — Covenants — No Solicitation of Acquisition Proposals and Standstill Waivers,” our board of directors determines (after consultation with its financial advisor and outside legal counsel) that a bona fide, unsolicited, written acquisition proposal constitutes a superior proposal and, after taking into account any modifications to the terms of the merger agreement proposed in negotiations with Valeant and after following certain procedures described under “The Merger Agreement — Covenants — Board Recommendation,” authorizes us to enter into an alternative acquisition agreement with respect to a superior proposal.

Valeant’s Financing of the Merger (page 71)

VPII and Valeant plan to finance the merger and other related activities, costs and expenses with the proceeds from the borrowing or the issuance, as applicable, by VPII or Valeant, as applicable, of an aggregate principal amount of $2.75 billion of term loans under its existing credit agreement and high yield securities.

VPII and Valeant entered into a commitment letter, dated September 2, 2012, with JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC to provide the financing in the event that the term loans or the high yield securities described above are not able to be borrowed, or issuable, as applicable, at the completion of the merger. The commitment letter provides for borrowings up to an aggregate principal amount of $2.75 billion of unsecured senior increasing rate bridge loans. On September 11, 2012, VPII and Valeant entered into an amended and restated commitment letter with JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Goldman Sachs Lending Partners LLC, Royal Bank of Canada, RBC Capital Markets, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc., Barclays Bank PLC, SunTrust Bank, SunTrust Robinson Humphrey, Inc., DNB Bank ASA, DNB Markets, Inc. and The Bank of Nova Scotia. The facility contemplated by the commitment letter is subject to satisfaction of certain conditions precedent, which are further described under the section entitled “The Merger — Valeant’s Financing of the Merger.” On October 4, 2012, it was announced that VPI Escrow Corp., a wholly-owned subsidiary of Valeant, had closed its offering of $1.75 billion aggregate principal amount of 6.375% Senior Notes due 2020 in connection with the financing of the merger. The completion of the merger is not conditioned upon Valeant’s receipt of financing.

Material U.S. Federal Income Tax Consequences (page 64)

The exchange of shares of our common stock for cash pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder (as defined in “The Merger — Material U.S. Federal Income Tax Consequences”) whose shares of our common stock are converted into the right to receive cash in the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the holder’s adjusted tax basis in such shares. Gain or loss must be calculated separately for each block of our common stock (i.e., shares acquired at the same cost in a single transaction) exchanged for cash in the merger. Any such gain or loss will be capital gain or loss if the holder holds the shares as capital assets, and will be long-term capital gain or loss if the holding period for the shares of our common stock exceeds one year. The merger will generally not be a taxable transaction to non-U.S. holders (as defined in “The Merger — Material U.S. Federal Income Tax Consequences”) under U.S. federal income tax laws unless the non-U.S. holder has certain connections to the United States, but may be a taxable transaction under foreign tax laws. In addition, under certain circumstances, a portion of the merger consideration received may be subject to withholding under applicable tax laws. Any withheld amounts will be treated for all purposes as having been paid to the holder of our common stock in respect of which such withholding was made.

You should read “The Merger — Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor for a complete analysis of the effect of the merger on your federal, state, local and/or foreign taxes.

Regulatory Matters (page 66)

Antitrust

Under the HSR Act, we cannot complete the merger until we and Valeant have filed Notification and Report Forms with the Antitrust Division of the U.S. Department of Justice, which we refer to as the Antitrust Division, and the U.S. Federal Trade Commission, which we refer to as the FTC, and the applicable waiting period is terminated by the FTC or expires. The termination or expiration of the waiting period means the parties have satisfied the regulatory requirements under the HSR Act. In October 2012, as part of our and Valeant’s continuing cooperation with the FTC and in order to provide the FTC with additional time for review, Valeant voluntarily withdrew and re-filed its Notification and Report Form. The 30 calendar day waiting period under the HSR Act restarted upon re-filing. If the Antitrust Division or the FTC requests additional information or documentation relevant to the merger prior to the expiration of the 30-day period, the waiting period will be extended until the 30th calendar day following the date of the parties’ substantial compliance with the request. Thereafter, the waiting period can be extended only by court order or with the parties’ consent.

Under the merger control rules of jurisdictions outside the United States where the parties conduct business, filings may be required and it may be necessary to observe waiting periods and/or obtain approvals prior to the completion of the merger. The period for review of the merger will vary from jurisdiction to jurisdiction and may be affected by a variety of factors. The review powers vested in foreign competition authorities include the ability to challenge the legality of the merger on the basis of its effects on competition or otherwise on the public interest. At any time before (and in some cases after) the completion of the merger, foreign competition authorities may seek to enjoin the completion of the merger or to impose conditions or remedies, including the divestiture of assets. None of the parties is aware of any required antitrust regulatory approvals in connection with the merger, other than under the HSR Act.

Appraisal Rights (page 67 and Annex C)

Under Section 262 of the DGCL, stockholders who do not wish to accept the consideration payable for their shares of common stock pursuant to the merger may seek judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more than, less than or equal to the applicable merger consideration for such shares. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to properly demand appraisal, among other things:

•	you must not vote in favor of the proposal to adopt the merger agreement;

•	you must deliver a written demand to us for appraisal in compliance with Section 262 of the DGCL before the vote on the proposal to adopt the merger agreement at the special meeting; and

•

you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective date of the merger; a stockholder who is the record holder of shares of our common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares prior to the effective date of the merger, will lose any right to appraisal in respect of those shares.

Merely voting against, or failing to vote in favor of, the proposal to adopt the merger agreement will not preserve your right to appraisal under the DGCL. Also, because a properly executed and submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the proposal to adopt the merger agreement, the submission of a proxy not marked “AGAINST” or “ABSTAIN” will result in the waiver of appraisal rights. If you hold shares in the name of a broker, bank or other nominee, you must instruct your nominee to take the steps necessary to enable you to demand appraisal for your shares. If you or your nominee fails to follow all of the steps required by Section 262 of the DGCL, you will lose your right of appraisal. See “The Merger — Appraisal Rights” for a description of the procedures that you must follow in order to exercise your appraisal rights.

Stockholders who properly demand and perfect their appraisal rights will be entitled to receive the judicially-determined fair value of their shares (plus interest, if any), only if one or more stockholders files a petition for appraisal in the Delaware Court of Chancery.

Annex C to this proxy statement contains the full text of Section 262 of the DGCL, which relates to your right of appraisal. We encourage you to read these provisions carefully and in their entirety.

Legal Proceedings Related to the Merger (page 71)

On September 11, 2012, October 1, 2012, and October 25, 2012, putative class action lawsuits were filed in the Court of Chancery of the State of Delaware by Susan Omohundro Wood (Wood v. Shacknai, et al. C.A. No. 7857-CS), Leslie Russell (Russell v. Shacknai, et al. C.A. No. 7916-CS) and Maureen Collier (Collier v. Shacknai, et al. C.A. No. 7984-CS), and on September 11, 2012 in the Superior Court of Arizona in Maricopa County by Kimberly Swint (Swint v. Medicis Pharmaceutical Corporation, CV2012-055635), alleged stockholders of Medicis. Plaintiffs Swint and Wood subsequently amended their lawsuits on September 26, 2012 and September 28, 2012, respectively. The Delaware lawsuits have been consolidated under the name In re Medicis Pharmaceutical Corporation Shareholder Litigation, Consolidated C.A. No. 7857-CS (the “Delaware Action”).

The lawsuits allege that the members of our board of directors breached their fiduciary duties in negotiating and approving the merger agreement, that the merger consideration negotiated in the merger agreement undervalues Medicis, that our stockholders will not receive adequate or fair value for their Medicis common stock in the merger, that the terms of the merger agreement impose improper deal protection devices that preclude competing offers, and that the preliminary proxy filed in connection with the merger contains material misstatements and/or omissions. They further allege that Medicis, VPII, and in the case of the Delaware Action, Valeant and Merger Sub, aided and abetted the purported breaches of fiduciary duty. The lawsuits seek, among other things, an injunction against the completion of the merger and rescission in the event that the merger has already been consummated prior to the entry of the court’s final judgment, and an award of damages and costs and expenses, including attorneys’ and experts’ fees and expenses. We believe these lawsuits are meritless and intend to defend against them vigorously.

QUESTIONS AND ANSWERS ABOUT THE MERGER

AND THE SPECIAL MEETING

The following questions and answers briefly address some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of Medicis Pharmaceutical Corporation. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement. We encourage you to read this proxy statement, including the annexes, in its entirety because it explains the proposed merger, the documents related to the merger and other related matters. In this proxy statement, the terms “the Company,” “we,” “our,” “ours,” “us” and “Medicis” refer to Medicis Pharmaceutical Corporation. We refer to Valeant Pharmaceuticals International, Inc. as VPII, Valeant Pharmaceuticals International as Valeant, and Merlin Merger Sub, Inc. as Merger Sub.

Q:	Why am I receiving this proxy statement and proxy card?

A:	You are receiving this proxy statement and proxy card because, as of October 29, 2012, the record date for the determination of stockholders entitled to notice of and to vote at the special meeting, you owned shares of our Class A common stock, $0.014 par value, which we refer to as our common stock. We have entered into a merger agreement with VPII, Valeant and Merger Sub. Under the merger agreement, subject to the adoption of the merger agreement by our stockholders and the satisfaction of other conditions to the completion of the merger, we will become a wholly-owned subsidiary of VPII and our common stock will no longer be listed on the NYSE. A copy of the merger agreement is attached to this proxy statement as Annex A.

In order to complete the merger, our stockholders must vote to adopt the merger agreement. We will hold a special meeting of our stockholders to obtain this approval. Our board of directors is providing this proxy statement to give you information for use in determining how to vote on the proposals submitted to the stockholders at the special meeting. You should read this proxy statement and the annexes carefully. The enclosed proxy card and voting instructions allow you, as our stockholder, to have your shares voted at the special meeting without attending the special meeting. Your proxy is being solicited by our board of directors.

Your vote is very important. We encourage you to submit your proxy as soon as possible.

Q:	As a holder of Medicis common stock, what will I be entitled to receive in the merger?

A:	Upon the completion of the merger, each share of our common stock outstanding immediately prior to the completion of the merger, other than shares held by VPII or its subsidiaries or by holders who properly perfect appraisal rights under the General Corporation Law of the State of Delaware, which we refer to as the DGCL, will be automatically converted into the right to receive $44.00 in cash, without interest and less any applicable withholding taxes. For example, if you own 100 shares of our common stock, you will be entitled to receive $4,400 in cash, without interest, less any applicable withholding taxes, in exchange for your shares. Any withheld amounts will be treated for all purposes as having been paid to the holder of our common stock in respect of whose shares the withholding was made.

Q:	As a holder of options to purchase Medicis common stock or as a holder of stock appreciation rights, what will I receive upon the completion of the merger?

A:	If the merger is consummated, each stock option and each stock appreciation right, whether vested or unvested, that is outstanding immediately prior to the completion of the merger, will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the number of shares of our common stock subject to such stock option or stock appreciation right, and (ii) the excess, if any, of the per share merger consideration ($44.00) over the exercise price per share of such stock option or stock appreciation right, less any required withholding taxes.

Q:	As a holder of restricted shares of Medicis common stock, what will I receive upon the completion of the merger?

A:	If the merger is consummated, each restricted share of our common stock, whether vested or unvested, that is outstanding immediately prior to the completion of the merger, will entitle the holder to the per share merger consideration ($44.00), less any required withholding taxes.

Q:	How does the per share merger consideration compare to the market price of Medicis common stock?

A:	The merger consideration of $44.00 per share of our common stock represents a 39.4% premium to the closing price of our common stock on August 31, 2012, the last trading day prior to the announcement of the merger agreement, and a 33.7% premium to the average trading price for the thirty days prior to August 31, 2012.

Q:	When and where is the special meeting?

A:	The special meeting of our stockholders will convene on Friday, December 7, 2012, at 9:00 a.m. local time at the Scottsdale Resort and Conference Center, 7700 East McCormick Parkway, Scottsdale, Arizona 85258.

Q:	What matters will I be asked to vote on at the special meeting?

A:	You will be asked to vote on (i) a proposal to adopt the merger agreement, as it may be amended from time to time, (ii) a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional votes in favor of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement at the time of the special meeting, and (iii) a non-binding advisory proposal to approve the golden parachute compensation payable to our named executive officers in connection with the merger.

Q:	Who can vote or submit a proxy to vote and attend the special meeting?

A:	All holders of record of our common stock as of the close of business on October 29, 2012, the record date for the determination of stockholders entitled to notice of and to vote at special meeting, are entitled to receive notice of, and to attend and vote or submit a proxy to vote at the special meeting. If your shares are held of record in an account at a brokerage firm, bank or other nominee, such firm, bank or nominee is considered the holder of record of your shares and will forward the proxy notice and materials to you with a voting instruction form explaining how to vote your shares. If you want to attend the special meeting and your shares are held of record in an account at a brokerage firm, bank or other nominee, then you must bring to the special meeting a legal proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting.

Q:	How does the board of directors of Medicis recommend that I vote?

A:	Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, and “FOR” the non-binding advisory proposal to approve the golden parachute compensation payable to our named executive officers in connection with the merger.

Q:	Why is the board of directors of Medicis recommending that I vote “FOR” the proposal to adopt the merger agreement?

A:	After careful consideration, our board of directors unanimously determined that the merger is fair to, and in the best interests of, us and our stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated thereby. In reaching its decision to approve the merger agreement and the merger and to recommend the adoption of the merger agreement by our stockholders and the approval of the other proposals, the board of directors consulted with our management, as well as our legal and financial advisors, and considered the terms of the proposed merger agreement and the transactions set forth in the merger agreement. Our board of directors also considered each of the items set forth under “The Merger — Recommendation of Our Board of Directors; Our Reasons for the Merger.”

Q:	What vote of Medicis’ stockholders is required to approve the proposal to adopt the merger agreement?

A:	As a condition of the merger, approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. The obligations of us and Valeant to complete the merger are also subject to the satisfaction or waiver of several other conditions.

Q:	What vote of Medicis’ stockholders is required to approve the proposal to adjourn the special meeting?

A:	Approval of this proposal requires the affirmative vote of a majority in voting power of the shares represented at the special meeting and entitled to vote.

Q:	What vote of Medicis’ stockholders is required to approve, on a non-binding advisory basis, the golden parachute compensation payable to our named executive officers in connection with the merger?

A:	Approval of this proposal requires the affirmative vote of a majority in voting power of the shares represented at the special meeting and entitled to vote.

Q:	Why am I being asked to cast a vote on a non-binding advisory proposal to approve the golden parachute compensation payable to our named executive officers in connection with the merger.

A:	In accordance with the rules promulgated by the SEC, under Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a vote on a non-binding advisory proposal to approve the golden parachute compensation payable to our named executive officers in connection with the merger.

Q:	What is the “golden parachute compensation”?

A:	The “golden parachute compensation” is certain compensation that is tied to or based on the completion of the merger and that is payable to our named executive officers. See “Advisory Vote Regarding Golden Parachute Compensation.”

Q:	What will happen if stockholders do not approve the “golden parachute compensation” at the special meeting?

A:	Approval of the “golden parachute compensation” proposal is not a condition to the completion of the merger. The vote with respect to the “golden parachute compensation” proposal is an advisory vote and will not be binding on us or Valeant. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the non-binding advisory vote, if the merger agreement is adopted by the stockholders and completed, our named executive officers will receive the “golden parachute compensation” to which they may be entitled.

Q:	How many votes am I entitled to cast for each share of common stock I own?

A:	For each share of our common stock that you owned on October 29, 2012, the record date for the special meeting, you are entitled to cast one vote on each matter to be voted upon at the special meeting.

Q:	How do I cast my vote?

A:	Before you vote, you should read this proxy statement in its entirety, including its annexes, and carefully consider how the merger affects you.

If you were a holder of record on October 29, 2012, you may vote in person at the special meeting, by submitting a proxy for the special meeting by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope, or by granting a proxy electronically via the Internet or by telephone by following the instructions on the enclosed proxy card. Internet and telephone proxy submissions are available 24 hours a day, and if you use one of these methods, you do not need to return a proxy card. You must have the enclosed proxy card available, and follow the instructions on such proxy card, in order to grant a proxy over the Internet or telephone.

If as a stockholder of record you sign, date and mail your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, and “FOR” the non-binding advisory proposal to approve the golden parachute compensation payable to our named executive officers in connection with the merger, provided that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement will be voted in favor of the proposal to adjourn the special meeting.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares in accordance with the voting instructions provided by your broker, bank or nominee. If you do not provide your broker, bank or nominee with instructions on how to vote your shares, it will not be permitted to vote your shares. This results in “broker non-votes.” Also, please note that if your shares are held in “street name” and you wish to vote at the special meeting in person, you must bring to the special meeting a legal proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting.

Q:	What will happen if I abstain from voting or fail to vote on the proposals or instruct my broker to vote on the proposals?

A:	If you indicate on your proxy that you abstain from voting on a proposal, it will have the same effect as a vote against the proposal to adopt the merger agreement, against the proposal to adjourn the special meeting, and against the non-binding advisory proposal to approve the golden parachute compensation payable to our named executive officers in connection with the merger.

If you fail to cast your vote, in person, by proxy or electronically via the Internet or by telephone, or fail to give voting instructions to your broker, bank or nominee, it will have the same effect as a vote against the proposal to adopt the merger agreement and it will have no effect on the proposal to adjourn the special meeting and the non-binding advisory proposal to approve the golden parachute compensation payable to our named executive officers in connection with the merger.

Q:	When should I submit my proxy?

A:	You should submit your proxy as soon as possible so that your shares will be voted at the special meeting.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you were a stockholder of record on October 29, 2012, you may revoke your proxy and change your vote at any time before your proxy is voted at the special meeting. You can do this in one of four ways:

•

delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked (written revocations may be sent to Medicis Pharmaceutical Corporation, Attn: Corporate Secretary, 7720 North Dobson Road, Scottsdale, Arizona 85256-2740);

•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet (your latest telephone or Internet proxy will govern); or

•	attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from your broker, bank or other nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. In order to ensure that all of your shares are voted at the special meeting, please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	Am I entitled to appraisal rights?

A:	Yes. As a holder of our common stock, you are entitled to exercise appraisal rights under Section 262 of the DGCL, a copy of which is attached to this proxy statement as Annex C, in connection with the merger, if you do not vote in favor of the proposal to adopt the merger agreement and otherwise meet certain conditions and satisfy certain procedures set forth in Section 262 of the DGCL and described in this proxy statement under the caption “The Merger — Appraisal Rights.”

Q:	Is the merger expected to be taxable to me?

A:	The exchange of shares of our common stock for cash pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder (as defined in “The Merger — Material U.S. Federal Income Tax Consequences”) whose shares of our common stock are converted into the right to receive cash in the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the holder’s adjusted tax basis in such shares. Gain or loss must be calculated separately for each block of our common stock (i.e., shares acquired at the same cost in a single transaction) exchanged for cash in the merger. Any such gain or loss will be a capital gain or loss if the holder holds the shares as capital assets, and will be a long-term capital gain or loss if the holding period for the shares of our common stock exceeds one year. The merger will generally not be a taxable transaction to non-U.S. holders (as defined in “The Merger — Material U.S. Federal Income Tax Consequences”) under U.S. federal income tax laws unless the non-U.S. holder has certain connections to the United States, but may be a taxable transaction under foreign tax laws. In addition, under certain circumstances, a portion of the merger consideration received may be subject to withholding under applicable tax laws. Any withheld amounts will be treated for all purposes as having been paid to the holder in respect of whose shares the withholding was made.

You should read “The Merger — Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor for a complete analysis of the effect of the merger on your federal, state, local and/or foreign taxes.

Q:	Should I send in my share certificates now?

A:

No. After the merger is completed, you will be sent a letter of transmittal with written instructions for exchanging your share certificates for the merger consideration. These instructions will tell you how and where to send in your certificates for your merger consideration. You will receive your cash payment after the paying agent receives your stock certificates and any other documents requested in the instructions.

Q:	What should I do if I have lost my share certificates?

A:	If you have lost your share certificates, please contact our transfer agent, Wells Fargo Bank, N.A. at 1-800-468-9716, to obtain replacement certificates.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and expect to complete the merger by the end of the first half of 2013. However, because there are certain conditions that must be met before completing the merger, we cannot be certain of the timing of the completion of the merger.

Q:	What happens if the merger is not completed?

A:	If our stockholders do not approve the proposal to adopt the merger agreement or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of our common stock in connection with the merger. Instead, we would remain an independent public company and shares of our common stock would continue to be listed and traded on the NYSE. Under specified circumstances, we may be required to pay Valeant a termination fee of $85.0 million and up to $7.5 million of Valeant’s reasonable and documented out-of-pocket transaction expenses as described in “The Merger Agreement — Expenses and Termination Fees.”

Q:	What happens if I sell my shares of Medicis common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your shares of our common stock after the record date, but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive $44.00 per share in cash, without interest, less any applicable withholding taxes, to be received by our stockholders in the merger. The merger consideration is payable only to those stockholders who hold their shares as of immediately prior to the closing of the merger.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, please contact our proxy solicitor, MacKenzie Partners, Inc., using the information below. If you would like additional copies, without charge, of this proxy statement or the enclosed proxy card, you should contact our proxy solicitor at:

Call Collect: (212) 929-5500

Toll Free: (800) 322-2885

Email to: proxy@mackenziepartners.com

Address: 105 Madison Avenue, New York, New York 10016

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements based on predictions, estimates, assumptions and other information, including, without limitation, statements relating to the possible or assumed future results of the operations of the Company, the expected completion and timing of this transaction and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Questions and Answers about the Merger and the Special Meeting,” “Summary,” “The Merger,” “The Merger — Opinion of Deutsche Bank Securities Inc.,” “The Merger — Regulatory Matters,” “The Merger — Certain Financial Forecasts” and in statements containing words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “goal,” “outlook,” “guidance,” “think,” “foreseeable future,” “will” and similar terms and phrases. These statements are based on current expectations and assumptions that are subject to risks and uncertainties, many of which are outside the Company’s control.

Although the Company believes the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be incorrect and actual results could differ materially from those anticipated as a result of various factors, including: (1) the Company may be unable to obtain stockholder approval as required for the transaction; (2) conditions to the closing of the transaction may not be satisfied; (3) the transaction may involve unexpected costs, liabilities or delays; (4) the business of the Company may suffer as a result of uncertainty surrounding the transaction; (5) the outcome of any legal proceedings related to the transaction; (6) the Company may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement; (8) risks that the transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction; (9) other risks to the consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period or at all and (10) any other factors and matters contained or incorporated in this document. If the transaction is consummated, our stockholders will cease to have any equity interest in the Company and will have no right to participate in its earnings and future growth, if any. Additional risk factors that may affect the future results of the Company are set forth in its filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof or thereof, as applicable.

MEDICIS PHARMACEUTICAL CORPORATION SPECIAL MEETING

General

Your proxy is solicited on behalf of the board of directors of Medicis Pharmaceutical Corporation, a Delaware corporation, which we refer to as “Medicis,” “the Company,” “we,” “us” or “our,” for use at our special meeting of stockholders to be held on Friday, December 7, 2012, at 9:00 a.m. local time, at the Scottsdale Resort and Conference Center, 7700 East McCormick Parkway, Scottsdale, Arizona 85258, or at any postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Special Meeting and any business properly brought before the special meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the special meeting.

Date, Time and Place of the Special Meeting

We will hold the special meeting at the Scottsdale Resort and Conference Center, 7700 East McCormick Parkway, Scottsdale, Arizona 85258, on Friday, December 7, 2012, at 9:00 a.m. local time.

Purpose of the Special Meeting

At the special meeting, we are asking holders of record of our common stock on October 29, 2012 to consider and vote on the following proposals:

1. To adopt the Agreement and Plan of Merger, dated as of September 2, 2012, by and among VPII, Valeant, Merger Sub and Medicis, as it may be amended from time to time. Pursuant to the terms of the merger agreement, Merger Sub will merge with and into Medicis with Medicis continuing as the surviving corporation and becoming a wholly-owned subsidiary of Valeant, and each outstanding share of Medicis common stock (other than shares held by VPII or its subsidiaries and shares as to which appraisal rights are properly perfected) will be converted into the right to receive $44.00 per share in cash, without interest, and less applicable withholding taxes;

2. To adjourn the special meeting, if necessary or appropriate, including to solicit additional votes in favor of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement at the time of the special meeting; and

3. To approve a non-binding advisory proposal to approve the golden parachute compensation payable to our named executive officers in connection with the merger.

Recommendation of Our Board of Directors

Our board of directors has unanimously determined that the merger is fair to, and in the best interests of, Medicis and its stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated thereby.

Our board of directors unanimously recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, and “FOR” the non-binding advisory proposal to approve the golden parachute compensation payable to our named executive officers in connection with the merger. See “The Merger — Recommendation of Our Board of Directors; Our Reasons for the Merger.”

Stockholders Entitled to Vote; Record Date and Quorum

You may vote at the special meeting if you were a record holder of shares of our common stock at the close of business on October 29, 2012, the record date for the determination of stockholders entitled to notice of and to vote at the special meeting. For each share of our common stock that you owned on the record date, you are entitled to cast one vote on each matter voted upon at the special meeting. As of October 29, 2012, there were 58,397,251 shares of our common stock outstanding and entitled to vote.

A quorum of stockholders is necessary to hold the special meeting. The required quorum for the transaction of business at the special meeting shall exist when the holders of a majority in voting power of the outstanding shares entitled to vote are represented at the meeting either in person or by proxy. Accordingly, a quorum for the special meeting will exist if at least 29,198,626 shares of our common stock are represented in person or by proxy at the special meeting. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to solicit additional proxies. Abstentions and broker non-votes, discussed below, count as shares present for establishing a quorum.

Vote Required

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on each proposal. Brokers, banks and other nominees who hold your shares as record holder on your behalf will not have discretionary authority to vote on any of the proposals. A “broker non-vote” occurs when a broker, bank or nominee holding shares for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting authority and has not received instructions from the beneficial owner of the shares.

The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Because the vote on the proposal to adopt the merger agreement is based on the total number of shares outstanding, rather than the number of actual votes present or cast, abstentions and broker non-votes will have the same effect as voting against the proposal to adopt the merger agreement.

The proposal to adjourn the special meeting will be approved if a majority in voting power of the shares of common stock represented in person or by proxy at the special meeting and entitled to vote on the subject matter vote in favor of the proposal. Broker non-votes will have no effect on the proposal to adjourn the special meeting although abstentions will have the same effect as a vote against the proposal.

The non-binding advisory proposal to approve the golden parachute compensation payable to our named executive officers in connection with the merger will be approved if a majority in voting power of shares of common stock represented in person or by proxy at the special meeting and entitled to vote on the subject matter vote in favor of the proposal. Broker non-votes will have no effect on the non-binding advisory proposal to approve the golden parachute compensation payable to our named executive officers in connection with the merger although abstentions will have the same effect as a vote against the proposal.

A list of our stockholders will be available for review for any purpose germane to the special meeting at 7720 North Dobson Road, Scottsdale, Arizona during regular business hours for a period of ten days before the special meeting and will also be available at the special meeting.

Shares Owned by Our Directors and Executive Officers

As of October 29, 2012, the record date for the determination of stockholders entitled to notice of and to vote at the special meeting, our directors and executive officers were entitled to vote approximately 2,222,342 shares of common stock, or approximately 3.8% of our total common stock outstanding on that date. These numbers do not give effect to outstanding stock options or stock appreciation rights, which are not entitled to vote at the special meeting, but do include restricted shares of our common stock which are entitled to vote at the special meeting. We currently expect that each of our directors and executive officers will vote their shares in favor of each of the proposals to be presented at the special meeting.

Voting; Proxies

You may vote in person or by proxy at the special meeting.

Voting in Person

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a legal proxy from the record holder of the shares (your broker, bank or nominee), authorizing you to vote at the special meeting.

Voting by Proxy

If you do not wish to attend the special meeting you may submit your proxy by completing, dating, signing and returning the enclosed proxy card or voting instruction form by mail or by granting a proxy by telephone or on the Internet. Instructions for how to grant your proxy by telephone or on the Internet are contained on the proxy card and voting instruction forms. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies from stockholders of record that do not contain voting instructions will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, and “FOR” the non-binding advisory proposal to approve the golden parachute compensation payable to our named executive officers in connection with the merger. If you do not provide voting instructions to your broker or other nominee, your shares of common stock held by such broker or other nominee will NOT be voted at the meeting and will be considered broker non-votes.

Shares of our common stock held by persons who attend the special meeting but abstain from voting in person or by proxy, and shares of our common stock for which we received proxies directing an abstention, will have the same effect as votes “AGAINST” the proposal to adopt the merger agreement, the proposal to adjourn the special meeting, and the non-binding advisory proposal to approve the golden parachute compensation payable to our named executive officers in connection with the merger. Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists, and those proxies will have the same effect as votes “AGAINST” the proposal to adopt the merger agreement but will have no effect on the proposal to adjourn the special meeting or the non-binding advisory proposal to approve the golden parachute compensation payable to our named executive officers in connection with the merger.

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of, among other things, soliciting additional votes. An adjournment may occur under any of the methods described below.

•

Our bylaws provide that if a quorum is not present at the special meeting, then the meeting may be adjourned from time to time by the holders of a majority in voting power of the shares entitled to vote and represented at a meeting. Any signed proxies received by us for which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances.

•

We may also adjourn the special meeting, if necessary or appropriate, including to solicit additional votes in favor of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement at the time of the special meeting. Such an adjournment would require the vote of the holders of a majority in voting power of the shares entitled to vote and represented at a meeting, in favor of the proposal.

Revocation of Proxies

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the special meeting by taking any of the following actions:

•	delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	delivering a new proxy relating to the same shares and bearing a later date than the original proxy; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of Medicis proxies should be addressed to:

Medicis Pharmaceutical Corporation

7720 North Dobson Road

Scottsdale, Arizona 85256-2740

Attention: Corporate Secretary

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See above regarding how to vote in person if your shares are held in street name.

Solicitation of Proxies

Our board of directors is soliciting proxies for the special meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of the proxy materials by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies and provide related advice and informational support for a services fee, which is not expected to exceed $30,000, and the reimbursement of customary expenses. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, facsimile or special delivery letter.

Appraisal Rights

As more fully described below in the section entitled “The Merger — Appraisal Rights,” under applicable Delaware law, stockholders who do not wish to accept the consideration payable for their shares of common stock pursuant to the merger may seek judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. Generally, in order to properly demand appraisal, a stockholder must:

•	deliver to us a written demand for appraisal, in compliance with Section 262 of the DGCL, before the vote on the proposal to adopt the merger agreement at the special meeting;

•	not vote in favor of the proposal to adopt the merger agreement;

•	hold of record shares of our common stock on the date the written demand for appraisal is made and continue to hold the shares of record through the effective date of the merger; and

•

strictly follow the statutory procedures for perfecting appraisal rights under Section 262 of the DGCL, which are described in the section entitled “The Merger — Appraisal Rights,” and included as Annex C to this proxy statement.

Merely voting against, or failing to vote in favor of, the proposal to adopt the merger agreement will not preserve your right to appraisal under the DGCL. Also, because a submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the proposal to adopt the merger agreement, the submission of a proxy not marked “AGAINST” or “ABSTAIN” will result in the waiver of appraisal rights. If you hold shares in the name of a broker, bank or other nominee, you must instruct your nominee to take the steps necessary to enable you to demand appraisal for your shares.

Annex C to this proxy statement contains the full text of Section 262 of the DGCL, which relates to your right of appraisal. We encourage you to read these provisions carefully and in their entirety. If you or your nominee fails to follow all of the steps required by Section 262 of the DGCL, you will lose your right of appraisal.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact our proxy solicitor at:

Call Collect: (212) 929-5500

Toll Free: (800) 322-2885

Email to: proxy@mackenziepartners.com

Address: 105 Madison Avenue, New York, New York 10016

PROPOSAL 1

ADOPTION OF THE MERGER AGREEMENT

THE MERGER

This discussion of the merger does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Introduction

We are asking our stockholders to approve the proposal to adopt the Agreement and Plan of Merger, dated as of September 2, 2012, by and among Valeant Pharmaceuticals International, Inc., which we refer to as VPII, Valeant Pharmaceuticals International, a wholly-owned subsidiary of VPII, which we refer to as Valeant, Merlin Merger Sub, Inc., a wholly-owned subsidiary of Valeant, which we refer to as Merger Sub, and Medicis Pharmaceutical Corporation, which we refer to as Medicis, the Company, we, us or our, as it may be amended from time to time. If we complete the merger, we will become a wholly-owned subsidiary of Valeant, and each outstanding share of Medicis Class A common stock, $0.014 par value, which we refer to as our common stock, (other than shares held by VPII or its subsidiaries and shares as to which appraisal rights are properly perfected) will be converted into the right to receive $44.00 per share of our common stock in cash, without interest and less any applicable withholding taxes.

The Companies

Medicis Pharmaceutical Corporation

7720 North Dobson Road

Scottsdale, Arizona 85256

(602) 808-8800

Medicis, a Delaware corporation, is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological and aesthetic conditions. Medicis is dedicated to helping patients attain a healthy and youthful appearance and self-image. Medicis has leading branded prescription products in a number of therapeutic and aesthetic categories. Medicis products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. Medicis’ common stock is listed on the New York Stock Exchange, which we refer to as the NYSE, under the ticker symbol “MRX.”

For additional information about Medicis and our business, see “Where You Can Find More Information” on page 99.

Valeant Pharmaceuticals International, Inc.

4787 Levy Street

Montreal, Quebec, H4R 2P9

Canada

(514) 744-6792

VPII, a Canadian corporation, is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, neurology and branded generics. In 2010, Biovail Corporation completed the acquisition of Valeant Pharmaceuticals International, and following the acquisition, Biovail Corporation was renamed Valeant Pharmaceuticals International, Inc.

Valeant Pharmaceuticals International

700 Route 202/206 North

Bridgewater, New Jersey 08807

(866) 246-8245

Valeant, a Delaware corporation, is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, neurology and branded generics. Valeant is a wholly-owned subsidiary of VPII.

Merlin Merger Sub, Inc.

700 Route 202/206 North

Bridgewater, New Jersey 08807

(866) 246-8245

Merger Sub, a Delaware corporation and a wholly-owned subsidiary of Valeant, was organized solely for the purpose of entering into the merger agreement with Medicis and completing the merger and has not conducted any business operations other than those incident to its formation and the transactions contemplated by the merger agreement. If the merger is completed, Merger Sub will cease to exist following its merger with and into Medicis.

Background of the Merger

Medicis’ management and board of directors, which we refer to as the board, review Medicis’ long-term strategic plan on a regular basis with the goal of maximizing stockholder value. As part of this review, the board and management of Medicis have periodically evaluated potential strategic alternatives relating to Medicis’ businesses and engaged in discussions with third parties concerning potential strategic transactions, including a sale of Medicis.

In early June 2011, and without prior solicitation from Medicis or its advisors, J. Michael Pearson, Chairman and Chief Executive Officer of VPII, contacted Jonah Shacknai, Chairman and Chief Executive Officer of Medicis, regarding VPII’s potential interest in an acquisition of Medicis. Mr. Pearson indicated that VPII was potentially interested in acquiring all of the outstanding shares of common stock of Medicis at a purchase price of up to $48 per share, subject to due diligence review and other conditions, and requested further meetings with Medicis management.

The board held a telephonic meeting on June 19, 2011 to discuss a potential acquisition of Medicis by VPII and consider VPII’s request to meet with Medicis’ management. During the June 19, 2011 meeting, representatives of Latham & Watkins LLP, or Latham & Watkins, counsel to Medicis, and Weil, Gotshal & Manges LLP, or Weil, counsel to Medicis, reviewed with the board its fiduciary duties with respect to a potential strategic transaction. Representatives of Deutsche Bank, which had served as financial advisor to Medicis on certain prior matters and had a familiarity with Medicis and its business, discussed certain preliminary financial information relating to VPII’s proposal with the board. The board authorized management to continue discussions with VPII regarding the potential transaction and authorized management to make available to VPII certain limited due diligence materials regarding Medicis upon the signing of a non-disclosure agreement containing customary confidentiality, standstill and non-solicitation provisions. The board directed management to report back with any material developments with respect to VPII’s proposal and stressed the importance of management continuing to execute Medicis’ business plan and strategic initiatives in the normal course notwithstanding discussions with VPII. The board also authorized management to formally engage Deutsche Bank as Medicis’ financial advisor in connection with the board’s consideration of a potential sale of Medicis, and to negotiate the terms of engagement on reasonable terms consistent with current market practice. However, Medicis did not enter into an engagement letter with Deutsche Bank prior to the termination of its discussions with VPII in early August 2011, as described below.

Following the June 19, 2011 board meeting, members of senior management of Medicis and VPII engaged in discussions on several occasions regarding a potential transaction.

On July 14, 2011, VPII executed a non-disclosure agreement with Medicis that included restrictions on VPII’s ability to contact potential financing sources and customary standstill and non-solicitation provisions. On July 18, 2011, VPII delivered to Deutsche Bank a preliminary diligence list requesting certain specified information regarding Medicis’ business and products. Representatives of Latham & Watkins, with the assistance of management of Medicis, established a virtual data room, which we refer to as the data room, that was populated with a limited amount of non-public information regarding Medicis in response to VPII’s specific diligence requests, with certain information being withheld or redacted to protect sensitive business and proprietary information. Medicis granted VPII and its advisors access to the data room during the second half of July 2011 and VPII conducted preliminary due diligence of certain aspects of Medicis throughout the remainder of July and into early August 2011.

Members of senior management of Medicis and VPII continued to engage in various discussions regarding a potential acquisition of Medicis by VPII into August 2011, including presentations delivered by Medicis senior management regarding Medicis’ business. Medicis and its advisors also participated in a series of internal conference calls and meetings to discuss details of a possible transaction, updated financial information relating to VPII’s proposal, management forecasts, and other considerations regarding the strategic process.

An in-person meeting was scheduled for August 5, 2011, between Messrs. Pearson and Shacknai and one member of each of the companies’ boards of directors. During the week preceding this meeting, the closing price of shares of common stock of both Medicis and VPII experienced a decline. The closing price per share of common stock of Medicis dropped from a price of $37.18 on July 29, 2011 to $35.35 on August 2, 2011 and $32.11 on August 4, 2011. The closing price per share of VPII’s common shares on August 3, 2011 was $52.26, and following its earnings announcement on August 4, 2011, the price declined to $40.85.

On August 5, 2011, Messrs. Pearson and Shacknai met in New York City. Also in attendance in person were Jason D. Hanson, Executive Vice President, Chief Operating Officer of Medicis, Spencer Davidson, Medicis’ lead independent director, and G. Mason Morfit, a member of VPII’s board of directors. There, Mr. Pearson told Messrs. Shacknai, Hanson and Davidson that, following its preliminary due diligence efforts, VPII was no longer prepared to propose a transaction at $48 per share, but was prepared to continue to discuss a potential acquisition of Medicis at a purchase price of $43 per share plus a contingent value right, or CVR, based on certain to-be-developed commercial achievement thresholds. Mr. Pearson also indicated that it was possible that VPII could be in a position to revise its indication of interest to offer $45 per share in cash upfront with no CVR. The indication of interest was subject to further diligence and negotiation of definitive documentation.

On August 7, 2011, the board held a telephonic meeting with representatives of Medicis management, Latham & Watkins, Weil and Deutsche Bank in attendance for portions of the meeting. The board received updates from management regarding the potential transaction with VPII, including VPII’s verbal indication that had been communicated to Messrs. Shacknai, Hanson and Davidson at the meeting two days earlier. Representatives of Latham & Watkins and Weil again reviewed with the board its fiduciary duties in connection with its consideration of the proposed transaction with VPII. The closing price of Medicis’ common stock on August 5, 2011, the last trading day prior to the board meeting, was $32.09. Following discussion and deliberation and taking into account the decrease in VPII’s verbal indication of interest as compared to the levels initially indicated and considering other factors, including the recent decline in VPII’s common stock price, the board instructed management to terminate further discussions regarding the potential transaction with VPII because of uncertainty regarding VPII’s willingness to execute a transaction at a sufficiently attractive purchase price. The board also discussed and approved a stock repurchase plan, which we refer to as the stock buyback plan, pursuant to which Medicis would be authorized to repurchase up to $200 million of its common stock.

On August 8, 2011, Medicis closed the data room to VPII.

After the close of the markets on August 8, 2011, Medicis issued a press release announcing the board’s approval of the stock buyback plan described above and Medicis’ financial results for the second fiscal quarter of

2011. The press release reported that Medicis’ revenues and diluted earnings per share increased from the previous fiscal quarter and were in line with Medicis’ previously published guidance. In addition, Medicis disclosed that the guidance incorporated Medicis’ decision to stop shipment of SOLODYN in its “legacy strengths” (45 mg, 90 mg, and 135 mg) to wholesalers associated with the anticipated November 2011 launch of generic versions of SOLODYN in the legacy strengths. As a result, Medicis lowered its earnings guidance for the third quarter of 2011 and the low end of the range of guidance for the fourth quarter of 2011 to account for the expected decrease in sales and profitability of SOLODYN. Later in the day on August 8, 2011, a report from an anonymous source appeared in the press claiming that VPII had approached Medicis regarding a potential acquisition. Following the announcement of earnings and the stock buyback plan, the closing price of Medicis’ common stock increased from $33.63 at the close of the markets on August 8, 2011 to $37.34 at the close of the markets on August 9, 2011.

In early September 2011, representatives of a private equity firm, which we refer to as Financial Sponsor A, contacted members of Medicis’ senior management, including Mr. Shacknai, on an unsolicited basis to discuss the possibility of a potential collaboration or joint venture between Medicis and Financial Sponsor A. Financial Sponsor A had previously contacted members of Medicis’ senior management, including Mr. Shacknai, on an unsolicited basis, in the Spring of 2011 to discuss such a potential collaboration or joint investment opportunity, with discussions between the parties continuing from time to time thereafter. During the preliminary discussions in September 2011, Financial Sponsor A for the first time verbally expressed an interest in potentially acquiring Medicis through a leveraged buyout transaction at a price between $45 and $50 per share, subject to due diligence and other conditions. In the days that followed, Mr. Shacknai spoke by telephone with each of the members of the board regarding the indication of interest received from Financial Sponsor A and advised the members of the board that he believed Financial Sponsor A was interested in pursuing a possible acquisition transaction. The members of the board requested that management and Medicis’ advisors negotiate a non-disclosure agreement with Financial Sponsor A and commence discussions regarding a potential acquisition of Medicis. On September 15, 2011, Medicis entered into a non-disclosure agreement with Financial Sponsor A that included customary standstill and non-solicitation provisions, along with restrictions on Financial Sponsor A’s ability to contact financing sources. On September 29, 2011, representatives of Financial Sponsor A delivered a preliminary diligence list requesting certain financial and product information relating to Medicis. On October 3, 2011, Financial Sponsor A and its advisors were granted access to a separate data room tailored to Financial Sponsor A’s diligence requests. Representatives of Latham & Watkins worked with Medicis management to populate the data room with additional documents responsive to Financial Sponsor A’s diligence requests on a rolling basis. In the weeks following October 3, 2011, Financial Sponsor A conducted its preliminary due diligence review of Medicis, including a review of information in the data room and discussions with management regarding Medicis’ business, including presentations delivered by Medicis senior management regarding Medicis’ business.

At a regular meeting of the board held on October 6, 2011 in New York City, the board discussed, among other matters, Medicis’ interest in participating in the upcoming bankruptcy auction for substantially all of the U.S. and Canadian pharmaceutical assets of Graceway Pharmaceuticals, LLC, or Graceway, which such participation had been previously discussed and authorized at a meeting of the board held on August 25, 2011. Following discussion, the board authorized management to continue to participate in such bankruptcy auction. In addition, management provided an update to the board regarding the ongoing discussions with Financial Sponsor A. Following discussion, the board authorized management to continue to engage in discussions with Financial Sponsor A and reminded management to refrain from any discussions regarding the employment of members of management following the closing of a transaction or their participation in the equity ownership of any post-transaction entity. During October and November 2011, members of Medicis’ management continued to have periodic discussions with Financial Sponsor A regarding a potential acquisition of Medicis.

After the close of the markets on November 8, 2011, Medicis issued a press release announcing its financial results for the third fiscal quarter of 2011. In the November 8, 2011 earnings release, Medicis reported that revenues and diluted earnings per share had both decreased as compared to the preceding fiscal quarter, but were still within the range of guidance issued by Medicis in its August 8, 2011 earnings release. Medicis adjusted its public earnings guidance for the fourth fiscal quarter of 2011 to decrease the high end of the range of revenues from $207 million to $200 million, and the high end of the range of earnings per share from $0.75 to $0.69. Medicis also announced that it was actively engaged in a multi-year contracting strategy in an effort to reduce its exposure to managed care restrictions for SOLODYN and Medicis’ other therapeutic products, which strategy would include, among other things, negotiating new, multi-year contracts to begin in 2012 with targeted managed care organizations and pharmacy benefits managers, which, in aggregate, accounted for approximately 40% of the insurable lives for Medicis’ therapeutic products. Medicis noted that the guidance offered did not account for changes in levels of managed care rebates and the associated impacts on Medicis’ products. Medicis’ common stock price closed at $37.80 on November 8, 2011 and at $36.26 on November 9, 2011, and declined during the following two weeks, closing at $32.67 on November 17, 2011, and $29.93 on November 25, 2011.

Prior to the open of the markets on November 18, 2011, Medicis issued a press release announcing its successful bid to acquire the Graceway assets and its entry into an asset purchase agreement with Graceway and certain of Graceway’s subsidiaries, pursuant to which Medicis would acquire substantially all of the assets of the sellers for an aggregate purchase price of approximately $455 million and would agree to assume certain limited post-closing liabilities, but would not assume any of Graceway’s debt, which the board had approved at a special meeting held on November 17, 2011. The closing price of Medicis’ common stock on November 18, 2011 was $31.84, down from the November 17, 2011 closing price of $32.67.

At a special meeting of the board held on November 20, 2011, the board received an update from management regarding discussions of a potential transaction with Financial Sponsor A. Representatives of Latham & Watkins and Weil again reviewed with the board its fiduciary duties in connection with consideration of a possible transaction. Following discussion and deliberation, the board authorized management to continue discussions regarding the potential transaction with Financial Sponsor A and to provide additional confidential due diligence materials that had been requested by Financial Sponsor A. During the following weeks, Financial Sponsor A continued its due diligence review of Medicis and participated in in-person due diligence meetings with certain senior members of Medicis management to discuss Medicis’ finance, accounting and business operations.

At a special telephonic meeting of the board held on December 11, 2011, Medicis’ management provided an update to the board regarding its ongoing discussions with Financial Sponsor A. Representatives of Latham & Watkins and Weil again reviewed with the board its fiduciary duties in connection with the transaction. The board then revisited the topic of formal engagement of Deutsche Bank as financial advisor in connection with a potential transaction given that negotiation of an engagement letter with Deutsche Bank had been suspended at the time of the termination of discussions with VPII in August 2011. In addition, the board and management discussed the engagement of Roberts Mitani, LLC, or Roberts Mitani, as an additional advisor in connection with a potential strategic transaction because of a long-standing relationship between a member of Roberts Mitani and Medicis, as well as that member’s relationships in the specialty pharmaceutical industry. Following discussion, the board authorized management to formally engage Deutsche Bank and Roberts Mitani as Medicis’ financial advisors and to negotiate engagement letters with Deutsche Bank and Roberts Mitani on reasonable terms consistent with current market practice in connection with the board’s consideration of strategic alternatives available to Medicis, including a potential sale of Medicis. On December 22, 2011, Medicis entered into an engagement letter with Deutsche Bank pursuant to which Deutsche Bank would provide advisory and investment banking services with respect to a possible transaction, including a potential sale of Medicis. On February 16, 2012, Medicis entered into a formal engagement letter with Roberts Mitani pursuant to which Roberts Mitani would provide additional advisory services with respect to a possible transaction, including a potential sale of Medicis.

On December 16, 2011, Financial Sponsor A submitted a preliminary non-binding offer to acquire 100% of the shares of Medicis for $43 in cash and a CVR, with the CVR to become payable only upon achievement of a number of thresholds based upon the performance of Financial Sponsor A’s investment in Medicis. Financial Sponsor A indicated a tentative four-week timeline for completion of due diligence and arrangement of debt financing commitments.

At a special telephonic meeting of the board held on December 23, 2011, Medicis’ management provided a further update to the board regarding its ongoing discussions with Financial Sponsor A and summarized the preliminary non-binding offer submitted by Financial Sponsor A. Representatives of Deutsche Bank reviewed with the board certain financial information relating to the preliminary non-binding offer received from Financial Sponsor A. Taking into account the board’s assessment of management forecasts, including probabilities associated with achievement of revenues related to pipeline products, discounting the future value of potential CVR payments and additional financial information reviewed by Deutsche Bank, the board determined that the CVR, as proposed, represented only highly speculative consideration to Medicis’ stockholders. The board authorized management to continue to engage in discussions related to the potential transaction with Financial Sponsor A, with the goal of improving the terms of the preliminary non-binding offer and increasing the potential value of the CVR to stockholders. Also at the December 23, 2011 meeting, management presented to the board an update on its progress with respect to Medicis’ previously announced strategy to reduce its exposure to managed care restrictions for SOLODYN and Medicis’ other therapeutic products.

Following the December 23, 2011 board meeting, Medicis and its advisors engaged in a number of discussions with Financial Sponsor A with the objective of improving the cash and CVR consideration proposed by Financial Sponsor A. Medicis and its advisors suggested that Financial Sponsor A propose a CVR structure that included certain lower revenue thresholds and that were several, such that achievement of one or more, but not all, of such thresholds would result in cash consideration payable to Medicis stockholders. Financial Sponsor A delivered additional written preliminary non-binding offers on December 30, 2011, January 6, 2012, and January 12, 2012, each with the same upfront cash consideration per share but with various changes to the proposed CVR terms. Throughout these discussions, Financial Sponsor A also indicated an inability to increase the upfront cash consideration per share offered to Medicis stockholders, in part because uncertainty in the debt financing market at that time would have made securing debt financing more difficult and costly.

On January 15, 2012, the board held a special telephonic meeting to receive updates from Medicis’ management and Deutsche Bank regarding their discussions with Financial Sponsor A. At the January 15, 2012 meeting, Mr. Shacknai and representatives from Deutsche Bank provided a summary of events since the December 23, 2011 board meeting, and Deutsche Bank discussed with the board certain financial information regarding the various preliminary non-binding offers received to date from Financial Sponsor A. Representatives of Deutsche Bank explained that the various changes to the terms of the CVR proposed by Financial Sponsor A continued to impose a binary aggregate revenue requirement that was unlikely to be achieved based on management estimates. The board authorized management to continue to engage in discussions with Financial Sponsor A, with the goal of improving the terms of Financial Sponsor A’s preliminary non-binding offer and increasing the potential value to stockholders of the CVR, and requested that management update the board with respect to any material developments in such discussions with Financial Sponsor A. In addition, at the January 15, 2012 meeting, representatives of Deutsche Bank reviewed with the board a list of potential financial sponsors and strategic buyers. Following discussion regarding, among other things, competitive sensitivity to providing due diligence information to potential strategic buyers and financial sponsors associated with competitors, the board requested that Deutsche Bank and management contact two additional potential financial sponsors, which we refer to as Financial Sponsor B and Financial Sponsor C, to gauge their interest in a potential acquisition of Medicis.

Following the January 15, 2012 board meeting, and while discussions were ongoing with Financial Sponsor A, Deutsche Bank contacted Financial Sponsor B and Mr. Shacknai contacted Financial Sponsor C, which sponsors were considered, taking into account the factors discussed by the board, to most likely be interested in, and capable of executing, a potential acquisition of Medicis. In response to such inquiries, each of Financial Sponsor B and Financial Sponsor C separately indicated that it might be interested in a potential acquisition of Medicis and Financial Sponsor B indicated a potential price in the mid- to high-$40s per share. Financial Sponsor C indicated that the acquisition might be challenging due to the size of the investment, and that it would likely be interested in exploring a partnership with another financial sponsor to submit a joint proposal, which it was advised it could not do at that time.

On January 18, 2012 and January 19, 2012, Medicis entered into non-disclosure agreements with Financial Sponsor B and Financial Sponsor C, respectively, each containing customary standstill and non-solicitation provisions similar to those agreed to by Financial Sponsor A. Financial Sponsors B and C and their respective advisors were granted access to separate data rooms on January 19, 2012, and representatives of Latham & Watkins, Deutsche Bank and management of Medicis populated each data room with documents responsive to various diligence requests from the respective financial sponsors during the remainder of January 2012. In late January 2012, Financial Sponsor B verbally indicated to Deutsche Bank that it would potentially be interested in an acquisition of Medicis at a purchase price in the range of $44 to $46 per share, subject to further due diligence and other conditions such as negotiation of definitive documentation and securing of financing commitments. At a special telephonic meeting of the board held on February 2, 2012, Medicis’ management provided an update to the board regarding discussions and negotiations with Financial Sponsors A, B and C concerning a potential acquisition of Medicis and their respective due diligence efforts to date. Mr. Shacknai and Medicis’ legal and financial advisors provided a summary of events since the January 15, 2012 board meeting, and following full discussion, the board authorized management to continue to explore a potential transaction with each of the financial sponsors and to report back to the board with material developments.

During the weeks following the February 2, 2012 board meeting, Financial Sponsor A, Financial Sponsor B and Financial Sponsor C continued to engage in due diligence review of Medicis and due diligence discussions with Medicis senior management. During this time period, Financial Sponsor C indicated that it was not able to proceed with the transaction due to the size of the transaction but noted that if it were to proceed, it would likely be at a maximum price of $44 to $45 per share and Financial Sponsor A indicated to Deutsche Bank that it wanted to partner with another financial sponsor, that doing so would potentially enable it to increase the price it would be able to pay, and suggested that it thought Financial Sponsor C would be an appropriate partner for such purposes. Following a discussion with representatives of Deutsche Bank regarding Financial Sponsor A’s request and the fact that Financial Sponsor C had previously expressed interest in partnering with another financial sponsor and subsequently dropped from the process, Medicis granted permission to Financial Sponsors A and C to engage in discussions with each other regarding a potential joint offer to acquire Medicis and to exchange information regarding Medicis, subject to the terms of their respective non-disclosure agreements with Medicis. At a regular meeting of the board held on February 23, 2012, among other topics of discussion and corporate actions taken in the ordinary course, the board received an update from management regarding strategic alternatives available to Medicis, including the ongoing discussions with the financial sponsors, and the board authorized management to continue discussions and negotiations with the financial sponsors regarding a potential transaction.

Following the board meeting on February 23, 2012, Financial Sponsor B informed Deutsche Bank that Financial Sponsor B would be removing itself from further discussions and would not be able to make an offer to acquire Medicis within the range of $44 to $46 per share it had previously indicated. Access to its data room was closed for Financial Sponsor B on February 24, 2012. Thereafter, following their due diligence on Medicis, Financial Sponsors A and C also indicated that they would be removing themselves from further discussions regarding a potential acquisition of Medicis, citing concerns regarding the managed care environment, Medicis’ business and the industry generally, and an inability to make an offer to acquire Medicis within the range of $45 to $50 per share initially indicated by Financial Sponsor A or to deliver a significant premium to Medicis stockholders given the current trading price of Medicis’ common stock, which closed at a price of $33.81 on both February 24 and February 27, 2012, and increased to a closing price of $35.72 on February 28, 2012. Access to the respective data rooms for Financial Sponsors A and C was closed on March 8, 2012.

After the close of the markets on February 27, 2012, Medicis issued a press release announcing financial results for the fourth fiscal quarter of 2011 and fiscal year end 2011. Medicis’ reported revenues and diluted earnings per share for both periods were in line with its published guidance. In the February 27, 2012 earnings release, Medicis also issued public guidance for 2012, indicating that it expected revenues to increase quarter-to-quarter in 2012, in general, and for fiscal year 2012 revenues to be higher than for fiscal year 2011. Medicis offered mixed guidance regarding its diluted earnings per share, indicating that it expected diluted earnings per share to be lower for the first half of 2012 than the diluted earnings per share achieved in the first half of 2011, but expected diluted earnings per share in the second half of 2012 to compare favorably to the actual diluted earnings per share achieved in the second half of 2011, such that the overall guidance for fiscal year 2012 diluted earnings per share was expected to exceed the actual results from fiscal year 2011. Medicis’ common stock price closed at $33.81 on February 27, 2012 and at $35.72 on February 28, 2012, and increased over the following weeks, closing at $37.59 on March 30, 2012.

In late February 2012, representatives of VPII contacted Deutsche Bank by telephone and indicated that they remained interested in a potential acquisition of Medicis and anticipated being able to propose a per share purchase price consistent with their August 2011 indication of interest, subject to further diligence and other conditions. A representative of Deutsche Bank notified Mr. Shacknai of the call received from VPII, and thereafter Mr. Shacknai spoke by telephone with each of the members of the board with respect to the possibility of a renewed indication of interest from VPII, and the members of the board gave their approval to provide access to VPII to additional due diligence materials, subject to appropriate withholding and redactions to protect sensitive business and proprietary information, and to further discussions with VPII regarding a potential acquisition transaction. On February 27, 2012, Medicis entered into an amendment to the non-disclosure agreement with VPII to extend the period of the standstill provision. On March 7, 2012, VPII sent a written supplemental diligence request list to Medicis, and representatives of Deutsche Bank, Latham & Watkins and Medicis management worked to populate the VPII data room with additional documents responsive to such requests, withholding or redacting certain information to protect sensitive business and proprietary information. VPII’s access to the data room was reinstated on March 10, 2012. Following a brief additional diligence review, VPII indicated that it would not be making an offer to acquire Medicis, citing a different outlook with respect to Medicis’ products than that held by Medicis management and the fact that VPII would not be able to offer a per share purchase price consistent with what VPII had proposed in August 2011. VPII’s access to the data room was again closed on March 15, 2012.

After the close of the markets on May 8, 2012, Medicis issued a press release announcing financial results for the first fiscal quarter of 2012. Medicis reported revenues and diluted earnings per share that exceeded Medicis’ previously published guidance. In the press release, Medicis revised down its public earnings guidance for the second fiscal quarter of 2012, from a range of $197 million to $208 million to a range of $185 million to $195 million. However, on account of first fiscal quarter results that exceeded previous guidance, Medicis revised its overall published earnings guidance upwards for the full fiscal year 2012, replacing the prior range of $817 million to $861 million in revenue with an updated expected range of $830 million to $862 million in revenue. On May 8, 2012, Medicis’ common stock price closed at $37.51, down from a closing price of $37.66 on May 7, 2012.

On May 12, 2012, Medicis issued a press release announcing an offering of $500 million in aggregate principal amount of convertible senior notes due 2017, which we refer to as the Convertible Notes Offering. The board authorized the transaction in order to replenish Medicis’ cash position following the purchase of the Graceway assets and Medicis’ stock buyback plan, and intended the proceeds to be used for general corporate purposes, including potential future transactions. In connection with the Convertible Notes Offering, Medicis entered into privately negotiated convertible note hedge transactions, which we refer to as the DB Note Hedge Transactions, and privately negotiated warrant transactions, which we refer to as the DB Warrant Transactions, with Deutsche Bank AG, London Branch, which we refer to as the DB Option Counterparty, an affiliate of Deutsche Bank, on May 10 and May 12, 2012.

In early May 2012, and as it had done from time to time during the past several years in consultation with members of the board, Medicis’ management requested a representative from Roberts Mitani to contact the chief executive officer of a publicly traded corporation in the pharmaceutical industry, which we refer to as Strategic Party A, to express Medicis’ interest in potentially acquiring certain dermatological products and assets of Strategic Party A. During the telephone conversation, and unsolicited by the representative of Roberts Mitani, the chief executive officer of Strategic Party A expressed for the first time an interest in potentially acquiring Medicis, but did not give any indication as to a potential purchase price. The representative from Roberts Mitani informed certain members of Medicis management, including Mr. Shacknai, of the conversation with the chief executive officer of Strategic Party A. After having been advised by the representative of Roberts Mitani that Strategic Party A might be interested in a potential acquisition of Medicis, Mr. Shacknai separately contacted each of the members of the board to relay the discussions between Roberts Mitani and the chief executive officer of Strategic Party A, and the board members authorized senior management to contact the chief executive officer of Strategic Party A regarding a potential transaction, and, following entry into a non-disclosure agreement with Strategic Party A, to begin preliminary discussions with Strategic Party A regarding a potential acquisition of Medicis and to provide certain due diligence materials to facilitate the delivery of an acquisition proposal from Strategic Party A.

On May 21, 2012, Medicis entered into a non-disclosure agreement with Strategic Party A that included certain customary standstill and non-solicitation provisions and restrictions on contacts with potential financing sources substantially similar to the provisions contained in the VPII non-disclosure agreement. Over the following weeks, exploratory discussions regarding a potential acquisition of Medicis ensued between senior management of Medicis and senior management of Strategic Party A, including an in-person meeting between the senior management teams of both companies at a hotel in Scottsdale, Arizona on May 23, 2012. Throughout the second half of May 2012, Mr. Shacknai provided periodic updates to members of the board regarding the ongoing discussions with Strategic Party A.

On May 31, 2012, the board held its regular quarterly meeting at which, among other topics of discussion and corporate action, the board received an update from management regarding discussions with Strategic Party A, and authorized Medicis management and Medicis’ advisors to continue such discussions. In addition, the board discussed that, as a result of the contractual provisions of the DB Note Hedge Transactions, the possibility existed that the DB Option Counterparty could recognize a contractual benefit under the terms of the DB Note Hedge Transactions in connection with a merger or other change of control transaction involving Medicis and, in light of the fact that Deutsche Bank would be acting as financial advisor to Medicis in connection with a potential transaction with Strategic Party A, directed management of Medicis to negotiate a settlement with the DB Option Counterparty that would substantially reduce, and potentially eliminate, any anticipated benefit to the DB Option Counterparty.

On June 1, 2012, Strategic Party A communicated a verbal expression of interest to a representative of Roberts Mitani to acquire Medicis at a purchase price in the range of $43 to $45 per share, subject to further due diligence and other customary conditions. Following discussions with Medicis’ senior management, a representative of Roberts Mitani encouraged Strategic Party A to present a revised verbal expression of interest at a higher per share purchase price. Discussions with Strategic Party A and Strategic Party A’s due diligence with respect to Medicis continued over the following days, and on June 4, 2012, Strategic Party A communicated a revised verbal expression of interest to acquire Medicis at a purchase price in the range of $45 to $50 per share, subject to further diligence and other conditions.

In early June, at the direction of the board, management of Medicis and its legal advisors began to engage in discussions with Deutsche Bank regarding settlement arrangements to be entered into between Medicis and the DB Option Counterparty in connection with the DB Note Hedge Transactions and the DB Warrant Transactions entered into during the time of Medicis’ Convertible Notes Offering. Discussions continued between the parties regarding such settlement of the DB Note Hedge Transactions and the DB Warrant Transactions over the following weeks.

On June 6, 2012, the board held a special telephonic meeting including Medicis’ management and legal and financial advisors. At the meeting, management provided an update to the board regarding the continuing due diligence investigation being conducted by Strategic Party A on Medicis and Strategic Party A’s verbal expression of interest on June 4, 2012 in acquiring Medicis at a purchase price in the range of $45 to $50 per share. Representatives of Latham & Watkins reviewed with the board its fiduciary duties with respect to a potential transaction with Strategic Party A. Following discussion, the board authorized management and its advisors to continue discussions and negotiations with Strategic Party A. In addition, the board discussed the DB Note Hedge Transactions and the DB Warrant Transactions, and following such discussion, authorized management to enter into a settlement agreement.

On June 7, 2012, Strategic Party A was granted access to a data room and management of Medicis and Latham & Watkins populated the data room on a rolling basis with specific information in response to further diligence requests received from Strategic Party A and its legal counsel over the following weeks, withholding or redacting certain information to protect sensitive business and proprietary information.

On June 11 and June 12, 2012, additional in-person meetings were held between members of the respective senior management teams of Medicis and Strategic Party A at a hotel in Scottsdale, Arizona.

On June 13, 2012, the chief executive officer of Strategic Party A delivered a letter to Mr. Shacknai indicating that, based on due diligence review to date and review of publicly available information, Strategic Party A would be prepared to acquire 100% of Medicis’ outstanding common stock for a purchase price of between $46 and $48 per share in cash, which represented a premium of approximately 33% and 39% over the closing price of Medicis’ common stock on June 12, 2012 of $34.46 per share, subject to confirmation of arrangement of the necessary financing and further due diligence review which was estimated to be completed within four weeks.

Following receipt of this preliminary indication of interest from Strategic Party A, a special telephonic board meeting including members of Medicis’ management and legal and financial advisors was held on June 14, 2012, at which management provided an update to the board on continued discussions with Strategic Party A. Following discussion, the board authorized management and its advisors to continue discussions and negotiations with Strategic Party A, to allow Strategic Party A to access additional diligence materials that it had requested, and to permit Strategic Party A to enter into preliminary discussions with potential financing sources subject to the terms of the Strategic Party A non-disclosure agreement. During the remainder of June 2012, Strategic Party A continued to engage in a due diligence review of Medicis.

On June 28, 2012, the board held a special telephonic meeting including Medicis’ management and legal and financial advisors, at which the board received an update from management regarding discussions with Strategic Party A. Representatives of Deutsche Bank presented certain financial information relating to Strategic Party A’s preliminary indication of interest, and representatives of Latham & Watkins and Weil reviewed with the board its fiduciary duties in connection with consideration of such a transaction. Following discussion the board authorized management to continue to engage in discussions with Strategic Party A and requested that management report back to the board with any material developments in those discussions.

Discussions between representatives of Medicis and Strategic Party A regarding Strategic Party A’s due diligence and the terms of a potential transaction continued during this time period, including an in-person meeting in New York City on June 20, 2012 involving certain members of senior management of Medicis and board members of Strategic Party A, to discuss the potential acquisition of Medicis by Strategic Party A, the terms of such potential acquisition, and the business prospects and plans of Medicis. Strategic Party A continued to engage in due diligence of Medicis and further discussions over the next several weeks.

On July 19, 2012, upon completion of its due diligence efforts, Strategic Party A communicated a revised preliminary non-binding indication of interest reflecting a purchase price of $30 per share in cash plus an additional $10 per share payable in the form of common stock of Strategic Party A valued at the time of signing. The closing price of Medicis’ common stock on July 19, 2012 was $35.38.

On July 25, 2012, the board held a special telephonic meeting including Medicis’ management and legal and financial advisors. Mr. Shacknai reviewed with the board a history of Medicis’ discussions with Strategic Party A. Representatives of Deutsche Bank and Roberts Mitani discussed Strategic Party A’s most recent preliminary non-binding indication of interest with the board, noting that Strategic Party A had indicated that it would likely not be in a position to increase its indication of interest. Following discussion and deliberation, the board instructed management to terminate further discussions with Strategic Party A at this time because the consideration offered by Strategic Party A was inadequate, a belief that Strategic Party A’s board of directors was not fully supportive of an acquisition of Medicis, and the board’s judgment that continuing such discussions would not be in the best interest of Medicis and its stockholders. Strategic Party A’s access to the data room was closed on July 26, 2012.

Following termination of discussions with Strategic Party A, the board continued to consider various strategic initiatives and alternatives available to Medicis. On August 7, 2012, the board approved an extension of the stock buyback plan, which was initially set to expire on that day, until February 7, 2013. At that time, approximately $50 million remained available to use for the repurchase of shares under the stock buyback plan.

After the close of the markets on August 8, 2012, Medicis issued a press release announcing financial results for the second fiscal quarter of 2012. In the August 8, 2012 earnings release, Medicis reported revenue and earnings per share figures that were within the range of the previously published guidance for the second quarter of 2012. In the earnings release, Medicis also revised its revenue and diluted earnings per share guidance down for the third and fourth quarters of 2012, and for the fiscal year 2012. Specifically, Medicis lowered full-year 2012 revenue guidance from a range of $830 million to $862 million to a range of $800 million to $834 million, and diluted earnings per share guidance from a range of $2.62 to $2.86 to a range of $2.25 to $2.65. Following the earnings announcement, the closing price of Medicis’ common stock decreased from $33.31 on August 8, 2012 to $31.95 on August 9, 2012.

During mid-August 2012, Mr. Pearson, without prior solicitation from Medicis or its advisors, contacted representatives of Deutsche Bank to communicate that VPII may be interested in renewing discussions with Medicis regarding a potential strategic transaction. Mr. Pearson and representatives of Deutsche Bank had several discussions over the following weeks regarding VPII’s potential interest in an acquisition of Medicis, and representatives of Deutsche Bank informed members of Medicis’ senior management, including Mr. Shacknai, of such discussions.

On August 24, 2012, Mr. Pearson contacted Mr. Shacknai to communicate that VPII was interested in a potential transaction with Medicis, and that VPII would be delivering written correspondence to that effect later that day. VPII thereafter delivered a preliminary non-binding written proposal to Medicis to acquire 100% of the outstanding common stock of Medicis at a price of $42 per share in cash, subject to confirmatory due diligence regarding several areas of Medicis’ business, and further subject to negotiation and execution of definitive transaction documents, all of which VPII proposed could be completed within one week. The preliminary non-binding proposal provided that VPII’s proposed transaction would not be subject to a financing contingency, but that the proposal was contingent upon exclusive discussions between the two companies regarding the proposed transaction through September 3, 2012, the time period necessary for VPII to complete its due diligence. During the evening of August 24, 2012, representatives from Sullivan & Cromwell LLP, or Sullivan & Cromwell, counsel to VPII, delivered an initial draft of a proposed merger agreement to Medicis.

On August 25, 2012, the board held a special telephonic meeting including Medicis’ management and certain of Medicis’ legal and financial advisors. At the meeting, management informed the board of the renewed discussions with VPII, including the terms of VPII’s preliminary non-binding proposal. A discussion ensued regarding the preliminary non-binding proposal, the potential for VPII to increase the economic terms of its proposal, the fact that VPII’s proposal was not subject to any financing condition, VPII’s request for exclusivity, the potential to contact the other parties that had previously expressed interest in acquiring Medicis during the prior fourteen-month period and the ability of such parties to reengage in the process and come forward with a competitive offer, VPII’s acquisition activity and track record during that time period, potential uncertainty in Medicis’ business moving forward in light of risks related to the managed care environment and implementation of Medicis’ alternate fulfillment initiatives, and various other considerations. After discussion, the board determined that the current written proposal of $42 per share in cash was not compelling, and requested that management make a counterproposal at $46 per share in cash to VPII. The board also authorized management to continue to engage in discussions with VPII regarding the proposed transaction and directed management to reject VPII’s request for exclusivity. In addition, the board determined that, in light of the accelerated timetable to negotiate a transaction with VPII, the sale processes conducted by Medicis over the past fourteen months, the fact that all of the other parties with which Medicis had discussed a potential sale had either significantly decreased their offer consideration or had elected not to make a definitive offer to acquire Medicis, the desire to keep a potential transaction with VPII highly confidential, and the fact that a definitive merger agreement with VPII would contain customary provisions permitting the board to consider and ultimately accept a superior offer from a third party to acquire Medicis (subject to the terms and conditions of the merger agreement, including payment of the termination fee), neither management nor its advisors should attempt to reengage with the other parties with which Medicis had previously discussed a potential sale at that time.

On August 25 and 26, 2012, at the request of the board, Mr. Shacknai commenced negotiations with Mr. Pearson informing him of the $46 per share counterproposal. Mr. Shacknai also rejected VPII’s request for exclusivity. Following discussions among the chief executive officers of Medicis and VPII, on the evening of August 25, 2012, VPII agreed to increase its offer price to $43 per share. Negotiations between Mr. Shacknai and Mr. Pearson continued and on August 26, 2012, Mr. Pearson communicated that VPII would be willing to support a transaction at $44 per share in cash. Upon receipt of VPII’s increased offer, Mr. Shacknai contacted each member of the board to inform them of progress in discussions since the most recent full board meeting and that VPII was interested in a transaction at $44 per share in cash on the proposed one-week timeline. The board members authorized continued discussions and negotiation of definitive documentation with VPII, and requested a financial presentation regarding VPII’s proposed acquisition at a board meeting to be held later in the week. Throughout the remainder of the week leading up to the board meeting, Mr. Shacknai had regular contact with members of the board to provide updates on progress and key issues in negotiations regarding the proposed transaction with VPII.

VPII was granted access to a newly created data room on August 26, 2012 and, continuing on a rolling basis thereafter, representatives of Latham & Watkins, with the assistance of Medicis’ management, populated the data room with additional non-public information regarding Medicis, with certain information being withheld or redacted to protect sensitive business and proprietary information. On August 27, 2012, Medicis entered into a second amendment to the non-disclosure agreement with VPII to extend the period of the standstill provision. During the following days, VPII and its advisors engaged in its due diligence review of Medicis and participated in numerous due diligence calls with members of Medicis’ senior management and Medicis’ advisors to discuss Medicis’ finance, legal, accounting and business operations.

Between August 26, 2012 and September 2, 2012, representatives of Latham & Watkins, Weil, Sullivan & Cromwell and Skadden, Arps, Slate, Meagher & Flom LLP, or Skadden, counsel to VPII regarding antitrust and financing matters, engaged in extensive negotiations regarding the merger agreement and related financing commitments. In addition, Messrs. Pearson and Shacknai discussed and negotiated various open items related to the merger agreement during this time period. The principal points of negotiation of the terms of the merger agreement included the scope of Medicis’ representations and warranties and related disclosure obligations, Medicis’ obligation to cooperate with VPII’s financing efforts, certain covenants related to antitrust matters and the amount of the termination fee payable by Medicis.

VPII initially proposed in the draft merger agreement that the amount of the termination fee should be 4% of the equity value of Medicis, including all outstanding convertible notes of Medicis, or approximately $137 million, plus payment of all documented out-of-pocket expenses incurred by VPII in connection with the transaction. In light of the board’s concern that other potential bidders might be deterred by the amount of the termination fee, Medicis proposed lowering the termination fee to 2.5% of the aggregate equity purchase price for the transaction, or approximately $65 million. After extensive negotiation, the parties agreed to a termination fee of $85.0 million, as well as reimbursement for reasonable documented out-of-pocket expenses actually incurred by VPII up to $7.5 million, payable by Medicis to VPII upon termination of the merger agreement in certain circumstances.

In addition, the parties engaged in extensive negotiation regarding the magnitude and scope of the standard for divestiture of businesses and assets required of VPII as necessary to obtain required regulatory approvals. Medicis and its advisors initially proposed a “hell or high water” standard without any monetary divestiture limitation in order to account for any potential remedies that may be imposed by regulatory authorities. In response, Valeant took the position that a “hell or high water” standard was unacceptable and proposed a material adverse effect standard on the required divestitures. After extensive negotiation over the following days, the parties agreed on a monetary divestiture limit of $325 million of annual revenue.

On August 31, 2012, representatives of Sullivan & Cromwell delivered a revised draft of the merger agreement that incorporated the concept of a marketing period in order to address certain proposed requirements in VPII’s financing commitment letters. Mr. Pearson also made the request to Mr. Shacknai on a telephone call that same day that the concept of a marketing period be added to the merger agreement. Mr. Shacknai and the representatives of Latham & Watkins responded that a traditional marketing period that only began following the satisfaction of all closing conditions was unacceptable to Medicis as it created additional closing risk. Representatives of Latham & Watkins, Weil, Sullivan & Cromwell and Skadden, as well as Messrs. Shacknai and Pearson, engaged in extensive negotiations regarding the marketing period during the next 36 hours. Also during this time, representatives of Latham & Watkins and Weil negotiated certain terms of the draft financing commitment letters with representatives of Skadden. The parties ultimately agreed to a limited marketing period that could commence at any time, rather than prior to satisfaction of the closing conditions and further agreed that, if, in the unlikely event that the financing had not already been obtained and the marketing period was not completed by April 3, 2013, VPII would use commercially reasonable efforts to obtain amended or new financing commitment letters permitting an extension of the outside date of the financing commitment (which is June 3, 2013) to the extent that the marketing period was begun but not completed by June 3, 2013 and, to the extent obtained, the outside date in the merger agreement would also be extended. See “The Merger Agreement — Structure and Effective Time.”

In addition, during this time period, legal counsel for the Company and Deutsche Bank, along with the principals, negotiated and finalized the terms of the settlement agreement, or the DB Settlement Agreement, between Medicis and the DB Option Counterparty in connection with the DB Note Hedge Transactions and the DB Warrant Transactions. For further information regarding the DB Settlement Agreement, see “— Opinion of Deutsche Bank Securities Inc. — General.”

On August 31, 2012, the board held a special telephonic meeting including Medicis’ management and legal and financial advisors. At the August 31, 2012 board meeting, representatives of Latham & Watkins and Weil reviewed with the board its fiduciary duties with respect to the proposed merger with VPII. Mr. Shacknai and other members of Medicis senior management then provided a summary to the board of the due diligence process undertaken by VPII to date, negotiations and discussions with VPII, and, together with the representatives of Latham & Watkins and Weil, updated the board on the principal provisions of the merger agreement and remaining open items that would need to be addressed in order to finalize the merger agreement, including status of negotiations of the amount of the termination fee and certain provisions related to certainty of closing described above. Management reviewed with the board the principal terms and assumptions in Medicis’ business plan and corresponding financial model. Representatives of Deutsche Bank made a presentation with respect to the $44.00 in cash to be paid per share of common stock in the merger. The board discussed Medicis’ potential strategic alternatives to a merger with VPII, including pursuing Medicis’ standalone plan, an additional stock buyback or dividend, and a sale of Medicis to a financial sponsor or another strategic partner, and timing and next steps involved in proceeding with the proposed merger with VPII. The board then met in executive session after dismissing from the meeting representatives of Deutsche Bank and members of Medicis management, with Medicis’ legal advisors being invited to remain on the conference call to answer any questions. At the conclusion of the discussion, and after inviting the members of Medicis management to rejoin the meeting, the board requested that management and its advisors continue negotiations with VPII in order to prepare final definitive transaction documents.

From the evening of August 31, 2012 through the afternoon of September 2, 2012, representatives of Latham & Watkins, Weil, Sullivan & Cromwell, Skadden and the management teams of the respective companies engaged in final discussions and negotiations regarding the remaining open items and prepared final definitive transaction documents.

In addition, as part of its due diligence, VPII raised concerns on August 28, 2012 regarding perceived ambiguities in the employment agreement between Medicis and Mr. Shacknai. A variety of conversations between counsel for Mr. Shacknai, Medicis and VPII resulted in a letter agreement between Mr. Shacknai and VPII that was signed on September 2, 2012 setting forth their agreed understanding of the meaning of certain provisions of the employment agreement and the quantification of the amounts owed to Mr. Shacknai upon the termination of his employment in connection with a change of control of Medicis. See “— Interests of Our Directors and Executive Officers in the Merger — Payments Pursuant to the Merger Agreement.”

On the evening of September 2, 2012, the board convened a meeting, with all members of the board present. At the invitation of the board, certain members of Medicis management, as well as representatives of Latham & Watkins, Weil, Deutsche Bank and Roberts Mitani, also participated in the meeting. Mr. Shacknai provided an update to the board regarding discussions and events occurring since the August 31, 2012 board meeting. Legal counsel confirmed that members of the board had received and reviewed in advance of the meeting a near-final version of the merger agreement, with such final changes to the definitive merger agreement to be discussed with the board by legal counsel at the meeting, and other related transaction documents, as well as discussion materials provided by Deutsche Bank with respect to the $44.00 in cash to be paid per share of common stock in the proposed transaction. Representatives of Latham & Watkins and Weil then reviewed again with the board its fiduciary duties with respect to the merger with VPII, and summarized the principal terms and conditions contained in the merger agreement and the other VPII transaction documents, highlighting for the board the various provisions impacting certainty of closing of the proposed merger (including the fact that VPII’s obligation to close the merger was not subject to VPII’s receipt of financing), flexibility of Medicis to operate its business in the ordinary course prior to closing and Medicis’ ability to terminate the proposed business combination to pursue alternative, unsolicited proposals upon payment of a termination fee which had been negotiated down from the levels initially proposed by VPII. Referencing its discussion materials circulated prior to the meeting, representatives of Deutsche Bank then reviewed Deutsche Bank’s financial analysis of the $44.00 per share in cash offered by VPII and rendered an oral opinion to the board, which was subsequently confirmed by delivery of a written opinion dated September 2, 2012, to the effect that, as of such date, and based upon and subject to the assumptions, limitations, qualifications and factors set forth in its opinion, the merger consideration of $44.00 per share in cash to be received by the holders of Medicis common stock (excluding VPII and its subsidiaries) in the merger was fair from a financial point of view to such holders. See “— Opinion of Deutsche Bank Securities Inc.” Representatives of Latham & Watkins then reviewed the final terms of the DB Settlement Agreement. Representatives of Deutsche Bank then dropped from the conference call, and Mr. Shacknai temporarily dropped from the conference call allowing the board to meet in executive session with legal counsel. The remaining members of the board discussed the proposed merger with VPII and, following a full and complete discussion, Mr. Shacknai was invited to rejoin the meeting. After further discussion, the board unanimously approved and declared advisable the merger agreement and the related transaction documents and the DB Settlement Agreement, and resolved to recommend that the holders of Medicis common stock adopt the merger agreement.

Later in the evening on September 2, 2012, the parties executed the merger agreement and the related transaction documents and the DB Settlement Agreement. On the morning of September 3, 2012, the parties issued a joint press release announcing the merger and parties’ entry into the merger agreement.

Recommendation of Our Board of Directors; Our Reasons for the Merger

Recommendation of Our Board of Directors

Our board of directors has unanimously determined that the merger is fair to, and in the best interests of, Medicis and its stockholders and approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Accordingly, our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement.

Our Reasons for the Merger

In reaching its decision to approve the merger agreement and the merger, and to recommend that our stockholders adopt the merger agreement, the board of directors of Medicis, with the assistance of our management and advisors, considered other alternative transactions, including contacts and extensive discussions with other potential acquirers. Notwithstanding the vigorous process described above, no other potential acquirers offered a strategic alternative as favorable to Medicis stockholders as the merger with Valeant.

Our board of directors considered a number of positive factors in its deliberations, including:

•

The merger consideration consists solely of cash, which provides immediate liquidity and certainty of value to Medicis’ stockholders compared to any transaction in which stockholders would receive shares of an acquirer’s stock.

•

The proposed merger consideration of $44.00 per share of common stock represents a 39.4% premium compared to the closing price of Medicis common stock on August 31, 2012 (the last full trading day prior to the announcement of the merger); as of August 31, 2012, a 33.7% premium compared to the 30-day average price of Medicis common stock; and a 11.8% premium compared to the high of Medicis common stock closing price over the prior 52 weeks.

•

The advantages of entering into the merger agreement in comparison with the risks of remaining independent, including our management’s views on full year 2012 performance and long-term financial projections as a standalone company, the risks inherent in the pharmaceutical industry, potential changes in laws affecting that industry, the economy and capital markets as a whole, and the various additional risks and uncertainties that are listed in Item 1A of Part I or Part II, as applicable, of our most recent annual and quarterly reports.

•

The opinion of Deutsche Bank to the effect that, as of September 2, 2012 and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in Deutsche Bank’s written opinion, the merger consideration of $44.00 in cash per share to be received by holders of our common stock (other than VPII and its subsidiaries) in the proposed merger was fair from a financial point of view to such holders. The full text of Deutsche Bank’s written opinion, dated September 2, 2012, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Deutsche Bank in connection with the opinion, is included in this proxy statement as Annex B. Deutsche Bank’s opinion was addressed to, and for the use and benefit of, the Medicis board of directors in connection with and for purposes of its evaluation of the merger. Deutsche Bank’s opinion does not constitute a recommendation as to how any holder of Medicis common stock should vote with respect to the merger.

•

The likelihood that the merger will be consummated, based on, among other things, the limited number of conditions to the merger, the absence of a financing condition, Valeant’s representation that it will have sufficient financial resources to pay the aggregate merger consideration and consummate the merger, the board’s and management’s assessment, after discussion with Deutsche Bank, that Valeant has the financial capability to complete the merger, the relative likelihood of obtaining required regulatory approvals and the remedies available under the merger agreement to Medicis in the event of various breaches by Valeant.

•

The terms and conditions of the merger agreement, including Medicis’ ability to consider and respond to, under certain circumstances specified in the merger agreement, a bona fide acquisition proposal, and the board of directors’ right, after complying with the terms of the merger agreement, to terminate the merger agreement in order to enter into an agreement with respect to a superior proposal, upon payment of a termination fee of $85.0 million (approximately 3.0% of the equity value), which is within the customary range of termination fees payable in similar transactions, and payment of up to $7.5 million of expenses.

•	The irrevocable and unconditional guarantee by VPII of the performance of the obligations of Valeant and Merger Sub under the merger agreement as described in “The Merger Agreement — VPII Guarantee.”

•	The merger would be subject to the approval of Medicis stockholders and that the stockholders would be free to reject the merger.

•	The availability of appraisal rights for stockholders who properly exercise such statutory rights.

Our board also considered potential drawbacks and risks relating to the merger, including the following:

•	Medicis will no longer exist as an independent company and Medicis stockholders will no longer participate in any future growth it may have or any potential future increase in its value.

•	The merger agreement precludes Medicis from actively soliciting alternative proposals.

•	Medicis is obligated to pay to Valeant a termination fee of $85.0 million and expenses of up to $7.5 million if Medicis or Valeant terminate the merger agreement under certain circumstances.

•

There can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if the merger agreement is adopted by Medicis stockholders. If the merger is not completed, (i) Medicis will have incurred significant risk and transaction and opportunity costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and a potentially negative effect on our business and customer relationships, (ii) the trading price of Medicis shares could be adversely affected and (iii) the market’s perceptions of Medicis’ prospects could be adversely affected.

•

Medicis management’s focus and resources may become diverted from other important business opportunities and operational matters while working to implement the merger, which could adversely affect Medicis’ business.

•

The effect of a public announcement of the transactions on Medicis’ operations, stock price and employees and its ability to attract and retain key management, scientific, research and sales personnel while the merger is pending and the potential adverse effects on the financial results of Medicis as a result of that disruption, as well as the possibility of any suit, action or proceeding in respect of the merger agreement or the transactions contemplated by the merger agreement.

•

The operations of Medicis will be restricted by interim operating covenants during the period between signing the merger agreement and the closing of the merger, which could effectively prohibit Medicis from undertaking any strategic initiatives or other material transactions to the detriment of Medicis and its stockholders.

•

The merger will be a taxable transaction to Medicis stockholders that are U.S. holders (as defined in “— Material U.S. Federal Income Tax Consequences”) for U.S. federal income tax purposes and, therefore, such stockholders generally will be required to pay U.S. federal income tax on any gains they recognize as a result of the receipt of cash in the merger.

Our board of directors also considered that certain of our directors and officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, or in addition to, those of our other stockholders. See “— Interests of Our Directors and Executive Officers in the Merger.”

After taking into account all of the factors set forth above, as well as others, our board of directors unanimously agreed that the benefits of the merger outweighed the drawbacks and risks and determined that the merger is fair to, and in the best interests of, Medicis and its stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated thereby and recommended that our stockholders vote to adopt the merger agreement at the special meeting.

The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by our board of directors in its consideration of the merger, but is merely a summary of the material positive factors and material drawbacks and risks considered by our board of directors in that regard. In view of the number and variety of factors and the amount of information considered, our board of directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of our board of directors may have given different weights to different factors. Our board of directors made its recommendation based on the totality of information presented to, and the investigation conducted by, the board of directors.

Opinion of Deutsche Bank Securities Inc.

At the September 2, 2012 meeting of the Medicis board of directors, Deutsche Bank delivered its oral opinion to the Medicis board of directors, subsequently confirmed in writing, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the merger consideration of $44.00 in cash per share to be received in the merger by holders of Medicis common stock (other than VPII and its subsidiaries) was fair, from a financial point of view, to such holders.

The full text of Deutsche Bank’s written opinion, dated September 2, 2012, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Deutsche Bank in connection with the opinion, is included in this proxy statement as Annex B and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was addressed to, and for the use and benefit of, the Medicis board of directors in connection with and for purposes of its evaluation of the merger. Deutsche Bank’s opinion does not constitute a recommendation as to how any holder of Medicis common stock should vote with respect to the merger. Deutsche Bank’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to be paid in respect of each share of Medicis common stock (other than shares held by VPII or its subsidiaries) and does not address any other aspect of the merger or the merger agreement. Deutsche Bank was not asked to, and Deutsche Bank’s opinion did not, address the fairness of the merger, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of Medicis nor did it address the fairness of the contemplated benefits of the merger. Deutsche Bank expressed no opinion as to the underlying business decision of Medicis to engage in the merger or the relative merits of the merger as compared to any alternative transactions or business strategies. Also, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors or employees of Medicis, or any class of such persons, in connection with the merger relative to the merger consideration or otherwise.

In connection with its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning Medicis, and certain internal analyses, financial forecasts and other information relating to Medicis prepared by management of Medicis. Deutsche Bank also held discussions with certain senior officers of Medicis regarding the businesses and prospects of Medicis. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for the Medicis common stock;

•

compared certain financial and stock market information for Medicis with, to the extent publicly available, similar information for certain other companies it considered relevant whose securities are publicly traded;

•	reviewed, to the extent publicly available, the financial terms of certain recent business combinations or acquisition transactions which it deemed relevant;

•	reviewed the merger agreement; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Medicis, including, without limitation, any financial information considered in connection with the rendering of its opinion.

Accordingly, for purposes of its opinion, Deutsche Bank, with the knowledge and permission of the Medicis board of directors, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare, obtain or review any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of Medicis, VPII or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of Medicis, VPII, Valeant or the combined company under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed, with the knowledge and permission of the Medicis board of directors, that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Medicis as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of its opinion.

For purposes of rendering its opinion, Deutsche Bank assumed, with the knowledge and permission of the Medicis board of directors, that in all respects material to its analysis, the merger would be consummated in accordance with the terms of the merger agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to its analysis. Deutsche Bank also assumed, with the knowledge and permission of the Medicis board of directors, that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger would be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions would be imposed that would be material to its analysis. Deutsche Bank is not a legal, regulatory, tax or accounting expert and Deutsche Bank relied on the assessments made by Medicis and its other advisors with respect to such issues.

Deutsche Bank’s opinion was approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and for the use and benefit of, the Medicis board of directors in connection with and for the purposes of its evaluation of the merger. Deutsche Bank’s opinion was limited to the fairness of the merger consideration to be paid in respect of each share of Medicis common stock, from a financial point of view, to the holders of Medicis common stock (other than VPII and its subsidiaries) as of the date of the opinion. Deutsche Bank’s opinion did not address any other terms of the merger or the merger agreement. Deutsche Bank was not asked to, and its opinion did not, address the fairness of the merger, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of Medicis, nor does it address the fairness of the contemplated benefits of the merger. Deutsche Bank expressed no opinion as to the merits of the underlying decision by Medicis to engage in the merger or the relative merits of the merger as compared to any alternative transactions or business strategies. Deutsche Bank expressed no opinion, and its opinion does not constitute a recommendation, as to how any holder of Medicis common stock should vote with respect to the merger. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of Medicis, or any class of such persons, in connection with the merger relative to the merger consideration to be received by the holders of Medicis common stock or otherwise.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses contained in the presentation that was made by Deutsche Bank to the Medicis board of directors on September 2, 2012 and that were used in connection with rendering its opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Deutsche Bank. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Deutsche Bank’s analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 31, 2012, and is not necessarily indicative of current market conditions.

The financial forecasts or estimates provided by Medicis management to Deutsche Bank for use in its analyses as described below take into account the probability adjustments described under “— Certain Financial Forecasts” below.

Price Targets and Historical Trading Analysis

Deutsche Bank reviewed the estimated price targets for the Medicis common stock published by 17 Wall Street analysts prior to the announcement of the merger, which ranged from $32.00 to $45.00 per share, and observed that the $44.00 per share merger consideration was higher than all but one of those published targets. Deutsche Bank also noted that the $44.00 per share merger consideration was higher than both the mean and median of the 17 published price targets of $37.32 and $37.00, respectively.

Deutsche Bank also noted that the trading range of the closing prices of Medicis common stock for the 52-week period ended August 31, 2012, ranged from a low of $29.93 per share on November 25, 2011, to a high of $39.35 per share on October 27, 2011, that the trading range of the closing prices of Medicis common stock for the period from January 1, 2002 through August 31, 2012 ranged from a low of $9.65 per share on March 18, 2009 to an all-time high of $44.81 per share on May 4, 2004, and that Medicis’ closing stock price as of August 31, 2012 was $31.56 per share.

Transaction Premia Analysis

Deutsche Bank reviewed publicly available information relating to the selected acquisition transactions in the specialty pharmaceuticals industry announced since November 2008 that involved a U.S. listed publicly-traded target company with total enterprise value of between $300 million and $10 billion in which the cash component of consideration represented more than 50% of total consideration described in the table below, which we refer to as the “selected premium transactions.” Although none of the selected premium transactions is directly comparable to the proposed merger, the companies that participated in the selected premium transactions are such that, for purposes of analysis, the selected transactions may be considered similar to the proposed merger.

With respect to each selected premium transaction, Deutsche Bank calculated the premium or discount of the per share consideration to the closing price of the target’s common stock on the trading day that was one day and 30 days prior to the date on which the trading price of the target’s common stock was perceived to be affected by a potential transaction, to the highest closing price of the target’s common stock during the 52-week period prior to such date and to the all-time highest closing price of the target’s common stock. Deutsche Bank also calculated the premium of the $44.00 per share merger consideration to the $31.56 closing price per share of Medicis common stock on August 31, 2012, the $32.92 closing price per share of Medicis common stock on July 31, 2012, one month prior to announcement of the merger, the $39.35 high closing price per share of Medicis common stock for the 52-week period prior to such announcement and the $44.81 all-time high closing price per share of Medicis common stock on May 4, 2004.

The results of this analysis are summarized as follows:

				Premium/Discount to
Date announced	Acquirer	Target		1-Day Prior	30- day/One Month Prior	52-Week High	All-Time High
5/2/2011	Teva Pharmaceuticals Industries Ltd.	Cephalon, Inc.		38.7%	44.7%	15.1%	(2.8%)

4/5/2011	Merck & Co, Inc.	Inspire Pharmaceuticals, Inc.		25.6%	25.0%	(42.2%)	(84.1%)
12/1/2010	Axcan Holdings Inc.	Eurand N.V.		9.4%	9.2%	(8.7%)	(37.5%)

10/12/2010	Pfizer, Inc.	King Pharmaceuticals, Inc.		40.4%	52.1%	8.9%	(69.1%)
9/3/2009	Dainippon Sumitomo Pharma Co. Ltd.	Sepracor Inc.		27.6%	29.0%	17.8%	(83.3%)

7/14/2009	Hisamitsu Pharmaceutical Co., Inc.	Noven Pharmaceuticals, Inc.		22.4%	38.2%	11.4%	(72.6%)

11/24/2008	Johnson & Johnson	Omrix Biopharmaceuticals, Inc.		18.1%	69.5%	(34.5%)	(37.5%)

11/24/2008	King Pharmaceuticals Inc.	Alpharma Inc.		53.9%	47.7%	30.6%	(48.6%)
			High	54%	69%	31%	(3%)
			Mean	30%	39%	(0%)	(54%)
			Median	27%	41%	10%	(59%)
			Low	9%	9%	(42%)	(84%)
			Proposed Merger	39.4%	33.7%	11.8%	(1.8%)

Selected Companies Analysis

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for Medicis with corresponding financial information and valuation measurements for the following selected companies:

•	Allergan, Inc.

•	Endo Health Solutions Inc.

•	Forest Laboratories Inc.

•	Obagi Medical Products, Inc.

•	Salix Pharmaceuticals Ltd.

•	Shire plc

•	VPII

•	ViroPharma Inc.

•	Warner Chilcott plc

Although none of the selected companies is directly comparable to Medicis, the companies included were chosen because they are U.S.-listed publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Medicis. Accordingly, the analysis of publicly traded companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

Based on the closing price of Medicis common stock on August 31, 2012 of $31.56 per share, the merger consideration of $44.00 per share, the closing prices of the common stock of the other selected companies on August 31, 2012, information contained in the most recent public filings of the selected companies, analyst consensus estimates of revenue and earnings before interest, taxes, depreciation and amortization (which we refer to as “EBITDA”) and earnings per share (which we refer to as “EPS”) for the selected companies, analyst consensus estimates of EPS for Medicis, and estimates of revenue and EBITDA for Medicis provided by management of Medicis, Deutsche Bank calculated the following multiples with respect to Medicis and each of the selected companies:

•	Total enterprise value, or TEV, as a multiple of actual revenue for 2011 and estimated revenue for 2012 and 2013, respectively;

•	TEV, as a multiple of actual EBITDA for 2011, last twelve months, or LTM, EBITDA and estimated EBITDA for 2012 and 2013, respectively; and

•	price as a multiple of estimated EPS, or P/E multiples, for 2012 and 2013, respectively.

EBITDA for VPII included the pro forma financial impact of certain recently announced transactions based on publicly available information and the enterprise value of Warner Chilcott plc included the pro forma effect of a special cash dividend with a record date of August 31, 2012. LTM EBITDA for Medicis was determined as of June 30, 2012 and the LTM and 2011 financial information for Medicis included the pro forma financial impact of the acquisition of Graceway Pharmaceuticals LLC. Total enterprise value for Medicis included management estimates of an approximately $55.2 million and approximately $36.3 million cash tax recapture as of June 30, 2012 at prices of $31.56 and $44.00 per share, respectively, in respect of the Medicis 2.5% Contingent Convertible Senior Notes due 2032. In addition, the debt balance of Medicis was calculated including certain stock appreciation rights and an estimate of the net cost of settling the call spread relating to the Medicis 1.375% Convertible Senior Notes due 2017 (taking into account the settlement agreement described below in respect of the applicable portion of such call spread with a member of the DB Group).

Deutsche Bank further identified a sub-group of the selected companies consisting of Endo Health Solutions Inc., Forest Laboratories Inc., ViroPharma Inc. and Warner Chilcott plc as “Tier 1 selected companies” based upon various qualitative and quantitative factors such as market capitalization, product and market diversification, profitability and growth.

The results of this analysis are summarized as follows:

	TEV/Revenue			TEV/EBITDA				P/E
	2011A	2012E	2013E	2011A	LTM	2012E	2013E	2012E	2013E
Tier 1 Selected Companies
Forest Laboratories Inc.	1.5x	1.9x	1.9x	4.5x	6.1x	11.8x	12.6x	24.5x	25.2x
Warner Chilcott plc	2.7x	3.0x	3.0x	5.2x	5.1x	5.6x	5.8x	11.9x	8.2x
Endo Health Solutions Inc.	2.5x	2.2x	2.1x	7.7x	8.1x	5.8x	5.4x	6.3x	5.9x
ViroPharma Inc.	3.1x	3.8x	3.6x	6.1x	8.2x	13.9x	17.1x	NM	NM
Tier 1 High	3.1x	3.8x	3.6x	7.7x	8.2x	13.9x	17.1x	24.5x	25.2x
Tier 1 Mean	2.5x	2.7x	2.7x	5.9x	6.9x	9.3x	10.3x	14.3x	13.1x
Tier 1 Median	2.6x	2.6x	2.6x	5.7x	7.1x	8.8x	9.2x	11.9x	8.2x
Tier 1 Low	1.5x	1.9x	1.9x	4.5x	5.1x	5.6x	5.4x	6.3x	5.9x
Other Selected Companies
Allergan, Inc.	4.8x	4.4x	4.1x	16.2x	14.4x	12.2x	11.0x	20.8x	18.1x
Shire plc	4.0x	3.6x	3.4x	11.5x	11.5x	10.4x	9.6x	17.8x	15.9x
VPII	9.5x	6.7x	6.2x	19.3x	14.1x	12.9x	11.3x	11.1x	10.1x
Salix Pharmaceuticals Ltd.	5.8x	4.2x	3.4x	19.8x	14.1x	13.1x	9.0x	39.8x	18.7x
Obagi Medical Products, Inc.	1.9x	1.8x	1.6x	8.2x	7.8x	7.6x	6.8x	21.9x	13.5x
Medicis
$31.56 closing price on 8/31/12	2.1x	2.2x	2.2x	5.1x	6.0x	6.3x	6.6x	12.9x	11.1x
$44.00 merger consideration	3.2x	3.2x	3.2x	7.7x	9.0x	9.5x	9.8x	18.0x	15.4x

Deutsche Bank noted that, in light of recent generic competition for key products sold by Forest Laboratories Inc. and ViroPharma Inc., those companies were less relevant for purposes of multiples analysis relating to 2012 and 2013.

Based in part upon the trading multiples of the Tier 1 selected companies described above, and taking into account its professional judgment and experience, Deutsche Bank calculated a range of estimated implied values per share of Medicis common stock by applying multiples of TEV to 2012 estimated revenue of 2.0x to 3.0x and multiples of TEV to 2012 estimated EBITDA of 6.0x to 7.0x, in each case as provided by management of Medicis, resulting in ranges of implied value of approximately $29.30 to $41.34 per share of Medicis common stock and $30.01 to $34.36 per share of Medicis common stock, respectively.

Precedent Transactions Analysis

Based on the $44.00 per share merger consideration, Medicis’ net debt as of June 30, 2012 (which amount was negative due to an approximately $852 million cash balance on such date), the change of control and other estimated payments associated with Medicis’ outstanding convertible notes and convertible note hedge agreements (as adjusted for the impact of the settlement agreement with a member of the DB Group described below), the cost of outstanding stock appreciation rights and management’s estimate of an approximately $36.3 million cash tax recapture in respect of the Medicis 2.5% Contingent Convertible Senior Notes due 2032 (in each case calculated as of June 30, 2012), Deutsche Bank derived a total enterprise value of Medicis of approximately $2.66 billion. Deutsche Bank then calculated the multiples of Medicis’ total enterprise value to its revenue and EBITDA, respectively, for the twelve-month period ended June 30, 2012, in each case taking into account the pro forma financial impact of the acquisition of Graceway Pharmaceuticals LLC. In addition, because Medicis management estimated that 2012 EBITDA would be less than pro forma EBITDA for the twelve-month period ended June 30, 2012, after taking into account the acquisition of Graceway Pharmaceuticals LLC, Deutsche Bank also calculated the multiple of Medicis’ total enterprise value to management estimates of 2012 EBITDA.

Deutsche Bank reviewed publicly available information relating to the selected acquisition transactions in the global specialty pharmaceuticals and dermatology industry announced since October 2008 described in the table below, which we refer to as the “selected precedent transactions.” Although none of the selected precedent transactions is directly comparable to the proposed merger, the companies that participated in the selected precedent transactions are such that, for purposes of analysis, the selected transactions may be considered similar to the proposed merger.

With respect to each selected precedent transaction and based on publicly available information, Deutsche Bank calculated the multiples of the target’s total enterprise value to its revenue and EBITDA, respectively, for the twelve-month period prior to announcement of the applicable transaction. Three of the selected precedent transactions involved contingent consideration. Accordingly, Deutsche Bank calculated the TEV to LTM revenue and EBITDA multiples for these three transactions both excluding and including potential milestone payments. Multiples for a fourth transaction which included undisclosed contingent consideration were calculated based solely on base purchase price.

The results of this analysis are summarized as follows:

TEV as Multiple of
Dated Announced	Acquirer	Target	LTM Revenue (excl./incl. milestones)	LTM EBITDA	2012E EBITDA
06/15/12	VPII	OraPharma Inc.	3.3x/4.5x	na
04/26/12	Jazz Pharmaceuticals plc	EUSA Pharma Inc.	6.8x/7.4x	na
04/11/12	Takeda Pharmaceutical Co. Ltd.	URL Pharma Inc.	1.3x	na
11/18/11	Medicis Pharmaceutical Corp.	Graceway Pharmaceuticals, LLC	3.6x	na
07/19/11	Allergan, Inc.	Vicept Therapeutics, Inc.	na	na
07/15/11	VPII	Ortho Dermatologics (Johnson & Johnson)	2.3x	na
07/11/11	VPII	Dermik (Sanofi Aventis)	1.8x	na
05/02/11	Teva Pharmaceuticals Industries Ltd.	Cephalon, Inc.	2.4x	6.3x
02/10/11	Galderma SA	Q-Med AB	5.0x	17.7x
10/12/10	Pfizer	King Pharmaceuticals, Inc.	2.0x	8.5x
06/21/10	VPII	Biovail Corp.	3.3x	6.2x
01/04/10	Merz GmbH & Co. KgaA	BioForm Medical, Inc.	3.3x	nm
09/28/09	Abbott India Ltd.	Solvay Pharma India Ltd.	1.8x	8.1x
09/23/09	Leo Pharma A/S	Warner Chilcott plc. (product licensing rights)	3.7x	6.3x
09/03/09	Dainippon Sumitomo Pharma Co. Ltd.	Sepracor Inc.	1.9x	8.0x
09/02/09	Leo Pharma A/S	Peplin, Inc.	nm	nm
08/24/09	Warner Chilcott plc	The Procter & Gamble Company (global pharmaceuticals business)	1.3x	3.8x
04/20/09	GlaxoSmithKline plc	Stiefel Laboratories, Inc.	3.7x	na
12/09/08	VPII	Dow Pharmaceutical Sciences, Inc.	5.2x	nm
11/24/08	King Pharmaceuticals Inc.	Alpharma Inc.	1.5x	nm
Selected Precedent Transaction Averages
		High	6.8x/7.4x	17.7x
		Mean	3.0x/3.1x	8.1x
		Median	2.8x/2.8x	7.2x
		Low	1.3x/1.3x	3.8x
		Proposed Merger	3.2x	9.0x	9.5x

Total enterprise value for OraPharma Inc., EUSA Pharma Inc. and Vicept Therapeutics, Inc. included contingent consideration of $114 million, $50 million and $200 million, respectively, for purposes of analysis taking into account potential milestone payments. In addition, the multiples of enterprise value to revenue with respect to EUSA Pharma Inc. and Dermik were calculated based upon actual 2011 revenue and 2010 revenue, respectively, rather than LTM revenue and LTM revenue, for Graceway Pharmaceuticals, LLC was provided by Medicis management. Although VPII’s acquisition of Dow Pharmaceutical Sciences, Inc. provided for contingent consideration, the amount of such consideration was not publicly disclosed and, accordingly, not taken into account in this analysis.

Based in part upon the multiples of the selected precedent transactions described above, and taking into account its professional judgment and experience, Deutsche Bank calculated ranges of estimated implied values per share of Medicis common stock by applying multiples 2.0x to 4.0x Medicis LTM revenue, 6.2x to 8.5x Medicis LTM EBITDA and 6.2x to 8.5x to estimated 2012 EBITDA as provided by management of Medicis, resulting in ranges of implied value of approximately $29.43 to $52.66 per share of Medicis common stock, $32.33 to $42.09 per share of Medicis common stock and $30.88 to $40.37 per share of Medicis common stock, respectively.

Discounted Cash Flow Analysis

Deutsche Bank performed a discounted cash flow analysis to determine a range of implied present values per share of Medicis common stock as of December 31, 2012. Deutsche Bank applied discount rates ranging from 9.0% to 12.0% to Medicis management estimates of the estimated future unlevered free cash flows of Medicis, using the midyear convention, through 2018 and to a range of estimated terminal values of Medicis at the end of such period, respectively, to determine a range of implied enterprise values for Medicis as of December 31, 2012. Deutsche Bank derived the foregoing range of discount rates by utilizing a weighted average cost of capital analysis based on certain financial metrics, including betas, for Medicis and selected companies which exhibited similar characteristics to Medicis. The terminal value was calculated by applying multiples ranging from 5.0x to 8.0x to Medicis management’s estimate of 2018 EBITDA. Deutsche Bank subtracted from the implied enterprise values Medicis’ estimated net debt as of December 31, 2012 (which amount was negative due to management’s estimate of an approximately $863 million cash balance on December 31, 2012), the change of control and other estimated payments associated with Medicis’ outstanding convertible notes and convertible note hedge agreements (as adjusted for the impact of the settlement agreement with a member of the DB Group described below) and the cost of outstanding stock appreciation rights, added management’s estimate of a cash tax recapture in respect of the Medicis 2.5% Contingent Convertible Senior Notes due 2032 (calculated as of December 31, 2012), and divided the result by the number of fully diluted shares of Medicis common stock outstanding using the treasury stock method. This analysis resulted in ranges of implied present values per share of Medicis common stock as of December 31, 2012 of approximately $35.80 to $51.05.

General

The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying its opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

In conducting its analysis and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analysis was prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Medicis board of directors as to the fairness, from a financial point of view, of the merger consideration to be paid in respect of each share of Medicis common stock to the holders of such stock (other than VPII and its subsidiaries) as of the date of its opinion and does not purport to be an appraisal or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. As described above, in connection with its analysis, Deutsche Bank made, and was provided by the management of Medicis with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche Bank, Medicis or VPII. Analyses based on estimates or forecasts of future results is not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Medicis, VPII or their respective advisors, Deutsche Bank does not assume responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the transaction, including the merger consideration, were determined through arm’s-length negotiations between Medicis and VPII and were approved by the Medicis board of directors. Although Deutsche Bank provided advice to the Medicis board of directors during the course of these negotiations, the decision to enter into the merger was solely that of the Medicis board of directors. As described above under “— Recommendation of Our Board of Directors; Our Reasons for the Merger,” the opinion and presentation of Deutsche Bank to the Medicis board of directors was only one of a number of factors taken into consideration by the Medicis board of directors in making its determination to approve the merger agreement and the transactions contemplated by it, including the merger.

Medicis selected Deutsche Bank as its financial advisor in connection with the transaction based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Pursuant to an engagement letter between Medicis and Deutsche Bank, dated December 22, 2011, as amended, Medicis has agreed to pay Deutsche Bank fees, which are currently estimated to be approximately $28 million, for its services as financial advisor to Medicis, of which $1,500,000 became payable upon the delivery of Deutsche Bank’s opinion (or would have become payable upon Deutsche Bank advising Medicis that it was unable to render an opinion), and the remainder of which is contingent upon the consummation of the merger. Medicis has also agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank’s counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the retention of Deutsche Bank under the engagement letter. Medicis has also agreed to indemnify Deutsche Bank and certain related persons to the fullest extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the merger.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG, which, together with its affiliates, is referred to as the DB Group. One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to VPII or its affiliates for which they have received compensation. The DB Group received approximately $400,000 in fees associated with a credit facility of Biovail Corporation, a legal predecessor to VPII, in 2010 but has not otherwise received fees for any such services to VPII or its affiliates in the past two years. In addition, one or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Medicis or its affiliates for which they have received compensation of approximately $14.1 million in the last two years, including having acted as joint bookrunner with respect to an offering of 1.375% Convertible Senior Notes due 2017 (aggregate principal amount $500,000,000) by Medicis in May 2012. Members of the DB Group held approximately $6,500,000 aggregate principal amount of such 1.375% Convertible Senior Notes due 2017 on a proprietary basis as of the date of Deutsche Bank’s opinion and such notes are expected to be repaid in connection with the merger.

In addition, a member of the DB Group entered into the DB Note Hedge Transactions and DB Warrant Transactions with Medicis in connection with its May 2012 offering of convertible notes. Pursuant to the DB Note Hedge Transactions, the DB Option Counterparty sold to Medicis options related to Medicis common stock having an initial strike price equal to the initial conversion price of the convertible notes, and pursuant to the DB Warrant Transactions, Medicis sold to the DB Option Counterparty warrants relating to Medicis common stock having an initial strike price higher than that of the DB Note Hedge Transactions. The terms of the DB Note Hedge Transactions and DB Warrant Transactions are described more fully in a Current Report on Form 8-K filed by Medicis with the SEC on May 16, 2012.

The DB Group has advised Medicis that it hedged, and expected to continue to hedge until their exercise, termination or expiration, respectively, certain risks and exposures (including, among others, equity price risk) with respect to the DB Note Hedge Transactions and DB Warrant Transactions through market transactions (including by purchasing or selling the convertible notes or Medicis common stock, or entering into or unwinding derivative transactions) and that certain of such hedging activities are designed to substantially neutralize the DB Option Counterparty’s exposure as a result of the parties’ respective settlement obligations under the DB Note Hedge Transactions and the DB Warrant Transactions to changes in the price of Medicis common stock.

The terms of the DB Note Hedge Transactions contained contractual provisions with respect to the settlement obligations of the DB Option Counterparty, if any, upon any conversion of the convertible notes prior to their maturity in connection with certain merger events, such as the merger, which provisions (including a contractual limitation on the amount of such settlement obligation in certain events) were negotiated in light of Medicis’ commercial objectives and regulatory analysis in entering into the convertible note hedge transactions. As a result of such contractual provisions, and taking into account the DB Option Counterparty’s anticipated hedging activities with respect to the DB Note Hedge Transaction and DB Warrant Transactions, the possibility existed that the DB Option Counterparty could recognize a contractual benefit under the terms of the DB Note Hedge Transactions in the event of early conversions of the convertible notes in connection with the merger. Market conditions, such as interest rates and volatility with respect to Medicis common stock, as well as the time remaining to the scheduled expiration of the DB Note Hedge Transactions, affect the magnitude of the contractual benefit available to the DB Option Counterparty.

In light of the fact that Deutsche Bank was acting as financial advisor to Medicis in connection with the merger, the DB Option Counterparty and Medicis entered into a letter agreement, dated September 2, 2012 (the “DB Settlement Agreement”), that substantially reduces, and potentially eliminates, any anticipated benefit to the DB Option Counterparty in connection with the merger and pursuant to which the DB Group Counterparty agreed to pay Medicis a specified amount in settlement of the DB Note Hedge Transactions upon the consummation of the merger. In addition, pursuant to the DB Settlement Agreement, Medicis agreed to pay the DB Option Counterparty a specified amount (less than the amount the DB Option Counterparty agreed to pay Medicis under the DB Settlement Agreement for the DB Note Hedge Transactions) in settlement of the DB Warrant Transactions upon the consummation of the merger. Although the respective amounts of such payments are fixed, the DB Option Counterparty cannot determine whether it will experience any loss or gain with respect to the DB Note Hedge Transactions and DB Warrant Transactions, or the amount of any such loss or gain, until the merger is consummated and it unwinds its hedge positions. The DB Settlement Agreement may be terminated for various reasons, including if the merger is not completed.

The DB Group may also provide investment and commercial banking services to Medicis, VPII and their respective affiliates in the future, for which the DB Group would expect to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Medicis and VPII (or their respective affiliates) for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Certain Financial Forecasts

Historically, Medicis has prepared and provided public guidance as to its projected revenue and non-GAAP diluted cash earnings per share with respect to the then current fiscal year and every quarter within the then current fiscal year in its press release announcing its financial results for the immediately preceding quarter or year, as applicable, and has publicly updated that guidance from time to time. Other than such public guidance as to projected revenue and non-GAAP diluted cash earnings per share, Medicis does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, earnings or other results due to, among other things, the inherent uncertainty and unpredictability of the assumptions and estimates underlying long-term forecasts and projections. Our probability adjusted financial forecasts and the non-adjusted financial forecasts described below were prepared on a different basis and at different times than our public guidance as to projected revenue and non-GAAP diluted cash earnings per share, and do not, and were not intended to, correspond to our public guidance as to our quarterly and annual financial performance and do not, and were not intended to, update or revise the public guidance as to our financial performance.

Probability Adjusted Financial Forecasts

In connection with Medicis’ evaluation of the merger and the other transactions contemplated by the merger agreement, our management prepared probability adjusted financial forecasts regarding Medicis for the fiscal years from 2012 to 2018. Our probability adjusted financial forecasts were developed for use only by the board of directors and Deutsche Bank, in connection with the evaluation of the merger and the other transactions contemplated by the merger agreement. Prior to the execution of the merger agreement, we did not provide VPII or its financial advisor or any other third parties with our probability adjusted financial forecasts.

Our probability adjusted financial forecasts include assumptions as to certain business decisions that are subject to change, as well as assumptions related to industry performance and general economic conditions, which are described in further detail below. In addition, in developing the probability adjusted financial forecasts, our management made assumptions with respect to the probabilities of successful regulatory approvals and commercialization for certain of our pipeline products in development or undergoing clinical studies which were based upon management’s knowledge of the pipeline product, the related regulatory and commercialization processes and its estimates of the success of those processes, which assumptions varied based upon the product. The successful regulatory approval and commercialization probability assumed for those pipeline products ranged between 40% and 70%. Our management derived the probability adjusted projections for Medicis by applying such probabilities to our management’s estimates of revenue for each of the pipeline products assuming each of those pipeline products successfully obtains necessary regulatory approvals and achieves commercialization. Because our pipeline products will either receive regulatory approval and successfully reach commercialization or not, and because related development and commercialization milestones will either be achieved or not, our probability adjusted financial forecasts are unlikely to reflect our actual financial performance in the future.

Because our probability adjusted financial forecasts were developed for Medicis on a standalone basis without giving effect to the merger, our probability adjusted financial forecasts do not give effect to the merger or any changes to our operations or strategy that may be implemented after the consummation of the merger, including cost synergies realized as a result of the merger, or to any costs incurred in connection with the merger.

Our probability adjusted financial forecasts are not being included in this proxy statement to influence a stockholder’s decision whether to vote his, her, or its shares for the adoption of the merger agreement, but because our probability adjusted financial forecasts were made available by our management to, and used by, our board of directors and Deutsche Bank in connection with the evaluation of the merger and the other transactions contemplated by the merger agreement.

The following is a summary of certain material projected financial information that was included in the probability adjusted financial forecasts.

($ in millions)
	2012E	2013E	2014E	2015E	2016E	2017E	2018E
Total Revenue	$821	$827	$900	$997	$1,148	$1,361	$1,423
Total Operating Expenses	$468	$489	$524	$571	$657	$760	$807
EBITDA(1)	$281	$271	$300	$335	$380	$469	$464
Free Cash Flow(1)		$157	$171	$189	$209	$251	$276

(1)	EBITDA represents pro forma earnings before interest, taxes, depreciation and amortization, which we calculate as total revenue, minus cost of goods sold, minus total operating expenses, plus depreciation and amortization. In calculating EBITDA, stock-based compensation was treated as a cash expense. Free Cash Flow is calculated as EBITDA, minus cash taxes, minus capital expenditures, minus the increase in working capital. EBITDA and Free Cash Flow are non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies.

Non-Adjusted Financial Forecasts

In March 2012, in response to VPII’s due diligence requests, our management provided VPII and its financial advisor with non-probability adjusted, long-range financial forecasts, which we refer to as the non-adjusted financial forecasts. The non-adjusted financial forecasts were not probability-adjusted and instead assumed, with 100% probability, that we would successfully obtain necessary regulatory approvals and achieve commercialization of each of our pipeline products and do not take into account future milestone payments by us associated with regulatory or commercial milestones.

The non-adjusted financial forecasts include assumptions as to certain business decisions that are subject to change, as well as assumptions related to industry performance and general economic conditions, which are described in further detail below. The non-adjusted financial forecasts were also provided to our board of directors and Deutsche Bank as well as certain financial sponsors in the first quarter of 2012, but were not prepared for Deutsche Bank’s or the board of directors’ use, and were not used in the board of directors’ evaluation of the merger and the other transactions contemplated by the merger agreement. Our board of directors did not use the non-adjusted financial forecasts in its evaluation of the merger and the other transactions contemplated by the merger agreement because significant time had passed since the non-adjusted financial forecasts were prepared by our management, assumptions with respect to our business, certain business decisions and industry performance and general economic conditions changed during that time, the non-adjusted financial forecasts were not probability-adjusted, and our board of directors did not believe the non-adjusted financial forecasts were an appropriate tool for measuring the expected future performance of Medicis in its evaluation of the merger and the other transactions contemplated by the merger agreement. Our board of directors instead used the probability adjusted financial forecasts described above in measuring the expected future performance of Medicis and in evaluating the merger and the other transactions contemplated by the merger agreement.

While the non-adjusted financial forecasts were provided to Deutsche Bank, the non-adjusted financial forecasts were not prepared for or provided to Deutsche Bank for its use, and were not used by Deutsche Bank, in connection with its evaluation of the merger, or in connection with its fairness opinion delivered to our board of directors.

The following is a summary of certain material projected financial information that was included in the non-adjusted financial forecasts prepared by management and provided to VPII in March 2012.

($ in millions)
	2012E	2013E	2014E	2015E	2016E	2017E	2018E
Total Revenue	$840	$878	$935	$1,066	$1,372	$1,725	$2,146
Total Operating Expenses	$537	$584	$620	$681	$853	$1,022	$1,228
Net Income(1)	$136	$131	$144	$183	$254	$349	$458

(1)	Net Income represents total revenue, minus costs of goods sold, minus total operating expenses, plus net interest income, minus tax expense.

Important Information About Our Probability Adjusted Financial Forecasts and Non-Adjusted Financial Forecast

Our management believes that our probability adjusted financial forecasts and the non-adjusted financial forecasts were prepared in good faith and on a reasonable basis based on the best information available to our management at the time of their preparation. Our probability adjusted financial forecasts and the non-adjusted financial forecasts, however, are not fact and should not be relied upon as necessarily indicative of actual future results, and actual results may differ materially from those contained in our probability adjusted financial forecasts and the non-adjusted financial forecasts.

As noted above, our probability adjusted financial forecasts and the non-adjusted financial forecasts include assumptions as to certain business decisions that are subject to change, as well as assumptions related to industry performance and general economic conditions, each of which assumptions is inherently subjective and beyond the control of Medicis, including but not limited to competition to our primary brands, potential market size for our commercial and pipeline products in their current indications and in new indications in the United States and in other markets, sales levels achieved by our commercial and pipeline products in each indication, and the periods for which certain of our commercial and pipeline products enjoy patent exclusivity. In addition to the assumptions described above, our probability adjusted financial forecasts included assumptions as to the probability, as determined by our management, of achieving regulatory and commercial success with respect to certain of our pipeline products. In contrast, our non-adjusted financial forecasts assumed a 100% probability of receipt of necessary regulatory approvals and successful commercialization of certain of our pipeline products.

Important factors that may affect actual results and result in projections of future revenue, operating expenses and EBITDA or net income contained in the probability adjusted financial forecasts or the non-adjusted financial forecasts not being achieved include, but are not limited to: the accuracy of the assumptions and probabilities mentioned and summarized in the preceding paragraphs; our ability to increase revenue from sales of our currently marketed products; reimbursement and coverage policies of government and private payers such as Medicare, Medicaid, insurance companies, health maintenance organizations and other plan administrators; the challenges associated with obtaining regulatory approvals for our pipeline products and successful commercialization of our pipeline products following the receipt of regulatory approvals; success in negotiating and completing collaborative agreements and arrangements with third parties and in receiving milestone and royalty payments under those agreements; reliance on third parties for the successful development and commercialization of products; enforceability and the costs of enforcement of our patents; potential infringements of patents of third parties by us and our products; the effect on our business of competitive products and therapies; the potential costs of patent, products liability or other litigation; future equity compensation expenses; international economic, political and other risks that could negatively affect our results of operations or financial position; changes in accounting rules; the costs of negotiating and consummating the merger; and the other factors set forth from time to time in our SEC filings including our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, including under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” therein. The assumptions and estimates underlying our financial forecasts, all of which are difficult to predict and many of which are beyond the control of Medicis, may not be realized. There can be no assurance that the underlying assumptions will prove to be accurate or that the forecasted results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the financial forecasts, whether or not the merger is completed.

Our probability adjusted financial forecasts and the non-adjusted financial forecasts were not developed with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or GAAP. Our probability adjusted financial forecasts and the non-adjusted financial forecasts are forward-looking statements.

All of our financial forecasts summarized in this section were prepared by and are the responsibility of the management of Medicis. Neither Ernst & Young LLP, our independent registered public accounting firm, nor any other independent registered public accounting firm provided any assistance in preparing our probability adjusted financial forecasts or the non-adjusted financial forecasts and has not examined, compiled or otherwise performed any procedures with respect to our probability adjusted financial forecasts or our non-adjusted financial forecasts and, accordingly, neither Ernst & Young LLP nor any other independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and they assume no responsibility for the prospective financial information. The Ernst & Young LLP reports included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 relate solely to the historical financial information of Medicis. Such reports do not extend to our probability adjusted financial forecasts or our non-adjusted financial forecasts and should not be read to do so.

By including our financial forecasts and the non-adjusted financial forecasts in this proxy statement, neither Medicis, VPII nor any of their respective representatives has made or makes any representation to any stockholder or to any other person regarding the ultimate performance of Medicis compared to the information contained in our probability adjusted financial forecasts or the non-adjusted financial forecasts. Medicis has made no representation to VPII or Merger Sub, in the merger agreement or otherwise, concerning our probability adjusted financial forecasts or the non-adjusted financial forecasts. Our probability adjusted financial forecasts and the non-adjusted financial forecasts summarized in this section were prepared during the periods described above and have not been updated to reflect any changes since the date they were made. We undertake no obligation, except as required by law, to update or otherwise revise our probability adjusted financial forecasts or the non-adjusted financial forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in our business or general economic or industry conditions.

Interests of Our Directors and Executive Officers in the Merger

Overview

In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that our directors and executive officers may be deemed to have interests in the transactions contemplated by the merger agreement that may be different from, or in addition to, those of our stockholders generally. These interests may present these individuals with certain potential conflicts of interest. Our board of directors was aware of these interests and considered them, along with other matters, as described in the “— Recommendation of Our Board of Directors; Our Reasons for the Merger” section of this proxy statement, in reaching its decisions to approve the merger agreement and to recommend that our stockholders vote in favor of the proposal to adopt the merger agreement.

Beneficial Ownership and Treatment of our Common Stock

As of October 29, 2012, the record date for the special meeting, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, approximately 2,222,342 shares of our common stock, or approximately 3.8% of our total common stock outstanding on that date. These numbers do not give effect to outstanding stock options or stock appreciation rights, which are not entitled to vote at the special meeting, but do include restricted shares of our common stock which are entitled to vote at the special meeting.

Our directors and executive officers will receive the same $44.00 per share for their outstanding shares of our common stock as our other stockholders. For further information with respect to the ownership of our common stock of our directors and executive officers, see “Security Ownership of Directors and Executive Officers and Certain Beneficial Owners.”

Payments Pursuant to the Merger Agreement

Stock Options

As described in “The Merger Agreement — Treatment of Company Stock Options, Stock Appreciation Rights and Restricted Shares,” the merger agreement provides that each stock option, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares subject to the stock option multiplied by (ii) the excess, if any, of $44.00 over the exercise price per share of such stock option, less applicable taxes required to be withheld with respect to such payment.

The following table sets forth, for each of our directors and executive officers holding stock options as of October 29, 2012, the aggregate number of shares of our common stock subject to vested and unvested stock options that have a per-share exercise price lower than $44.00 (the per-share merger consideration) and the corresponding value of such stock options to be received in the merger. The value of the vested and unvested stock options has been calculated on a pre-tax basis by multiplying (i) the difference between $44.00 and the per-share exercise price of each stock option by (ii) the number of shares of our common stock subject to such stock option.

Name	Vested Options (#)	Unvested Options (#)	Value ($)
Executive Officers
Jonah Shacknai	716,625	—	7,585,559
Jason D. Hanson	—	—	—
Richard D. Peterson	36,000	—	199,800
Mark A. Prygocki	202,157	—	2,092,944
Mitchell S. Wortzman	154,500	—	1,612,365
Vincent P. Ippolito	36,000	—	199,800
Seth L. Rodner	—	—	—
Total	1,145,282	—	11,690,468

Directors
Arthur G. Altschul, Jr.	121,887	7,743	1,704,776
Spencer Davidson	131,342	7,743	1,970,556
Stuart Diamond	131,342	7,743	1,970,556
Peter S. Knight, Esq.	131,342	7,743	1,970,556
Michael A. Pietrangelo	131,342	7,743	1,970,556
Philip S. Schein, M.D.	116,342	7,743	1,548,906
Lottie H. Shackelford	131,342	7,743	1,970,556
Total	894,939	54,201	13,106,464

Stock Appreciation Rights

As described in “The Merger Agreement — Treatment of Company Stock Options, Stock Appreciation Rights and Restricted Shares,” the merger agreement provides that each stock appreciation right, whether vested or unvested, that is outstanding immediately prior to the completion of the merger, will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares subject to the stock appreciation right multiplied by (ii) the excess, if any, of $44.00 over the exercise price per share of such stock appreciation right, less applicable taxes required to be withheld with respect to such payment.

As of October 29, 2012, other than Mr. Rodner, no director or executive officer held any stock appreciation rights. The following table sets forth the value of Mr. Rodner’s vested and unvested stock appreciation rights, which has been calculated on a pre-tax basis by multiplying (i) the difference between $44.00 and the per-share exercise price of each stock appreciation right by (ii) the number of shares of our common stock subject to such stock appreciation right.

Name	Vested SARs (#)	Unvested SARs (#)	Value ($)
Seth L. Rodner	37,440	158,643	5,464,447

Restricted Shares

As described in “The Merger Agreement — Treatment of Company Stock Options, Stock Appreciation Rights and Restricted Shares,” the merger agreement provides that each restricted share of our common stock, whether vested or unvested, that is outstanding immediately prior to the completion of the merger, will entitle the holder to $44.00 per share, less applicable taxes required to be withheld with respect to such payment.

The following table sets forth the number of restricted shares of our common stock held by directors and executive officers as of October 29, 2012, and their corresponding values, calculated on a pre-tax basis by multiplying the number of such shares by $44.00.

Name	Restricted Shares (#)	Value ($)
Executive Officers
Jonah Shacknai	258,360	11,367,840
Jason D. Hanson	225,513	9,922,572
Richard D. Peterson	188,890	8,311,160
Mark A. Prygocki	226,113	9,948,972
Mitchell S. Wortzman	170,866	7,518,104
Vincent P. Ippolito	164,205	7,225,020
Seth L. Rodner	49,748	2,188,912
Total	1,283,695	56,482,580

Directors
Arthur G. Altschul, Jr.	2,311	101,684
Spencer Davidson	2,311	101,684
Stuart Diamond	2,311	101,684
Peter S. Knight, Esq.	2,311	101,684
Michael A. Pietrangelo	2,311	101,684
Philip S. Schein, M.D.	2,311	101,684
Lottie H. Shackelford	2,311	101,684
Total	16,177	711,788

Cash in Lieu of Equity Awards

The merger agreement provides that we are entitled to make cash payments to our executive officers in lieu of the annual equity awards that they otherwise would have received in early 2013 in a per-person amount not to exceed the amount of the annual equity award received by such executive officer in 2012, and in an aggregate amount not to exceed $10 million. Executive officers who receive and accept an employment offer from Valeant within two months following the merger are not entitled to this payment. These payments are not factored into determining any severance payments to which the executives may become entitled. The following table sets forth the value of the restricted stock awards received by each executive officer in February 2012:

Name	Value ($)
Jonah Shacknai	4,000,000
Jason D. Hanson	1,500,000
Richard D. Peterson	1,470,000
Mark A. Prygocki	1,500,000
Mitchell S. Wortzman	1,100,000
Vincent P. Ippolito	1,155,000
Seth L. Rodner	1,100,000
Total	11,825,000	(1)

(1)	Although the aggregate value of the equity awards granted to the executive officers in February 2012 exceeded $10 million, the cash payments that we can make to the executive officers in lieu of annual equity awards may not exceed $10 million in the aggregate.

Supplemental Executive Retirement Plan

Each executive officer participates in our Supplemental Executive Retirement Plan, which we refer to as the SERP. Retirement benefits are calculated based on a percentage of a participant’s average earnings, which ranges from 1.25% to 10% of the participant’s highest base salary plus cash bonus or incentive payments during any three calendar years of service, beginning with the 2009 calendar year. The percentage of average earnings is multiplied by the participant’s years of service up to a specified cap on service ranging from five to twenty years. As of October 29, 2012, each of Messrs. Shacknai, Hanson, Peterson and Prygocki had reached his applicable maximum number of years of service and was therefore fully accrued in his SERP benefit. In no event will an executive officer’s retirement benefit exceed 50% of his or her average earnings.

Under the SERP, a participant vests in 1/6th of his or her retirement benefit per plan year, effective as of the first date of the plan year. The plan year runs from June 1 to May 31. As of June 1, 2012, each executive officer was vested in 2/6th of his retirement benefit. A participant becomes fully vested in his accrued retirement benefit upon a change in control of the Company. A participant’s normal retirement date is age 65, or age 59 1/2 with twenty years of service, subject to certain exceptions. A participant’s vested accrued benefit is payable upon a change in control, if so elected by the participant. Each executive officer has elected to receive a lump sum payment equal to the present value of his vested accrued payment upon a change in control.

The completion of the merger will constitute a change in control under the SERP, upon which each executive officer’s accrued retirement benefit will become fully vested and distributable on the 30th day following the merger. See “Advisory Vote Regarding Golden Parachute Compensation” for additional information, including the amounts distributable under the SERP to our named executive officers in connection with the merger.

Employment and Severance Arrangements with our Executive Officers

Each of our executive officers is party to an employment agreement with the Company that provides for certain benefits in connection with a change in control of the Company. As of October 29, 2012, none of our executive officers or other employees has entered into any new employment or similar agreement with Valeant or its affiliates. Valeant has indicated that it or its affiliates will pursue agreements, arrangements or understandings with certain of the Company’s executive officers or other employees, which may include cash and stock. It is anticipated that Mr. Shacknai’s employment with the Company will terminate as of the completion of the merger.

Jonah Shacknai, our Chief Executive Officer

We entered into an amended and restated employment agreement with Mr. Shacknai on June 24, 2011, which provides varying severance payments and benefits upon a qualifying termination of employment in connection with a change in control. The completion of the merger will constitute a change in control under the terms of Mr. Shacknai’s employment agreement.

Pursuant to Mr. Shacknai’s employment agreement, in the event (i) a “change in control” of Medicis occurs, and (ii) Mr. Shacknai is not appointed as Chairman and Chief Executive Officer of the surviving entity (or to such other position as may be acceptable to Mr. Shacknai) or Mr. Shacknai’s principal office is moved to a location that is more than thirty miles away from its location immediately prior to the change in control, and (iii) he resigns within the six months following the effective date of the change in control, Mr. Shacknai’s agreement provides that he will receive:

(a)	an amount equal to three times the sum of (A) his annual base salary at the highest rate in effect at any time during the twelve months preceding his termination; plus (B) the average annual bonus paid to him during the three years preceding his termination;

(b)	a pro rata bonus (calculated through the date of termination) based on his prior year’s bonus;

(c)	automatic vesting of all equity awards held by Mr. Shacknai immediately preceding the date of termination;

(d)	a stipend of $75,000 annually for administrative support and services for a period of three years following his date of termination or, if longer, for the balance of the term of his employment agreement;

(e)	for a period of three years following his date of termination, benefits under all employee benefit plans and programs in which he is entitled to participate immediately prior to his date of termination or, in the event his participation is not permitted under the terms of one or more of such plans and programs, benefits substantially similar to the benefits he would otherwise have been entitled to receive or the economic equivalent of such benefits (with Mr. Shacknai having the right, at the end of such period of coverage, to choose to have assigned to him, without cost and without apportionment of prepaid premiums, any assignable insurance policy owned by us which relates to him specifically), plus continued health and dental coverage for him and his dependents for the remainder of Mr. Shacknai’s life;

(f)	an amount necessary to offset any other damages Mr. Shacknai may suffer as a result of our termination of his employment including damages for any loss of benefits Mr. Shacknai would have received if he remained employed by us for the remainder of the term of his employment agreement and all legal fees and expenses incurred by Mr. Shacknai in contesting or disputing his termination or in seeking to obtain or enforce any right or benefit provided by his employment agreement; and

(g)	in the event that a change in control results in dissolution of our equity incentive plans and Mr. Shacknai remains employed by the successor entity, the right to participate in the successor entity’s plans or receive a cash payment for his equity awards in our company, which would include amounts representing (i) the average present value of all stock options and stock appreciation rights awarded to Mr. Shacknai in the prior three years, (ii) the cash equivalent of any restricted stock, restricted stock units or other stock payments as if such equity awards were unrestricted stock at the time of the change in control, (iii) an additional cash amount (grossed up) to cover all taxes required to be paid by Mr. Shacknai on the amounts described in (i) and (ii) and (iv) the value of 0.5% of the fully diluted capitalization of Medicis on the day prior to the change in control multiplied by the number of years (including fraction thereof) remaining in the term of his employment agreement.

In connection with the signing of the merger agreement, Mr. Shacknai and Valeant reached an understanding interpreting Mr. Shacknai’s employment agreement to provide for a $12 million payment in full satisfaction of the obligations listed in paragraphs (d), (e), (f) and (g) above, and determining the amounts specified in (a) based on a December 31, 2012 closing date for the merger and assuming his employment is terminated in connection with the merger, which is the parties’ current expectation. In addition, pursuant to the understanding with Valeant, Mr. Shacknai would be required to execute and not revoke a general release of claims, which will contain a non-disparagement provision. Mr. Shacknai agrees that he is not entitled to any severance or other benefits in connection with his anticipated termination other than (i) those described here, (ii) his right to the cash out of his accumulated benefit under the SERP, (iii) the vested balance of his 401(k) account, and (iv) any other rights to which he is entitled under the merger agreement, including, without limitation, any indemnification rights or rights to directors’ and officers’ insurance.

Should any of the payments made pursuant to a qualifying termination subject Mr. Shacknai to excise taxes under Section 4999 of the Internal Revenue Code, Mr. Shacknai will be responsible for payment of such excise taxes. If the net amount available to Mr. Shacknai after the payment of the applicable change-in-control excise taxes is less than the amount that would be remaining if his payments were capped at the maximum amount that could be paid without triggering the change-in-control excise taxes, his payments will be capped under his best pay limitation.

The employment agreement expires on June 30, 2016, unless sooner terminated as provided in the employment agreement. Mr. Shacknai may terminate the employment agreement prior to the end of the term. The employment agreement contains customary confidentiality and non-solicitation covenants and provides for the transfer to Medicis of any intellectual property relating to its business.

See “Advisory Vote Regarding Golden Parachute Compensation” for additional information, including the values of the potential change in control and severance benefits payable to Mr. Shacknai in connection with the merger.

Other Executive Officers

In December 2008, we entered into new or amended and restated employment agreements with Messrs. Hanson, Peterson, Prygocki, Wortzman and Ippolito, which were further amended in June 2010. In January 2012, we entered into an employment agreement with Mr. Rodner in connection with his appointment as an executive officer. The employment agreements with each of the executive officers named above, which we refer to as the Employment Agreements, provide, in part, for the payment of certain severance payments and other benefits in connection with a qualifying termination following a change in control. The completion of the merger will constitute a change in control under the Employment Agreements.

If the executive officer’s employment is terminated without “cause” or by the executive officer for “good reason” on or within twenty-four months following a change in control, and provided that the executive officer has delivered to Medicis a general release in our favor and is not in material breach of any provisions of his employment agreement, the executive officer shall be entitled to the following payments and benefits:

•

a lump sum cash payment in an amount equal to the sum of (i) two times the highest rate of such executive officer’s annual base compensation in effect during the three-year period immediately preceding the effective date of termination, plus (ii) two times the highest annual bonus received by such executive officer in the three year period immediately preceding the effective date of termination, plus (iii) a prorated bonus for the year in which the termination occurs determined, based on the highest annual bonus received by the executive officer in the three-year period immediately preceding the effective date;

•	a lump sum cash payment in an amount equal to twenty-four months of applicable COBRA premiums for the executive officer and his covered dependents;

•

a lump sum cash payment, in lieu of two years of life and disability coverage under our policies equal to four hundred percent (400%) of the total premiums that would be paid by us and the executive officer pursuant to our policies;

•

a lump sum cash payment equal to the lump sum value of the retirement pension to which the executive officer would have been entitled under the SERP, if the executive officer’s employment had continued for an additional period of twenty-four months, reduced by the present value of the executive officer’s actual benefits under the SERP;

•

reimbursement for all reasonable legal fees and expenses incurred by the executive officer as a result of his termination of employment, unless the executive officer’s claim is determined by a court to be frivolous or without merit; and

•

the forfeiture provisions of any stock option agreements with the executive officer regarding our right to profits from the exercise of stock options within three years of the executive officer’s termination shall be null and void.

Pursuant to the Employment Agreements, in the event of a “change in control,” all unvested stock options, restricted stock and other equity-based awards granted to the executive officer will immediately vest and become exercisable immediately prior to the consummation of the change in control.

In the event that any of Messrs. Hanson, Peterson, Prygocki, Wortzman and Ippolito receives any payment or benefit in connection with a change in control or termination of the executive officer’s employment that will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay to the executive officer an additional amount such that the net amount retained by the executive officer, after deduction of applicable taxes, will equal the total payments that the executive officer would have received absent such excise tax.

In the event that any payment or benefit received by Mr. Rodner in connection with a change in control or termination of Mr. Rodner’s employment will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. Rodner will be responsible for payment of such excise taxes. If the net amount available to Mr. Rodner after the payment of the applicable change-in-control excise taxes is less than the amount that would be remaining if his payments were capped at the maximum amount that could be paid without triggering the change-in-control excise taxes, his payments will be capped in accordance with his best pay limitation.

The foregoing payments and benefits are subject to the executive officer’s compliance with certain customary covenants relating to confidentiality, non-solicitation and return of intellectual property to Medicis.

For the purposes of the Employment Agreements:

•

“cause” generally means the board’s reasonable determination that one or more of the following conditions exist: (i) the executive officer has been convicted of or pled guilty or nolo contendere to any felony; (ii) the executive officer has committed one or more acts of theft, embezzlement or misappropriation against the company; (iii) the executive officer has failed to substantially perform the executive officer’s duties (other than such failure resulting from the executive officer’s incapacity due to physical or mental illness), or failed to exercise appropriate diligence, effort and skill, in either case, which failures are not cured within 30 days following written notice; (iv) the executive officer has materially breached his obligations under the employment agreement, which breach was not remedied within 30 days following written notice; or (v) the executive officer has engaged in willful misconduct towards us or in any conduct involving moral turpitude that is demonstrably injurious to the business or our reputation;

•

“good reason” generally is defined as follows, with certain exceptions in each executive officer’s Employment Agreement: (i) a material diminution in the executive officer’s base salary; (ii) a material diminution in the executive officer’s authority, duties or responsibilities (unless the change is implemented by Mr. Shacknai while serving as the Company’s Chief Executive Officer, the executive officer continues to report to the same supervisor or a supervisor at a higher level and there is no material diminution in the executive officer’s base compensation or opportunity for incentive or equity compensation); (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive officer is required to report; (iv) a material change in the geographic location of the executive officer’s principal office; (v) during the 24 month period following the most recent change in control, we amend (in a manner materially adverse to the executive officer) or terminate any of our performance-based bonus or incentive plans in which the executive officer participates immediately prior to the effective date of a change in control and pursuant to which the executive officer receives a material amount of the executive officer’s compensation, without providing a replacement benefit or program of substantially similar value; or (vi) any other action or inaction that constitutes a material breach by us of the Employment Agreement; and

•

“change in control” generally means the occurrence of any of the following: (i) the acquisition by any individual, entity or group of 49% or more of the then-outstanding common stock of the company or the combined voting power of the then-outstanding securities of the company generally entitled to vote in the election of directors, (ii) individuals who, as of the date of the Employment Agreements, constitute the board of the company, or the incumbent board, ceasing to constitute at least a majority of the board (except for incumbent board members whose election or nomination for election is approved by at least a majority of the incumbent board), or (iii) a reorganization, merger or consolidation or sale or other disposition of substantially all of the assets of the company; in the case of each of (i), (ii) and (iii), subject to exceptions, limitations and further description as set forth in the Employment Agreements. The completion of the merger will constitute a change in control under the terms of the Employment Agreements.

See “Advisory Vote Regarding Golden Parachute Compensation” for additional information, including the values of the potential change-in-control and severance benefits payable to each named executive officer in connection with the merger.

Indemnification of Directors and Officers

From and after the completion of the merger, Valeant and the surviving corporation will indemnify and hold harmless each individual who is or was a director or officer of the Company or a subsidiary of the Company with respect to all costs, expenses (including fees and expenses of legal counsel incurred in entering the indemnity obligation), judgments, fines, losses, claims, damages and liabilities incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative), arising out of matters existing or occurring at or prior to the completion of the merger, to the fullest extent permitted under Delaware law and the Company’s certificate of incorporation or bylaws in effect at the date of the merger agreement. Valeant and the surviving corporation will also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

Prior to the completion of the merger, the Company will obtain (and if the Company is unable to, Valeant will cause the surviving corporation to obtain), for an aggregate premium amount not to exceed 300% of the current aggregate annual premium, six-year prepaid “tail” insurance policies providing only for Side A coverage for the indemnified parties (where the existing policies also include Side B coverage for the Company). If the Company and the surviving corporation for any reason fail to obtain such “tail” insurance policies as of the completion of the merger, the surviving corporation will maintain in effect, for the six-year period commencing immediately after the completion of the merger, the Company’s directors’ and officers’ liability insurance in effect on September 2, 2012 (or substitute policies including coverage no less favorable in any material respect).

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act and we will no longer file periodic reports with the SEC.

Material U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of Medicis common stock. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion assumes that holders of our common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of our common stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of our common stock subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities and their partners or members, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who acquired their common stock through the exercise of options or otherwise as compensation, holders who hold their common stock as part of a hedge, straddle, constructive sale or conversion transaction, holders whose functional currency is not the U.S. dollar and holders who will own, actually or constructively, any stock of Valeant or the surviving corporation at the effective time of the merger. This discussion does not address any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a holder. In addition, this discussion does not address the U.S. federal income tax consequences to holders of our common stock who acquired their shares through stock option or stock purchase plan programs or in other compensatory arrangements.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger to holders of our common stock. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The U.S. federal income tax laws are complex and subject to varying interpretation. Accordingly, the Internal Revenue Service may not agree with the tax consequences described in this proxy statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partnership. If you are a partner of a partnership holding common stock, you should consult your own tax advisor regarding the U.S. federal income tax consequences of the merger to you.

All holders should consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•

a trust if (i) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a beneficial owner (other than a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) of our common stock that is not a U.S. holder.

U.S. Holders

The conversion of shares of our common stock into cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the merger (determined before the deduction of any applicable withholding taxes) and such U.S. holder’s adjusted tax basis in the shares converted into cash pursuant to the merger. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of our common stock at different times or different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of common stock.

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at the applicable rate (currently, 28%) with respect to the cash received pursuant to the merger, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against a payee’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner. All U.S. holders surrendering shares of our common stock pursuant to the merger should complete and sign, under penalty of perjury, the Internal Revenue Service Form W-9 included as part of the Letter of Transmittal and return it to the paying agent to provide the information, including such holder’s taxpayer identification number, and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the paying agent). Corporations are not subject to backup withholding.

Non-U.S. Holders

Any gain recognized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or, in the case of an individual, a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. holder, provided such non-U.S. holder provides an Internal Revenue Service Form W-8ECI and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S.

holder generally will be subject to a 30% tax on the non-U.S. holder’s net gain realized in the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•

the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of the Company’s outstanding common stock at any time during the five years preceding the merger, and the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during such non-U.S. holder’s ownership of more than 5% of the Company’s common stock. Although there can be no assurances in this regard, the Company does not believe that it is or was a “United States real property holding corporation” for U.S. federal income tax purposes.

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding (currently, at a rate of 28%) with respect to the cash received by such holder pursuant to the merger, unless such non-U.S. holder certifies under penalties of perjury that it is not a United States person (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any. In order to avoid backup withholding, a non-U.S. holder should complete and sign an appropriate Form W-8 which may be obtained from the paying agent or at www.irs.gov.

Appraisal Rights

Under specified circumstances a holder may be entitled to appraisal rights in connection with the merger. If a holder of our common stock receives cash pursuant to the exercise of appraisal rights, such holder generally will recognize gain or loss, measured by the difference between the cash received and such holder’s tax basis in such stock. Interest, if any, awarded in an appraisal proceeding by a court would be included in such holder’s income as ordinary income for U.S. federal income tax purposes. Holders of our common stock who exercise appraisal rights are urged to consult their own tax advisors as to the U.S. federal income tax consequences of their exercise of appraisal rights.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT TO COMPANY STOCKHOLDERS. THE TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER. YOU SHOULD CONSULT YOUR TAX ADVISOR CONCERNING THE FEDERAL, STATE, LOCAL, FOREIGN AND/OR OTHER TAX CONSEQUENCES OF THE MERGER TO YOU.

Regulatory Matters

Antitrust

Under the HSR Act, we cannot complete the merger until we and Valeant have filed Notification and Report Forms with the Antitrust Division of the U.S. Department of Justice, which we refer to as the Antitrust Division, and the U.S. Federal Trade Commission, which we refer to as the FTC, and the applicable waiting period is terminated by the FTC or expires. The termination or expiration of the waiting period means the parties have satisfied the regulatory requirements under the HSR Act. In October 2012, as part of our and Valeant’s continuing cooperation with the FTC and in order to provide the FTC with additional time for review, Valeant voluntarily withdrew and re-filed its Notification and Report Form. The 30 calendar day waiting period under the HSR Act restarted upon re-filing. If the Antitrust Division or the FTC requests additional information or documentation relevant to the merger prior to the expiration of the 30-day period, the waiting period will be extended until the 30th calendar day following the date of the parties’ substantial compliance with the request. Thereafter, the waiting period can be extended only by court order or with the parties’ consent.

Under the merger control rules of jurisdictions outside the United States where the parties conduct business, filings may be required and it may be necessary to observe waiting periods and/or obtain approvals prior to the completion of the merger. The period for review of the merger will vary from jurisdiction to jurisdiction and may be affected by a variety of factors. The review powers vested in foreign competition authorities include the ability to challenge the legality of the merger on the basis of its effects on competition or otherwise on the public interest. At any time before (and in some cases after) the completion of the merger, foreign competition authorities may seek to enjoin the completion of the merger or to impose conditions or remedies, including the divestiture of assets. None of the parties is aware of any required antitrust regulatory approvals in connection with the merger, other than under the HSR Act.

Commitment to Obtain Approvals

We and Valeant have agreed to use reasonable best efforts to take, or cause to be taken, and to do, or cause to be done, all actions that are reasonably necessary, proper or advisable under the applicable laws to complete the merger.

Appraisal Rights

Holders of shares of our common stock who do not vote in favor of the proposal to adopt the merger agreement and who properly perfect appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL which is attached to this proxy statement as Annex C. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.

Under Section 262 of the DGCL, holders of shares of our common stock who do not vote in favor of the proposal to adopt the merger agreement and who otherwise follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.

Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement shall constitute such notice, and the full text of Section 262 of the DGCL is attached to this proxy statement as Annex C. Any holder of our common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock, we believe that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

Filing Written Demand. Any holder of our common stock wishing to exercise appraisal rights must deliver to Medicis, before the vote on the proposal to adopt the merger agreement at the special meeting at which the proposal to adopt the merger agreement will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares. A holder of shares of our common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective date of the merger. The holder must not vote in favor of the proposal to adopt the merger agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. Neither voting against the proposal to adopt the merger agreement, nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement. The demand must reasonably inform Medicis of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the proposal to adopt the merger agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of our common stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of our common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of our common stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 of the DGCL should be sent or delivered to Medicis at 7720 North Dobson Road, Scottsdale, Arizona 85256, Attention: Corporate Secretary.

At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to Medicis, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

Notice by the Surviving Corporation. Within ten days after the effective date of the merger, the surviving corporation must notify each holder of our common stock who has made a written demand for appraisal pursuant to Section 262 of the DGCL, and who has not voted in favor of the proposal to adopt the merger agreement, that the merger has become effective.

Filing a Petition for Appraisal. Within 120 days after the effective date of the merger, but not thereafter, the surviving corporation or any holder of our common stock who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. The surviving corporation is under no obligation to, and has no present intention to, file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of our common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of our common stock within the time prescribed in Section 262 of the DGCL. Within 120 days after the effective date of the merger, any holder of our common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the proposal to adopt the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request for the statement has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of our common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from Medicis the statement described in this paragraph.

If a petition for an appraisal is timely filed by a holder of shares of our common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to the stockholder.

Determination of Fair Value. After the Delaware Court of Chancery determines the holders of our common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262 of the DGCL. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither Valeant nor Medicis anticipate offering more than the applicable merger consideration to any of our stockholders exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the “fair value” of a share of our common stock is less than the merger consideration. The Delaware courts have stated that the methods which are generally considered acceptable in the financial community and otherwise admissible in court may be considered in the appraisal proceedings. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of our common stock under Section 262 of the DGCL fails to perfect, successfully withdraws or loses such holder’s right to appraisal, the stockholder’s shares of our common stock will be deemed to have been converted at the effective date of the merger into the right to receive the merger consideration pursuant to the merger agreement. A stockholder will fail to perfect, or effectively lose, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, at any time within 60 days after the effective date of the merger, a stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal in accordance with Section 262 of the DGCL and accept the merger consideration offered pursuant to the merger agreement.

Failure to comply strictly with the requirements of Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

Valeant’s Financing of the Merger

VPII and Valeant plan to finance the merger and other related activities, costs and expenses with the proceeds from the borrowing or the issuance, as applicable, by VPII or Valeant, as applicable, of an aggregate principal amount of $2.75 billion of term loans under its existing credit agreement and high yield securities.

VPII and Valeant entered into a commitment letter, dated September 2, 2012, with JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC to provide the financing in the event that the term loans or the high yield securities described above are not able to be borrowed, or issuable, as applicable, at the completion of the merger. On September 11, 2012, VPII and Valeant entered into an amended and restated commitment letter with JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Goldman Sachs Lending Partners LLC, Royal Bank of Canada, RBC Capital Markets, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc., Barclays Bank PLC, SunTrust Bank, SunTrust Robinson Humphrey, Inc., DNB Bank ASA, DNB Markets, Inc. and The Bank of Nova Scotia, or collectively, the Commitment Parties. Under the terms of the commitment letter, J.P. Morgan Securities LLC has agreed to serve as joint lead arranger, joint bookrunner, and sole syndication agent, and Goldman Sachs Lending Partners LLC and Royal Bank of Canada have agreed to serve as joint bookrunners, in connection with the facility contemplated by the commitment letter, and the Commitment Parties have committed to provide up to an aggregate principal amount of $2.75 billion of unsecured senior increasing rate bridge loans for the purposes of funding (i) the transactions contemplated by the Merger Agreement, (ii) Medicis’ obligation to pay the conversion consideration with respect to, or repurchase of, its outstanding notes under, and in accordance with, the following indentures: 2.5% Contingent Convertible Senior Notes due 2032, 1.5% Contingent Convertible Senior Notes due 2033 and 1.375% Convertible Senior Notes due 2017 and (iii) transaction costs and expenses. The bridge loan commitments under the commitment letter will be reduced to the extent of any issuance of the high yield securities. On October 4, 2012, it was announced that VPI Escrow Corp., a wholly-owned subsidiary of Valeant, had closed its offering of $1.75 billion aggregate principal amount of 6.375% Senior Notes due 2020 in connection with the financing of the merger.

Funding is contingent on the satisfaction of certain conditions precedent that are set forth in the commitment letter, including there not having occurred, since December 31, 2011, any circumstance, occurrence or development which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect (as defined in the commitment letter), the negotiation, execution and delivery of appropriate definitive loan documents relating to the facility, and Valeant having entered into an engagement letter with one or more investment banks reasonably acceptable to the Commitment Parties in connection with the issuance of the high yield securities described above.

The completion of the merger is not conditioned upon Valeant’s receipt of financing.

Legal Proceedings Related to the Merger

On September 11, 2012, October 1, 2012, and October 25, 2012, putative class action lawsuits were filed in the Court of Chancery of the State of Delaware by Susan Omohundro Wood (Wood v. Shacknai, et al. C.A. No. 7857-CS), Leslie Russell (Russell v. Shacknai, et al. C.A. No. 7916-CS) and Maureen Collier (Collier v. Shacknai, et al. C.A. No. 7984-CS), and on September 11, 2012 in the Superior Court of Arizona in Maricopa County by Kimberly Swint (Swint v. Medicis Pharmaceutical Corporation, CV2012-055635), alleged stockholders of Medicis. Plaintiffs Swint and Wood subsequently amended their lawsuits on September 26, 2012 and September 28, 2012, respectively. The Delaware lawsuits have been consolidated under the name In re Medicis Pharmaceutical Corporation Shareholder Litigation, Consolidated C.A. No. 7857-CS (the “Delaware Action”).

The lawsuits allege that the members of our board of directors breached their fiduciary duties in negotiating and approving the merger agreement, that the merger consideration negotiated in the merger agreement undervalues Medicis, that our stockholders will not receive adequate or fair value for their Medicis common stock in the merger, that the terms of the merger agreement impose improper deal protection devices that preclude competing offers, and that the preliminary proxy filed in connection with the merger contains material misstatements and/or omissions. They further allege that Medicis, VPII, and in the case of the Delaware Action, Valeant and Merger Sub, aided and abetted the purported breaches of fiduciary duty. The lawsuits seek, among other things, an injunction against the completion of the merger and rescission in the event that the merger has already been consummated prior to the entry of the court’s final judgment, and an award of damages and costs and expenses, including attorneys’ and experts’ fees and expenses. We believe these lawsuits are meritless and intend to defend against them vigorously.

Effects on the Company if the Merger is Not Completed

If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of our common stock in connection with the merger. Instead, we would remain an independent public company and shares of our common stock would continue to be listed and traded on the NYSE. In addition, if the merger is not completed, we expect that management will operate our business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities to which our business is currently subject, including, without limitation, risks related to the highly competitive industry in which we operate and adverse economic conditions.

Furthermore, if the merger is not completed, and depending on the circumstances that would have caused the merger not to be completed, it is likely that the price of our common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. If the merger is not completed, our board of directors will continue to evaluate and review our business operations, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operation will not be adversely impacted.

In addition, if the merger agreement is terminated, under specified circumstances, we may be required to pay Valeant a termination fee of $85.0 million and up to $7.5 million of Valeant’s reasonable and documented out-of-pocket transaction expenses as described in “The Merger Agreement — Expenses and Termination Fees.”

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. The description in this section and elsewhere in this proxy statement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, a copy of which is attached to this proxy statement as Annex A. This summary may not contain all of the information about the merger that is important to you. Stockholders should carefully read the merger agreement in its entirety. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Medicis. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

Structure and Effective Time

The merger agreement provides that Merger Sub, a Delaware corporation and a wholly-owned subsidiary of Valeant, will merge with and into us. We will survive the merger and continue to exist after the merger as a wholly-owned subsidiary of Valeant.

The merger will take place on the fourth business day after the satisfaction or waiver of all conditions described under “— Conditions to the Merger.” However, even if all conditions described under “— Conditions to the Merger” are satisfied or waived, Valeant and Merger Sub are not obligated to complete the merger prior to the second business day after a marketing period during which Valeant will arrange the debt financing and bond financing (discussed below) to be undertaken in connection with the merger, unless with two business days prior written notice, Valeant requests an earlier closing date, as long as all the conditions described under “— Conditions to the Merger” are either satisfied or waived on such closing date. Subject to certain limited blackout periods in November, December and January, the marketing period is a 20 consecutive calendar day period throughout which we have provided certain required financial and other information about Medicis and during which our independent auditors have not withdrawn or qualified their audit opinion with respect to our audited financial statements. Commencement and completion of the marketing period is not subject to the closing conditions to the merger having been met.

The merger will be complete when we and Valeant file a certificate of merger with the Secretary of State of the State of Delaware, as provided by the DGCL, or at such later time as may be agreed by the parties and specified in the certificate of merger.

Merger Consideration

The merger agreement provides that each share of our common stock outstanding immediately prior to the completion of the merger (other than shares held by Medicis, VPII or any wholly-owned subsidiary of VPII, or by stockholders who properly perfect appraisal rights) will be converted into the right to receive $44.00 in cash per share, without interest and less any applicable withholding tax.

Shares owned by holders that perfect appraisal rights with respect to their shares will be treated as described under “The Merger — Appraisal Rights.”

Treatment of Company Stock Options, Stock Appreciation Rights and Restricted Shares

Each stock option that is outstanding immediately prior to the completion of the merger, whether vested or unvested, will be cancelled and converted into the right to receive, within eight days following the completion of the merger, an amount in cash equal to the product of (i) the number of shares of our common stock subject to such stock option, and (ii) the excess, if any, of $44.00 per share over the exercise price per share of such stock option, less any required withholding taxes.

Each stock appreciation right that is outstanding immediately prior to the completion of the merger, whether vested or unvested, will be cancelled and converted into the right to receive, within eight days following the completion of the merger, an amount in cash equal to the product of (i) the number of shares of our common stock subject to such stock appreciation right, and (ii) the excess, if any, of $44.00 per share over the exercise price per share of such stock appreciation right, less any required withholding taxes.

Each restricted share that is outstanding immediately prior to the completion of the merger will be converted into the right to receive $44.00 per share, less any required withholding taxes.

Surrender of Stock Certificates or Book-Entry Shares; Payment of Merger Consideration; Lost Certificates

At the completion of the merger, Valeant will deposit funds with a paying agent selected by Valeant with our prior approval in amounts as necessary for the payment of the merger consideration.

Within two business days after the completion of the merger, the paying agent will mail to each holder of record of our common stock immediately prior to the completion of the merger (other than holders who properly exercise their appraisal rights) a letter of transmittal and instructions for surrendering certificates representing shares of our common stock or non-certificated shares formerly represented by book-entry. Each holder of a certificate representing shares of our common stock or book-entry shares of our common stock immediately prior to the merger will, upon surrender thereof to the paying agent, together with a properly completed letter of transmittal, be entitled to receive the merger consideration of $44.00 per share in cash, less any withholding taxes, for each share of our common stock represented by such certificate or book-entry shares. No interest will be paid or will accrue on the cash payable upon surrender of any certificate or book-entry.

If any certificate representing our common stock has been lost, stolen or destroyed, the paying agent will pay the merger consideration (less any applicable withholding taxes) with respect to each share of our common stock formerly represented by such certificate upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Valeant, the posting by such person of a bond in a customary amount and upon such terms as may reasonably be required by Valeant as indemnity against any claim that may be made against it or the surviving corporation with respect to such certificate.

Directors and Officers

The merger agreement provides that the directors of Merger Sub and the officers of Medicis at the completion of the merger will be the directors and officers of the surviving corporation until successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the surviving corporation’s governing documents.

Representations and Warranties

The merger agreement contains representations and warranties that we, on the one hand, and Valeant and Merger Sub, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the merger agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in a confidential disclosure letter provided by us to Valeant and Merger Sub in connection with the signing of the merger agreement. While we do not believe that this disclosure letter contains information required to be publicly disclosed under the applicable securities laws other than information that has already been so disclosed, the disclosure letter does contain information that modifies, qualifies and creates exceptions to our representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about us, Valeant or Merger

Sub since they were made as of specific dates, may be intended merely as a risk allocation mechanism between us, Valeant and Merger Sub and are modified in important part by the confidential disclosure letter.

We have made a number of representations and warranties to Valeant and Merger Sub in the merger agreement regarding aspects of our business and other matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	our and our subsidiaries’ organization, existence, good standing, qualification to do business and similar corporate matters;

•

our and our subsidiaries’ capital structure as well as the ownership of, and rights and obligations pertaining to, the capital stock, stock appreciation rights, stock options, voting securities and other ownership interests in our subsidiaries;

•

our corporate power and authority to enter into and perform our obligations under the merger agreement and complete the merger, the enforceability of the merger agreement against us, and the due execution and delivery of the merger agreement;

•	the authorization and approval of the merger agreement and the merger by our board of directors and the stockholder approval required to complete the merger;

•

our receipt of an opinion from Deutsche Bank regarding the fairness, from a financial point of view, of the consideration to be received by holders of our common stock (other than VPII and its subsidiaries);

•	consents, approvals, authorizations, permits and filings required from governmental entities to enter into the merger agreement and complete the merger;

•

the absence of violations and breaches of, or conflicts with, our governing documents, certain contracts, or any order or law resulting from our entry into the merger agreement or the completion of the merger;

•

the absence of defaults or accelerations of any obligations under certain contracts or creation of any liens on our products or other assets resulting from our entry into the merger agreement or the completion of the merger;

•	the absence of material non-competition agreements;

•	our filings with the SEC and compliance with federal securities laws, rules and regulations and the applicable listing and corporate governance rules and regulations of the NYSE;

•	the maintenance of accounting and disclosure controls and procedures to ensure timely and adequate reporting and compliance with securities laws;

•	our financial reports and the preparation of our financial reports in compliance with U.S. generally accepted accounting principles, or GAAP;

•	the ordinary course operation of our business and our subsidiaries’ businesses since December 31, 2011;

•

the absence since December 31, 2011 of any events that have had or would reasonably be expected to have a material adverse effect on us or would have required Valeant’s consent under the merger agreement as described under “— Covenants — Conduct of Our Business Prior to Merger” if taken after the date of the merger agreement;

•

the absence of any suits, claims, hearings arbitrations, investigations or other proceedings pending or threatened against us before or by any government entity and the absence of certain material orders against us;

•	the absence of material undisclosed or unreserved for obligations or liabilities of us or any of our subsidiaries;

•	employment matters affecting us or our subsidiaries, including our benefits plans;

•	our and our subsidiaries’ compliance with applicable laws and material permit requirements;

•	the validity of, our compliance with, and certain other matters with respect to our and our subsidiaries’ material contracts;

•	our and our subsidiaries’ owned and leased real estate and personal property;

•	our and our subsidiaries’ compliance with regulatory requirements and healthcare laws and certain other related matters;

•	the inapplicability of anti-takeover statutes or provisions in our governing documents to us, our common stock, the merger or other transactions contemplated by the merger agreement;

•	environmental matters;

•	our and our subsidiaries’ material compliance with tax laws and other tax matters;

•	labor matters affecting us or our subsidiaries;

•	our and our subsidiaries’ intellectual property;

•	our insurance policies;

•	our compliance with all applicable U.S. and non-U.S. anti-corruption laws;

•	our board of directors taking all necessary action to render our rights agreement inapplicable to the merger;

•	our engagement of, and payment of fees to, brokers, investment bankers and financial advisors; and

•	the accuracy of the information supplied in connection with this proxy statement.

Some of our representations and warranties are qualified by a material adverse effect standard. Subject to certain exclusions, a material adverse effect means any material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of us and our subsidiaries, taken as a whole, provided that none of the following events, in and of itself or themselves, constitute a material adverse effect:

•

changes in the economy or financial markets generally in the United States or any foreign jurisdiction, unless such changes relate primarily to us and our subsidiaries or have a disproportionate adverse effect on us and our subsidiaries as compared to other companies of similar size operating in the pharmaceutical industry;

•

changes that are the result of factors generally affecting the pharmaceutical industry, unless such changes relate primarily to us and our subsidiaries or have a disproportionate adverse effect on us and our subsidiaries as compared to other companies of similar size operating in the pharmaceutical industry;

•

changes in GAAP, unless such changes relate primarily to us and our subsidiaries or have a disproportionate adverse effect on us and our subsidiaries as compared to other companies of similar size operating in the pharmaceutical industry;

•

geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions or any escalation or worsening of such events or actions threatened or underway as of the date of the merger agreement, unless such conditions or actions relate primarily to us and our subsidiaries or have a disproportionate adverse effect on us and our subsidiaries as compared to other companies of similar size operating in the pharmaceutical industry;

•

general regulatory, legislative or political conditions or securities, credit, financial or other capital market conditions in the United States or any foreign jurisdiction, unless such conditions relate primarily to us and our subsidiaries or have a disproportionate adverse effect on us and our subsidiaries as compared to other companies of similar size operating in the pharmaceutical industry;

•

changes in laws, including rules, regulations and administrative policies of the U.S. Food and Drug Administration, which we refer to as the FDA, or interpretations thereof, of general applicability, unless such changes relate primarily to us and our subsidiaries or have a disproportionate adverse effect on us and our subsidiaries as compared to other companies of similar size operating in the pharmaceutical industry;

•	legal proceedings made or brought by any of our current or former stockholders in connection with the merger agreement or the transactions contemplated thereby;

•	earthquakes, hurricanes, tornados or other natural disasters;

•

a decline in our stock price on the NYSE (provided that this exception shall not prevent or affect a determination that any underlying cause of such change resulted in, or contributed to, a material adverse effect);

•	the announcement or pendency of the merger agreement or the transactions contemplated thereby, including its effect on our employees, customers, suppliers, distributors and collaboration partners;

•

our failure to meet projections of revenues, earnings, or other financial or operating metrics (whether such projections were made by us or independent third parties) for any period ending on or after the date of the merger agreement and prior to the completion of the merger (provided that this exception shall not prevent or affect a determination that any underlying cause of such failure resulted in, or contributed to, a material adverse effect);

•

the approval or disapproval by, or the delay of a determination of approval or disapproval by, the FDA or any governmental entity, or any panel or advisory body empowered or appointed thereby, with respect to our products; and

•	actions taken or not taken with the consent of Valeant or in accordance with the merger agreement.

Valeant and Merger Sub have also made a number of representations and warranties to us regarding various matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	organization, existence, good standing, qualification to do business and similar corporate matters;

•

corporate power and authority to enter into and perform their obligations under the merger agreement and complete the merger, the enforceability of the merger agreement against them, and the due execution and delivery of the merger agreement;

•	consents, approvals, authorizations, permits and filings required from governmental entities to enter into the merger agreement and complete the merger;

•

the absence of violations and breaches of, or conflicts with, their respective governing documents, certain contracts, or any order or law resulting from the entry into the merger agreement or the completion of the merger;

•	the availability and sufficiency of funds to complete the merger;

•	the accuracy of the information supplied by Valeant, Merger Sub or any of their respective affiliates to be included in this proxy statement;

•

Valeant’s ownership of 100% of the issued and outstanding capital stock of Merger Sub and the absence of any obligations of Merger Sub other than the obligations incurred in connection with the merger agreement and the merger;

•

the absence of any suits, claims, hearings arbitrations, investigations or other proceedings pending or threatened against them before or by any governmental entity and the absence of certain orders against them which would reasonably be expected to prevent or materially delay their ability to effect the merger;

•

that neither Valeant, Merger Sub nor any of their affiliates is, or has been, during the three year period prior to the date of the merger agreement, an “interested stockholder” of ours as defined in Section 203 of the DGCL; and

•

the responsibility for fees to brokers, finders or financial advisors or any other fees or commission payable in connection with the transactions described in the merger agreement based on arrangements made by and on behalf of Valeant or Merger Sub.

The representations and warranties of each of the parties to the merger agreement will expire upon the completion of the merger or the termination of the merger agreement.

Covenants

Conduct of Our Business Prior to the Merger

In the merger agreement, we have agreed, subject to exceptions set forth in our disclosure letter, that until the merger is complete, we and our subsidiaries will:

•	conduct our business in the ordinary and usual course; and

•

use reasonable best efforts to preserve in all material respects our assets and to preserve intact our business organizations and maintain existing relations and goodwill with governmental entities, customers, licensees, development collaboration or similar commercialization partners, manufacturers, suppliers, distributors, creditors, lessors, employees and other business associates and keep available the services of our and our subsidiaries’ present employees and agents.

In addition, subject to certain specified exceptions or without Valeant’s consent, we have agreed not to do and not to permit our subsidiaries to do the following:

•	amend our or any of our subsidiaries’ governing documents;

•

merge or consolidate with any entity (other than with a wholly-owned subsidiary), or restructure, reorganize or liquidate or agree to materially change or restrict our assets, operations or businesses;

•

acquire assets outside of the ordinary course of our business with a value or purchase price of, individually or in the aggregate, $2,500,000, other than acquisitions pursuant to contracts in effect as of the date of the merger agreement;

•

issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of our or our subsidiaries’ capital stock or securities convertible or exchangeable into or exercisable for any shares, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

•	create or incur any lien material to us or our subsidiaries on our or our subsidiaries’ assets;

•	make new loans, advances, guarantees or capital contributions to or investments in any person (other than investments in cash, cash equivalents, or short-term investments);

•

declare, set aside or pay dividends or other distributions with respect to capital stock (except for regular quarterly dividends not to exceed $0.10 per share of our common stock), or enter into any agreement with respect to the voting of our capital stock;

•

reclassify, split, combine, subdivide or redeem, or acquire our capital stock or securities convertible or exchangeable into or exercisable for our capital stock, except from: (i) holders of our options in payment of the exercise thereof and/or applicable taxes payable by such holders upon exercise of their options or stock appreciation rights or the lapse of restriction on our restricted shares or (ii) former employees, directors or consultants following termination of their relationship with us in accordance with applicable agreements;

•

incur indebtedness or guarantee indebtedness of another person or issue or sell debt securities or warrants or other rights to acquire our or our subsidiaries’ debt securities (except for certain intercompany borrowing practices);

•	make or authorize any unbudgeted capital expenditure;

•	enter into, amend, modify or terminate any material contract or cancel, modify, or waive any debts, rights or claims under any material contract based on certain dollar thresholds;

•	make material changes to any accounting policies or procedures, except as required by law or GAAP;

•

settle any litigation or other proceedings before a government entity unless the settlement is solely limited to: (i) the release of claims and (ii) the monetary payment by us or our subsidiaries does not exceed $2,000,000 (or $15,000,000 for all such settlements); or commence, join or appeal a lawsuit, action, claim or similar proceeding other than: (a) for routine bill collection, or (b) where failure to commence a suit would result in a material impairment of a valuable aspect of our business (provided, that we consult with Valeant); or as permitted under the merger agreement;

•

file or amend any material tax return except in the ordinary course of business, settle or compromise any material tax liability, make, change or revoke any material tax election except to the extent consistent with past practice or as required by law, change any material method of tax accounting except as required by law, or take any action which would materially adversely affect our or our subsidiaries’ tax position;

•

transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of our assets, licenses, operations, rights, product lines, businesses or our or our subsidiaries’ interests therein, except for sales of products in the ordinary course of business and obsolete assets;

•

other than in the ordinary course of business, transfer, sell, license, mortgage, pledge, encumber, divest, cancel, abandon, or allow to lapse or expire or otherwise dispose of any of our intellectual property rights; grant, extend, amend or abandon, waive or modify any material rights in or to our intellectual property rights; fail to prosecute patent applications, or fail to exercise a right of removal or extension under our material intellectual property;

•	terminate, enter into, amend or renew any benefit plans (other than certain routine amendments);

•	increase the compensation, bonus or other benefits, severance or termination pay of any of our or our subsidiaries’ current or former directors, officers, employees or consultants;

•	pay any bonus or incentive compensation under any benefit plan in excess of the amount earned based on actual performance;

•	accelerate the vesting of or lapsing of restrictions of any equity-based or other long-term incentive compensation under any benefit plan;

•	grant any new award, amend the terms of outstanding awards or change the compensation opportunity under any benefit plan;

•	pay any severance in excess of what is legally required under the terms of any benefit plan;

•	take any action to fund or secure payments under any benefit plan;

•	change any assumptions used to calculate funding or contribution obligations under any benefit plan;

•	hire any officer, employee or consultant with maximum cash compensation opportunities of more than $200,000 per year;

•	enter into any collective bargaining agreement or similar agreement;

•	terminate any of our officers without cause;

•	take any action or omit to take any action reasonably likely to prevent, interfere with or delay the completion of the merger; or

•	agree, authorize or commit to do any of the foregoing.

No Solicitation of Acquisition Proposals and Standstill Waivers

Under the terms of the merger agreement, we agreed to immediately cease any existing activities, discussions or negotiations with any person other than VPII, Valeant and Merger Sub conducted prior to the date of the merger agreement with respect to any acquisition proposal. We further agreed to inform any person involved in discussions regarding any acquisition proposal of our non-solicitation obligations under the merger agreement, and agreed that we and our subsidiaries will not directly or indirectly:

•	initiate, solicit or knowingly facilitate or encourage any inquiries or the making of any acquisition proposal; or

•

engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to, or cooperate in any way with, any person relating to, any acquisition proposal or any inquiry or proposal that could reasonably be expected to lead to any acquisition proposal; or

•	waive, terminate, modify or fail to enforce any “standstill” or confidentiality or similar obligation of any person with respect to us or any of our subsidiaries.

Despite these general prohibitions, subject to certain conditions, we may, at any time prior to the adoption of the merger agreement by our stockholders:

•

provide information in response to a request by a person that has made an unsolicited bona fide, written acquisition proposal providing for a merger or consolidation or acquisition of assets representing at least 50% of our consolidated revenues, net income or assets, or more than 50% of our total voting power of our equity securities if:

•

the potential acquirer has entered into a confidentiality agreement with us that contains terms that are no less restrictive than those contained in the confidentiality agreement between us and Valeant;

•	such confidentiality agreement does not prohibit us from providing information to Valeant; and

•	we promptly disclose to Valeant any information furnished to the potential acquirer, if not previously provided to it; or

•	engage or participate in any discussions or negotiations with any person who has made such an unsolicited bona fide written acquisition proposal; or

•

after having complied with the requirements described under “— Board Recommendation” below, approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable such acquisition proposal;

•	provided that,

•	the acquisition proposal was not solicited, initiated, encouraged or facilitated by us in breach of our non-solicitation obligations described above;

•	our board of directors determines in good faith (after consultation with our outside legal counsel) that failure to take such action would be inconsistent with the directors’ fiduciary duties;

•

in a situation where we have furnished information to, or engaged or participated in discussions or negotiations with, a person that has made an unsolicited bona fide, written acquisition proposal as described above, our board of directors determines in good faith (after consultation with our financial advisor) that the acquisition proposal is, or is reasonably likely to result in, a superior proposal (as defined in “— Board Recommendation” below); and

•

in a situation after having complied with the requirements described under “— Board Recommendation” below, we approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable such acquisition proposal, our board of directors determines in good faith (after consultation with our financial advisor and outside legal counsel) that the acquisition proposal is a superior proposal.

Regardless of the foregoing, we may have discussions with any person solely to clarify and understand the terms and conditions of any inquiry or proposal made by such person.

We have also agreed to notify Valeant promptly (and in any event within 24 hours) if (i) we receive any inquiries, proposals or offers relating to any acquisition proposal, (ii) we receive information requests, or (iii) any discussions or negotiation are sought to be initiated or continued. Our notice must provide Valeant with the identity of any person making, and the material terms and conditions of, any proposals or offers, and include copies of any written requests, proposals or offers, including proposed agreements, financing commitments, and written summaries of any material terms not made in writing. Additionally, we are obligated to keep Valeant reasonably informed on a current basis of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in our intentions with respect to such proposals.

Board Recommendation

Subject to the exceptions discussed below, under the terms of the merger agreement, our board of directors cannot:

•

withhold, withdraw, qualify or modify (or publicly propose to do so), in a manner adverse to Valeant, the recommendation of our board of directors that our stockholders vote in favor of the adoption of the merger agreement (with the understanding that our board of directors may take no position with respect an acquisition proposal until the earlier of the close of business as of (i) the day prior to the stockholder meeting and (ii) the tenth business day after the commencement of such acquisition proposal pursuant to applicable law without such action being considered an adverse modification); or

•

except as expressly permitted by, and after compliance with, certain termination provisions of the merger agreement, cause or permit us to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than the confidentiality agreements described under “— No Solicitation of Acquisition Proposals and Standstill Waivers” above) relating to any acquisition proposal.

Notwithstanding the foregoing, before our stockholders adopt the merger agreement, our board of directors may withhold, withdraw, qualify or modify (or publicly propose to do so) its recommendation that our stockholders vote in favor of the adoption of the merger agreement, or approve or recommend, or otherwise declare advisable, any superior proposal made after the date of the merger agreement and which was not solicited, initiated, encouraged or facilitated in breach of the restrictions described in “— No Solicitation of Acquisition Proposals and Standstill Waivers,” if:

•	our board determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law;

•

we provide Valeant with prior written notice that our management intends to recommend to our board of directors that it change its recommendation at least three business days prior to taking such action, including all of the material terms and conditions of any alternative acquisition proposal;

•

during such three day period, we negotiate in good faith with Valeant (if requested by Valeant) with respect to any proposed revisions to the terms of the transaction contemplated by the merger agreement; and

•

in the case of a change of recommendation as a result of an alternative acquisition proposal, our board of directors, after taking into account any modifications to the terms of the merger agreement proposed by Valeant, continues to believe that the alternative acquisition proposal constitutes a superior proposal.

In addition, we may not exercise our termination rights under the merger agreement unless, in addition to the conditions to termination described under “— Termination,”

•

we provide Valeant prior written notice of our intent to enter into an alternative acquisition agreement with respect to a superior proposal at least three business days prior to taking such action, including all of the material terms and conditions of the acquisition proposal, and

•

Valeant does not make, within such three business days, an offer that our board of directors determines, in good faith after consultation with our financial advisors, is at least as favorable, from a financial point of view, to our stockholders as the superior proposal.

Throughout this proxy statement, an “acquisition proposal” means (i) any proposal or offer of a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving us or any of our subsidiaries and (ii) any acquisition, offer or proposal which would result in any person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power or of any class of our equity securities or those of any of our subsidiaries, or assets representing 20% or more of our consolidated revenues, net income or assets other than the merger contemplated by the merger agreement between us and Valeant.

Throughout this proxy statement, a “superior proposal” means an unsolicited bona fide acquisition proposal that would result in any person becoming the beneficial owner, directly or indirectly, of assets representing more than 50% of our consolidated revenues, net income or assets or more than 50% of the total voting power of our equity securities that our board of directors has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, and if consummated, would result in a transaction more favorable to our stockholders from a financial point of view than the transaction contemplated by the merger agreement

Employee Benefit Matters

Valeant has agreed that it will, and will cause the surviving corporation after the completion of the merger to:

•

from the closing date of the merger until the twelve-month anniversary thereof, provide our employees with welfare benefits (excluding severance) that are substantially similar in the aggregate to the benefits provided to similarly situated employees of Valeant;

•	generally provide each of our employees a cash bonus opportunity with Valeant as in effect immediately prior to the closing date of the merger;

•

pay (or permit us to pay, if not paid prior to the closing date of the merger) 2012 annual bonuses for our employees, in the aggregate, at the target level, as determined and approved by our compensation committee and, with respect to any employee, contingent on that employee remaining employed through the closing date of the merger;

•

pay each of our employees a prorated cash bonus for fiscal year 2013 in the event the employee is terminated without cause (as determined by Valeant in good faith) in 2013, unless such employee is already entitled to a prorated bonus upon a termination without cause under an employment agreement or severance plan;

•

pay severance benefits to certain of our employees who are terminated without cause or who voluntarily resign for good reason during the twelve-month period commencing with the closing date of the merger, in an amount based on the employee’s position and years of service with us, subject to certain conditions and requirements, including the employee’s execution of a general release;

•

with respect to any employee benefit plan in which our employees are first eligible to participate at or following the closing date of the merger (which we refer to as a new plan), use commercially reasonable efforts to waive all preexisting conditions, actively-at-work requirements, exclusion and waiting periods with respect to participation and coverage requirements under the new plans to the extent they were inapplicable to, or were satisfied under, our comparable plans;

•

use commercially reasonable efforts to credit all years of service by our employees for purposes of vesting and eligibility to participate (but not benefit accrual) under the new plans to the same extent such years of service were credited under our comparable plans, except to the extent it would result in a duplication of benefits; and

•

use commercially reasonable efforts to cause any eligible expenses incurred by an employee of ours and his or her covered dependents with respect to our benefit plans in effect immediately prior to the closing date of the merger to be taken into account for purposes of satisfying any deductible, coinsurance or maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in connection with the new plans.

Special Meeting

Under the merger agreement, we have agreed to convene and hold a special meeting of our stockholders as promptly as reasonably practicable for purposes of considering and voting upon the adoption of the merger agreement. Except as specifically permitted by the merger agreement, our board of directors has agreed to recommend that our stockholders vote in favor of the adoption of the merger agreement. Unless the agreement has been terminated, we have agreed to submit the merger agreement to our stockholders for a vote regardless of a change in our board of directors’ recommendation to adopt the merger agreement. We may adjourn or postpone the meeting if, as of the time for which the meeting is originally scheduled, there are insufficient shares represented to constitute a quorum necessary to conduct the business of the meeting or there are insufficient votes to approve the adoption of the merger agreement.

Efforts to Consummate the Merger; Regulatory Matters

We and Valeant have each agreed to use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under the merger agreement and applicable laws to consummate the merger as soon as practicable, including:

•	preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings; and

•

obtaining as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity (including in connection with the HSR Act and under foreign antitrust laws) in order to consummate the merger or any of the other transactions contemplated by the merger agreement.

Valeant has agreed that “reasonable best efforts” includes a requirement by Valeant to (i) sell, license or otherwise dispose of (or agree to do so), businesses or assets of either Valeant, Medicis or their subsidiaries that in the aggregate produced net revenues in an amount not in excess of $325 million for Valeant, Medicis and their respective subsidiaries during the 2011 fiscal year (provided that (a) in the case of businesses or assets that were acquired during the 2011 fiscal year, the net revenues with respect to the business or assets that were so acquired shall include the net revenues produced by the transferee in the 2011 fiscal year prior to such acquisition, (b) with respect to a product that was introduced in the 2011 fiscal year or the 2012 fiscal year, aggregate produced net revenues shall mean such amounts projected in the most recent regularly prepared budget for the first fiscal year following the year in which the product launches and (c) in the case of businesses or assets that were acquired during the 2012 fiscal year, the net revenues with respect to the businesses or assets that were so acquired shall include net revenues for the 2011 calendar year as reflected on the most recent regularly prepared audited financial statements of the transferee) (we refer to the foregoing as the “Detriments Limit”) and (ii) sell or otherwise dispose of businesses or assets that Valeant or any of its subsidiaries agrees to acquire after the date of the merger agreement, without regard to the Detriments Limit, and such sale or disposal shall not be included in the calculation of the Detriments Limit, in each case if such action should be reasonably necessary to (x) obtain any consent or approval required for the completion of the merger or (y) eliminate, terminate or remove the issuance of any order by a governmental entity, to the extent related to antitrust or competition matters, in each case prior to March 4, 2013 or, if the termination date of the merger agreement is extended, June 3, 2013.

Except with respect to this covenant, the merger agreement provides that Valeant will not be required to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the completion of the merger, any assets, licenses, operations, rights, product lines, businesses or interest therein of Valeant or Medicis or any of their affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbrance by Medicis of any of its assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by Medicis to take any of the foregoing actions) or to agree to any changes (including through a licensing arrangement) or restriction on, or other impairment of Valeant’s ability to own or operate, of any such assets, licenses, product lines, businesses or interests therein or Valeant’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the surviving corporation.

Conditions to the Merger

Our, Valeant’s and Merger Sub’s obligations to complete the merger are subject to the satisfaction of the following conditions:

•	the adoption of the merger agreement by our stockholders;

•	the expiration or early termination of any applicable waiting or review period under the HSR Act; and

•

no court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law that is in effect and restrains, enjoins or otherwise prohibits the merger or the other transactions contemplated by the merger agreement.

Valeant’s and Merger Sub’s obligations to complete the merger are also subject to the satisfaction by us or waiver by them of the following conditions:

•

the representations and warranties made by us in the merger agreement that are qualified by reference to material adverse effect must be true and correct as of the date of the merger agreement and as of the completion of the merger (except for those representations and warranties that expressly relate to an earlier date which only need to be true and correct as of such earlier date);

•

the representations and warranties made by us in the merger agreement that are not qualified by reference to material adverse effect must be true and correct as of the date of the merger agreement and as of the completion of the merger (except for those representations and warranties that expressly relate to an earlier date which only need to be true and correct as of such earlier date), provided, however, this condition will be satisfied even if any such representations and warranties (other those relating to “Capital Structure,” “Corporate Authority; Approval and Fairness,” “Takeover Statutes” and “Rights Agreement,” which must be true and correct in all material respects) are not so true and correct unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect;

•	the performance by us in all material respects of our obligations under the merger agreement;

•	the receipt by Valeant of a certificate signed on behalf of us by our chief executive officer certifying the satisfaction of the foregoing conditions;

•	other than the filing of the certificate of merger, all Company approvals and Valeant approvals have been obtained; and

•	since the date of the merger agreement, there must not have occurred any change, event, circumstances or development that has had, or is reasonably likely to have, a material adverse effect.

Our obligation to complete the merger is also subject to the satisfaction by Valeant and Merger Sub or waiver by us of the following conditions:

•

the representations and warranties made by Valeant and Merger Sub in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and as of the completion of the merger (except for those representations and warranties that expressly relate to an earlier date which only need to be true and correct as of such earlier date);

•	the performance by Valeant and Merger Sub in all material respects of their obligations under the merger agreement; and

•	our receipt of a certificate signed on behalf of Valeant and Merger Sub by an executive officer of Valeant certifying the satisfaction of the foregoing conditions.

Termination

The merger agreement may be terminated if both we and Valeant mutually agree to terminate it, or as follows:

•	by either Valeant or us if:

•

the merger has not been completed by the termination date of March 4, 2013 (whether before or after the date of adoption of the merger agreement by our stockholders), provided that, subject to certain conditions, this termination date may be extended by either Valeant or us upon written notice to the other party to a date not beyond the later of June 3, 2013 or, if the debt commitment letter is amended, the extension date as provided in the merger agreement,

•

the adoption of the merger agreement by our stockholders is not obtained at the stockholders’ meeting or at any adjournment or postponement of the stockholders’ meeting taken in accordance with the merger agreement, or

•

any order permanently restraining, enjoining or otherwise prohibiting the completion of the merger shall become final and non-appealable (whether before or after the adoption of the merger agreement by our stockholders);

provided that this termination right will not be available to any person that has breached in any material respect its obligations under the merger agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the completion of the merger;

•	by us if:

•	prior to the adoption of the merger agreement by our stockholders,

•

we have not breached our obligations and have complied with the provisions of the merger agreement described above under “— Covenants — No Solicitation of Acquisition Proposals and Standstill Waivers,” and our board of directors determines (after consultation with its financial advisor and outside legal counsel) that a bona fide, unsolicited, written acquisition proposal constitutes a superior proposal,

•

our board of directors, after taking into account any modifications to the terms of the merger agreement proposed in negotiations with Valeant and after following certain procedures described under “— Covenants — Board Recommendation,” authorizes us to enter into an alternative acquisition agreement with respect to a superior proposal (provided that we may not enter into a binding agreement with respect to such superior proposal until at least the fourth business day following all notices we are required to deliver to Valeant and provided that such four day period and notice obligations recommence every time there is a material change to the terms of the superior proposal), and

•	we pay Valeant a termination fee of $85.0 million and up to $7.5 million of Valeant’s reasonable and documented out-of-pocket transaction expenses; or

•

Valeant or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement, or any such representation or warranty has become untrue after the date of the merger agreement which results in certain conditions to the completion of the merger not being satisfied and such breach or condition is not cured within 30 days following written notice of such breach from us to Valeant or by the termination date of March 4, 2013 (or later, if extended as discussed above), whichever comes earlier; or

•	by Valeant if:

•

our board of directors withholds, withdraws, qualifies or modifies (or publicly proposes to do so), in a manner adverse to Valeant, its recommendation that our stockholders vote in favor of the adoption of the merger agreement,

•

after we receive an alternative acquisition proposal, our board of directors fails to reaffirm its approval or recommendation of the merger agreement and the merger as promptly as reasonably practicable (but in any event no later than within three business days of Valeant’s request to do so),

•

a tender offer or exchange offer for shares of our common stock is publicly disclosed and our board of directors fails to recommend against acceptance of such tender or exchange offer prior to the earlier of (i) the date prior to the date of the stockholders’ meeting or (ii) eleven business days after the commencement of such tender or exchange offer, or

•

we have breached any of our representations, warranties, covenants or agreements under the merger agreement, or any such representation or warranty has become untrue after the date of the merger agreement which results in certain conditions to the completion of the merger not being satisfied and such breach or condition is not cured within 30 days following written notice of such breach from Valeant to us or by the termination date of March 4, 2013 (or later, if extended as discussed above), whichever comes earlier.

Expenses and Termination Fees

Each party will generally pay its own fees and expenses in connection with the merger, whether or not the merger is completed. However, we must pay Valeant a termination fee of $85.0 million and up to $7.5 million of Valeant’s reasonable and documented out-of-pocket transaction expenses if:

•

a bona fide acquisition proposal has been made, or any person has announced publicly its intention to make such a proposal, and has not been publicly withdrawn without qualification at least ten days prior to the date of termination of the merger agreement (if the merger agreement is terminated as described in clause (i) below) or the stockholders’ meeting at which the stockholders are to approve the merger (if the merger agreement is terminated as described in clause (ii) below), as applicable, and the merger agreement is terminated because (i) the merger has not occurred by March 4, 2013 (or before the expiration of the extension periods described above) or (ii) our stockholders have not approved the merger agreement at our special meeting; provided that that we will not be obligated to pay the termination fee and reimburse Valeant for its expenses unless within 12 months of such termination we have (a) entered into an alternative acquisition agreement with respect to, or have consummated or have approved or recommended to our stockholders or otherwise not opposed, an acquisition proposal or (b) there has been consummated an acquisition proposal (in both cases which may result or has resulted, as applicable, in a third person becoming the beneficial owner of 50% or more of the total voting power or of any class of our equity securities or those of any of our subsidiaries, or assets representing 50% or more of our consolidated revenues, net income or assets); or

•	the merger agreement is terminated by Valeant because:

•

our board of directors withholds, withdraws, qualifies or modifies (or publicly proposes to do so), in a manner adverse to Valeant, its recommendation that our stockholders vote in favor of the adoption of the merger agreement,

•

after we receive an alternative acquisition proposal, our board of directors fails to reaffirm its approval or recommendation of the merger agreement and the merger as promptly as reasonably practicable (but in any event no later than within three business days of Valeant’s request to do so), or

•

a tender offer or exchange offer for shares of our common stock is publicly disclosed and our board of directors fails to recommend against acceptance of the tender or exchange offer prior to the earlier of (i) the date prior to the date of the stockholders’ meeting or (ii) eleven business days after the commencement of such tender or exchange offer, or

•

the merger agreement is terminated by us prior to the adoption of the merger agreement by our stockholders because, after our not having breached our obligations and having complied with the provisions of the merger agreement described under “— Covenants — No Solicitation of Acquisition Proposals and Standstill Waivers,” our board of directors determines (after consultation with its financial advisor and outside legal counsel) that a bona fide, unsolicited, written acquisition proposal constitutes a superior proposal and, after taking into account any modifications to the terms of the merger agreement proposed in negotiations with Valeant and after following certain procedures described under “— Covenants — Board Recommendation,” authorizes us to enter into an alternative acquisition agreement with respect to a superior proposal.

Indemnification and Insurance

Valeant has agreed to honor all indemnification obligations existing in favor of our and our subsidiaries’ current or former directors and officers as provided under Delaware law and in our governing documents in effect as of the date of the merger agreement with respect to matters occurring at or prior to the completion of the merger. Valeant has also agreed to advance expenses as incurred to the fullest extent permitted by applicable law, subject to receipt of any undertaking to repay such expenses if it is ultimately determined that the applicable individual is not entitled to indemnification.

Prior to the completion of the merger, we will purchase a six-year “tail” prepaid policy on our directors’ and officers’ liability and fiduciary liability insurance policies on terms and conditions no less advantageous than the existing directors’ and officers’ liability insurance policies (except that only the Side A coverage will be purchased), provided that the premium paid for the “tail” policy may not exceed 300% of the current annual premiums paid by us. If we are unable to do so, at the completion of the merger, the surviving corporation will purchase such “tail” prepaid policy. If we or the surviving corporation fail to obtain such “tail” prepaid policy, from and after the completion of the merger, Valeant has agreed to maintain in effect for a period of six years the existing policies of directors’ and officers’ liability insurance in an amount and scope at least as favorable as in the policies in place at the date of the merger agreement, or cause the surviving corporation to use reasonable best efforts to purchase comparable directors’ and officers’ liability insurance for such six-year period, so long as Valeant or the surviving corporation is not required to pay an annual premium for such policies in excess of 300% of the annual premium currently paid by us.

The indemnification and insurance provisions of the merger agreement are intended to benefit, and are enforceable by, the indemnified persons and their respective heirs or representatives.

Valeant’s Financing of the Merger

Valeant has delivered to us a fully executed commitment letter, among VPII, Valeant, JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Goldman Sachs Lending Partners LLC, Royal Bank of Canada, RBC Capital Markets, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc., Barclays Bank PLC, SunTrust Bank, SunTrust Robinson Humphrey, Inc., DNB Bank ASA, DNB Markets, Inc. and The Bank of Nova Scotia, pursuant to which the lenders have committed, upon the terms and subject to the conditions set forth therein, to lend the amounts set forth in the commitment letter, or the debt financing.

Under the merger agreement, Valeant and Merger Sub have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and use their reasonable best efforts to do, or cause to be done, all things necessary or advisable to arrange and consummate the debt financing at the completion of the merger, including using reasonable best efforts to maintain in effect the commitment letter; satisfy on a timely basis all of the conditions precedent set forth in the commitment letter; negotiate, execute and deliver definitive documentation for the debt financing; and in the event that certain conditions to each party and Valeant’s and Merger Sub’s obligations to effect the merger and the conditions precedent set forth in the commitment letter have been satisfied or, upon funding would be satisfied, cause the financing providers to fund the full amount of the debt financing, except to the extent replaced with any bond financing which Valeant may undertake in replacement of all or a portion of the debt financing.

Valeant has also agreed to keep us reasonably informed regarding the status of the financing process, including its efforts to arrange the debt financing and the bond financing. Valeant has agreed to (i) give us prompt notice of any material breach or threatened material breach of the commitment letter, and (ii) if a breach occurs, use reasonable best efforts to arrange for alternative financing on terms, in an amount sufficient to make the payments to be made by Valeant and Merger Sub at the completion of the merger, and on conditions that are not materially less favorable to Valeant or Merger Sub in the event of such breach of the commitment letter.

Further, Valeant must obtain our prior written consent before it agrees to (i) amend, replace, reduce, supplement or otherwise modify, or waive any of its material rights under the commitment letter if such change would reasonably be expected to prevent, materially delay, or materially impede the consummation of the debt financing or add material additional conditions to the availability of the debt financing or any alternative financing, or (ii) consent to any assignment of rights or obligations under the commitment letter.

On October 4, 2012, it was announced that VPI Escrow Corp., a wholly-owned subsidiary of Valeant, had closed its offering of $1.75 billion aggregate principal amount of 6.375% Senior Notes due 2020 in connection with the financing of the merger.

The completion of the merger is not conditioned upon Valeant’s receipt of financing.

Additional Agreements

Certain Communications. We and Valeant have agreed that we will consult with each other prior to issuing any public release or announcement with respect to the merger and other transactions contemplated in the merger agreement and prior to making any filings with any third party or governmental entity, except as may be required by law or by obligations pursuant to any listing agreement with or the rules of any national securities exchange or interdealer quotation service or by the request of any governmental entity, except with respect to public releases related to the acquisition proposals received by us. We and Valeant have agreed that we may make any public statement in response to specific questions by the press, analysts, investors or others attending industry conferences or financial analyst conference calls, so long as such statements are substantially similar to previous press releases and other public discourses or statements made by us or Valeant.

Proxy Statement. We have agreed to file this preliminary proxy statement with the SEC as promptly as reasonably practicable, and within 15 days, following the signing of the merger agreement. We have also agreed to notify Valeant of, and consult with Valeant regarding, any comments that may be received from the SEC or its staff with respect to the preliminary proxy statement, the proxy statement and any amendment or supplement thereto. Both we and Valeant have agreed to use reasonable best efforts to promptly provide responses to SEC comments, and we have agreed to mail the proxy statement to our stockholders as promptly as reasonably practicable after the date the SEC staff advises that it has no further comments or that we may commence mailing the proxy statement. We have assured Valeant that none of the information supplied by us for inclusion in the proxy statement will, at the date of the mailing to the stockholders or at the time of stockholders’ meeting contain any untrue statement of a material fact or omit to state any material fact required to be included or necessary in order to make the statements in the proxy statement, in light of the circumstances under which they are made, not misleading. We have also agreed to use reasonable best efforts to take all actions reasonably necessary, proper or advisable to enable the surviving corporation to delist our shares from the New York Stock Exchange and deregister such shares under the Securitas and Exchange Act of 1934 no later than ten days after the completion of the merger.

Access and Information. We have agreed, subject to our confidentiality agreement with Valeant, our confidentiality obligations to third parties and applicable laws, including with respect to our privileged information, to (i) give Valeant reasonable access, during normal business hours, to our employees, properties, books contracts and records and (ii) furnish Valeant with information with respect to our business, properties and personnel as may be reasonably requested. We and Valeant have also agreed to keep each other appraised of the status of matters relating to the completion of this transaction. We have also agreed to give Valeant prompt notice of any change, fact or condition that is reasonably expected to have a material adverse effect on us and any failure of any condition to Valeant’s obligations to effect the merger. Both we and Valeant have agreed to provide prompt notice of any notice or communication received by such party from any governmental entity in connection with the merger or from any person alleging that a consent of such party may be required in connection with the merger if such communication or the failure to obtain such consent could be material to us, the surviving corporation or Valeant.

Cooperation. We and Valeant have also agreed to promptly notify each other of any actions, suits, claims investigations or proceedings commenced or threatened against such party which relate to the merger. We and Valeant have further agreed not to permit any of our respective officers or other representatives to participate in any in-person meeting with any governmental authority with respect to any filing, investigation or other inquiry related to the merger unless it consults with the other party in advance.

Amendment; Extension; Waiver and Specific Performance

At any time prior to the completion of the merger, any provision of the merger agreement may, to the extent allowed by law, be amended, modified or supplemented by written agreement signed by us, VPII, Valeant and Merger Sub. The merger agreement also provides that any conditions to each of the parties’ obligations to complete the merger are for the sole benefit of such party and, we, VPII, Valeant or Merger Sub may waive any such conditions in whole or in part to the extent permitted by applicable law.

We, VPII, Valeant and Merger Sub have agreed that the parties to the merger agreement will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in the Court of Chancery of the State of Delaware in addition to any other remedy to which each party is entitled at law or in equity.

VPII Guarantee

VPII has agreed to irrevocably and unconditionally guarantee the due and punctual performance of the obligations of Valeant and Merger Sub under the merger agreement. VPII also waived diligence, presentment, demand of payment, filing objections with a court, any right to require proceeding first against Valeant or Merger Sub, any right to require the prior disposition of the assets of Valeant or Merger Sub to meet their respective obligations, notice, protest and all demands whatsoever.

VPII also made representations and warranties to us covering the following:

•	its organization, existence, good standing and similar corporate matters;

•

its corporate power and authority to enter into and perform its obligations under the merger agreement and complete the merger, the enforceability of the merger agreement against it, and the due execution and delivery of the merger agreement;

•	the availability and sufficiency of funds to complete the merger; and

•	its ownership interest in Valeant.

Third-Party Beneficiaries

The merger agreement generally is not intended to confer upon any person other than VPII, Valeant, Merger Sub and Medicis any benefits or remedies, other than the rights to indemnification and insurance described above and certain other exceptions.

PROPOSAL 2

AUTHORITY TO ADJOURN THE SPECIAL MEETING

The Adjournment Proposal

If at the special meeting of stockholders, our board of directors determines it is necessary or appropriate to adjourn the special meeting, we intend to move to adjourn the special meeting. For example, our board of directors may make such a determination if the number of shares of our common stock represented and voting in favor of the proposal to adopt the merger agreement at the special meeting is insufficient to adopt that proposal under the DGCL, in order to enable our board of directors to solicit additional votes in respect of such proposal. If our board of directors determines that it is necessary or appropriate, we will ask our stockholders to vote only upon the proposal to adjourn the special meeting, and not the proposal to adopt the merger agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of the proposal to adjourn the special meeting to another time and place. If the stockholders approve the proposal to adjourn the special meeting, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional votes, including the solicitation of votes from stockholders that have previously voted. Among other things, approval of the proposal to adjourn the special meeting could mean that, even if we had received proxies representing a sufficient number of votes against the proposal to adopt the merger agreement to defeat that proposal, we could adjourn the special meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of the proposal to adopt the merger agreement.

Board of Directors Recommendation

Our board of directors unanimously recommends that you vote “FOR” the proposal to adjourn the special meeting.

PROPOSAL 3

ADVISORY VOTE REGARDING GOLDEN PARACHUTE COMPENSATION

Advisory Vote Regarding Golden Parachute Compensation

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K under the Exchange Act, which requires disclosure of information about compensation for each “named executive officer” of Medicis that is based on or otherwise relates to the merger. The compensation described below is referred to as “golden parachute compensation.” Further details regarding the following forms of golden parachute compensation payable in connection with the merger can be found at “The Merger — Interests of Our Directors and Executive Officers in the Merger — Payments Pursuant to the Merger Agreement,” and the table below.

Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act require that we seek a non-binding advisory vote from our stockholders to approve the golden parachute compensation payable to our named executive officers in connection with the merger. We are asking our stockholders to approve, on an advisory basis, the golden parachute compensation payable to our named executive officers in connection with the merger.

Equity Awards

In connection with the merger, (i) each outstanding stock option (whether vested or unvested) will be cancelled and converted into the right to receive an amount in cash equal to the product of the number of shares subject to the stock option multiplied by the excess, if any, of $44.00 per share over the exercise price per share of such stock option, and (ii) each outstanding restricted share (whether vested or unvested) will be cancelled and converted into the right to receive an amount in cash equal to $44.00 per share, in each case, less applicable withholding taxes. Our named executive officers hold vested stock options to purchase shares of our common stock and unvested restricted shares of our common stock.

Cash in Lieu of Equity Awards

Under the merger agreement, we are entitled to make cash payments to our executive officers who do not receive and accept an employment offer from Valeant within two months following the merger in lieu of the annual equity awards that they otherwise would have received in early 2013 absent the signing of the merger agreement, in an amount not to exceed the amount of the annual equity award received by such officer in 2012, and subject to an aggregate cap for all executive officers of $10 million. These cash payments will not be factored into any severance payments to which the executive may become entitled.

Severance Payments and Benefits

Medicis and each named executive officer are parties to employment agreements that provide for certain severance payments and benefits in connection with a qualifying termination following the proposed merger. Mr. Shacknai and Valeant have reached an understanding regarding the interpretation of certain provisions of his employment agreement in the event of a qualifying termination of his employment in connection with the merger. It is anticipated that Mr. Shacknai’s employment with the Company will terminate as of the completion of the merger.

SERP

Our named executive officers participate in the SERP, and each named executive officer would be entitled to full vesting and distribution of his accrued retirement benefit upon the completion of the merger. Each of the named executive officers, except Mr. Wortzman, is fully accrued in his SERP benefit.

Estimated Payments and Benefits

The table below sets forth an estimate of the approximate values of golden parachute compensation that may become payable to our named executive officers in connection with the merger, as described herein and under the heading “The Merger — Interests of Our Directors and Executive Officers in the Merger.” The footnotes to the table below distinguish between the benefits available in connection with the merger without a qualifying termination (“single-trigger” benefits) and the benefits payable upon a qualifying termination in connection with the merger (“double-trigger” benefits). In accordance with SEC rules, the table assumes the closing of the merger occurs on January 31, 2013, and the employment of our named executive officers is terminated without cause immediately following the closing on January 31, 2013. If the merger were to close, and the associated terminations of employment were to occur, on a date other than January 31, 2013 (including a date in 2012), certain amounts paid to the named executive officers may be higher or lower than the amounts shown in the table. The information below is based on the merger consideration of $44.00 per share.

Name	Cash ($)		Equity ($)(1)	Pension / NQDC ($)(2)	Perquisites / Benefits ($)		Tax Reimbursement ($)		Total ($)
Jonah Shacknai	10,836,712	(3)	11,367,840	9,291,484	12,000,000	(4)	—		43,496,036
Jason D. Hanson	4,243,490	(5)	9,922,572	3,190,272	442,694	(6)	3,022,385	(7)	20,821,413
Richard D. Peterson	3,626,334	(5)	8,311,160	2,766,247	422,813	(6)	2,759,130	(7)	17,885,684
Mark A. Prygocki	4,318,269	(5)	9,948,972	3,603,972	493,331	(6)	2,983,141	(7)	21,347,685
Mitchell S. Wortzman, Ph.D.	2,944,397	(5)	7,518,104	2,983,257	1,046,728	(6)	2,385,883	(7)	16,878,369

(1)	Represents the single-trigger cash lump sum payment that will result from the cancellation of unvested restricted shares upon the completion of the merger in exchange for the merger consideration to be paid by Valeant. The payment is determined on a pre-tax basis based on the number of unvested restricted shares held as of October 29, 2012, multiplied by $44.00 per share. None of the named executive officers holds any unvested stock options or stock appreciation rights, and consistent with the requirements of Rule 14a-21(c) under the Exchange Act, the vested equity awards held by each named executive officer are not reflected in this column.
(2)	Represents the value of the unvested portion of the accrued retirement benefit under the SERP, which, upon the completion of the merger, becomes fully vested (single-trigger) and distributable in the form of a cash lump sum payment by Medicis (or the surviving corporation in the merger).
(3)

In connection with the signing of the merger agreement, Mr. Shacknai and Valeant reached an understanding (the “Understanding”) interpreting Mr. Shacknai’s existing employment agreement with Medicis to provide for the following double-trigger cash lump sum severance payments to be paid by Medicis (or the surviving corporation in the merger) in the event of Mr. Shacknai’s termination of employment without cause in connection with the merger: (i) $6,746,438, which represents a sum equal to three times Mr. Shacknai’s highest base salary in the twelve months prior to the signing of the merger agreement and average annual bonus amounts paid in the three years prior to December 31, 2012 (i.e., paid in 2009-2011 for each prior year’s performance), and (ii) a prorated cash bonus for the year in which the closing occurs, based on the cash bonus payable to Mr. Shacknai for the year prior to such year, which is estimated to be $90,274, based on Mr. Shacknai’s 2012 target bonus of $1,062,900. Mr. Shacknai’s actual 2012 bonus, which will determine the amount of his prorated bonus assuming that the merger is completed on January 31, 2013, has not yet been determined. The amount in this column also represents, as permitted under the merger agreement, the cash payment in lieu of the annual equity award that Mr. Shacknai otherwise would have received in early 2013, estimated to be $4,000,000, which is the value of the equity award granted to Mr. Shacknai in 2012. The amounts shown in this column do not give effect to any potential reduction in Mr. Shacknai’s payments due to the best pay limitation provision in his employment agreement. The amounts shown in this column are conditioned on Mr. Shacknai executing and not revoking a general release of claims, which will include a non-disparagement provision. It is anticipated that Mr. Shacknai’s employment with the Company will terminate as of the completion of the merger.

(4)

For Mr. Shacknai, represents the $12,000,000 double-trigger cash lump sum payment agreed to pursuant to the Understanding as payment in satisfaction of the following obligations under Mr. Shacknai’s employment agreement, which shall be paid by Medicis (or the surviving corporation in the merger): (i) the right to participate for three years in the benefit plans and programs of Medicis, (ii) the right to medical and dental coverage under the Medicis medical and dental plans for him and his dependents for the remainder of Mr. Shacknai’s life, (iii) the right to receive an annual administrative services stipend of $75,000 for three years, and (iv) the right to receive all other damages to which Mr. Shacknai may be entitled under his employment agreement due to the loss of benefits he would have received under the Medicis benefit plans if he remained employed through the remainder of the term of his employment agreement, including the loss of annual equity awards. The amounts shown in this column do not give effect to any potential reduction in Mr. Shacknai’s payments due to the best pay limitation provision in his employment agreement. The amounts shown in this column are conditioned on Mr. Shacknai executing and not revoking a general release of claims, which will include a non-disparagement provision.
(5)

Represents a double-trigger cash lump sum severance payment to be paid by Medicis (or the surviving corporation in the merger) following a qualifying termination of employment on or within twenty-four months following a change in control in an amount equal to (i) two times the highest rate of salary in effect during the three-year period preceding January 31, 2013, plus two times the highest annual bonus received by executive in the three-year period immediately preceding January 31, 2013, which is $692,344, $468,281, $683,125 and $405,000, for Messrs. Hanson, Peterson, Prygocki and Wortzman, respectively, (ii) a prorated bonus for 2013, determined based on the highest annual bonus received by the executive in the three-year period immediately preceding January 31, 2013, or $58,802, $39,772, $58,019 and $34,397, for Messrs. Hanson, Peterson, Prygocki and Wortzman, respectively, and (iii) as permitted by the merger agreement, the cash payment in lieu of the annual equity award that the executive otherwise would have received in early 2013, which is estimated to be an amount equal to the value of executive’s equity award in 2012, or $1,500,000, $1,470,000, $1,500,000 and $1,100,000, for Messrs. Hanson, Peterson, Prygocki and Wortzman, respectively.[a] The severance amounts listed in subsections (i) and (ii) above, which are based on the highest bonuses paid in the three-year period immediately preceding the date of termination, may differ based on bonus payments for 2012 performance expected to be paid in January 2013. Each of Messrs. Hanson, Peterson, Prygocki and Wortzman will be subject to a post-termination confidentiality restriction and a one-year non-solicitation covenant. The amounts shown in this column are conditioned on each such executive officer executing and not revoking a general release of claims.

[a]	Although the aggregate value of the equity awards granted to the executive officers in February 2012 exceeded $10 million, the cash payments that we can make to the executive officers in lieu of annual equity awards (including Mr. Shacknai’s estimated cash payment in lieu of his 2013 annual equity award as disclosed in footnote 3 to this table) may not exceed $10 million in the aggregate.
(6)	Represents a double-trigger cash lump sum payment to be paid by Medicis (or the surviving corporation in the merger) following a qualifying termination of employment on or within twenty-four months following a change in control in an amount equal to (i) two years of COBRA coverage, based on the current COBRA monthly premium rates in effect for the executive and his dependents, which is $45,511 for each of Messrs. Hanson, Peterson and Prygocki and $31,152 for Mr. Wortzman, (ii) an amount equal to four-times the current premiums paid by us and the executive for life and disability insurance, which is $6,694 for each of Messrs. Hanson, Peterson, Prygocki and Wortzman, and (iii) a lump sum cash payment equal to the lump sum value of the retirement pension to which the executive would have been entitled under the SERP, if the executive’s employment had continued for an additional period of twenty-four months, reduced by the present value of the executive’s actual benefits under the SERP, which is $390,489, $370,608, $441,126 and $1,008,882 for Messrs. Hanson, Peterson, Prygocki and Wortzman, respectively. The amounts shown in this column are conditioned on each such executive officer executing and not revoking a general release of claims.
(7)

A “gross-up” for purposes of Internal Revenue Code Sections 280G and 4999 is a contract provision that obligates the company to pay the excise tax (and all associated taxes) that may be triggered as a result of an “excess parachute payment,” resulting from a change in control. The excise tax amount and payment determinations are based on our best estimate of each executive’s liabilities under Internal Revenue Code Sections 280G and 4999, assuming the change in control and qualifying termination occurred on January 31, 2013, that the applicable tax rates for 2013 are not changed by legislation after October 29, 2012, and that each named executive officer’s vested equity awards as of October 29, 2012, are cancelled upon the completion of the merger in exchange for the merger consideration. The gross-up payments are potentially payable both as single-trigger benefits and double-trigger benefits. The amounts shown in the table above are accordingly based on all compensation and benefits payable in connection with the merger.

Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act require that we seek a non-binding advisory vote from our stockholders to approve the golden parachute compensation payable to our named executive officers in connection with the merger. Accordingly, we are asking you to approve the following resolution:

“RESOLVED, that the stockholders approve, on an advisory (non-binding) basis, the agreements or understandings with and items of compensation payable to the named executive officers of Medicis that are based on or otherwise relate to the merger, as disclosed in the section of the Proxy Statement entitled ‘Advisory Vote Regarding Golden Parachute Compensation.’”

Board of Directors Recommendation

The board of directors unanimously recommends that our stockholders approve the non-binding advisory proposal on the golden parachute compensation payable to our named executive officers in connection with the merger.

Approval of this proposal is not a condition to the completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on us or Valeant. Accordingly, regardless of the outcome of the non-binding advisory vote, our named executive officers will be eligible to receive or retain the various amounts of golden parachute compensation payable to them in connection with the merger (subject to the completion of the merger, if required by the terms of such compensation).

MARKET PRICE

Our common stock is traded on the New York Stock Exchange under the symbol “MRX.” The table below shows, for the periods indicated, the range of high and low sales prices for our common stock as quoted on the New York Stock Exchange.

	High	Low	Dividends Declared
Year ended December 31, 2010:
First Quarter	$28.10	$21.15	$0.06
Second Quarter	$26.55	$21.02	$0.06
Third Quarter	$30.29	$21.28	$0.06
Fourth Quarter	$30.94	$26.21	$0.06
Year ended December 31, 2011:
First Quarter	$32.75	$24.97	$0.08
Second Quarter	$38.63	$32.03	$0.08
Third Quarter	$40.51	$30.48	$0.08
Fourth Quarter	$40.10	$29.76	$0.08
Year ended December 31, 2012:
First Quarter	$38.73	$31.58	$0.10
Second Quarter	$39.99	$32.88	$0.10
Third Quarter	$43.70	$30.30	$0.10
Fourth Quarter (through November 1, 2012)	$43.58	$43.19	—

The following table sets forth the closing per share sales price of our common stock on the New York Stock Exchange on August 31, 2012, the last full trading day before the public announcement of the proposed merger, and on November 1, 2012, the latest practicable trading day before the printing of this proxy statement:

Medicis Pharmaceutical Corporation Common Stock Closing Price
August 31, 2012	$31.56
November 1, 2012	$43.48

We have not adopted a dividend policy. Prior to July 2003, we had not paid a cash dividend on our Class A common stock. Since July 2003, we have paid quarterly cash dividends aggregating approximately $101.0 million on our Class A common stock. Any future determinations to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, operating results, capital requirements and other factors that our board of directors deems relevant. Under the terms of the merger agreement, between the signing of the merger agreement and the earlier of the closing of the merger or termination of the merger agreement, we are permitted but not required to pay a regular quarterly dividend not to exceed $0.10 per share. Following the merger, there will be no further market for our common stock.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

AND CERTAIN BENEFICIAL OWNERS

The following table shows ownership of our common stock on October 29, 2012, based on 58,397,251 shares of common stock outstanding on that date, by (i) each director; (ii) our Chief Executive Officer, our Chief Financial Officer, each of our next three most highly compensated executive officers for the year ended December 31, 2011 (collectively, the “named executive officers”); (iii) all of our directors and executive officers as a group; and (iv) each person known to us to own beneficially more than five percent (5%) of our capital stock. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable. Unless otherwise noted below, the address of each stockholder is c/o Medicis Pharmaceutical Corporation, 7720 North Dobson Road, Scottsdale, Arizona 85256.

Name	Shares of Common Stock		Rights to Acquire Common Stock (1)	Total Shares Beneficially Owned	Percentage of Outstanding Common Stock (2)
Directors and Named Executive Officers
Jonah Shacknai	928,825	(3)	716,625	1,645,450	2.8%
Arthur G. Altschul, Jr.	8,497	(4)	121,887	130,384	*
Spencer Davidson	9,722	(4)	131,342	141,064	*
Stuart Diamond	8,675	(4)	131,342	140,017	*
Peter S. Knight, Esq.	12,532	(4)	131,342	143,874	*
Michael A. Pietrangelo	17,920	(4)	131,342	149,262	*
Philip S. Schein, M.D.	8,222	(4)	116,342	124,564	*
Lottie H. Shackelford	10,422	(4)	131,342	141,764	*
Jason D. Hanson	225,513	(5)	0	225,513	*
Richard D. Peterson	208,291	(6)	36,000	244,291	*
Mark A. Prygocki	304,465	(7)	202,157	506,622	*
Mitchell S. Wortzman	237,876	(8)	154,500	392,376	*
All current executive officers and directors (including nominees) as a group (14 persons)	2,222,342	(9)	2,040,221	4,262,563	7.1%

5% Beneficial Owners
BlackRock, Inc. (10)	6,532,699		0	6,532,699	11.2%
Visium Balanced Master Fund, Ltd and affiliates (11)	3,850,000		0	3,850,000	6.6%
The Vanguard Group (12)	3,561,701		0	3,561,701	6.1%
Merrill Lynch & Co., Inc. (13)	3,224,938		0	3,224,938	5.5%

*	Less than 1%.
(1)	Represents shares which the person or group has a right to acquire within 60 days of October 29, 2012, upon the exercise of options.
(2)	Based on 58,397,251 shares of common stock outstanding on October 29, 2012, including an aggregate of 1,982,418 unvested shares of restricted stock. Shares of common stock subject to options which are currently exercisable or which become exercisable within 60 days of October 29, 2012 are deemed to be outstanding and beneficially owned by the person holding such options for the purposes of computing the percentage of ownership of such person but are not treated as outstanding for the purposes of computing the percentage of any other person.
(3)	Includes 258,360 shares of unvested restricted stock and 50,000 shares subject to transfer pursuant to a settlement agreement, subject to certain conditions.
(4)	Includes 2,311 shares of unvested restricted stock.
(5)	Includes 225,513 shares of unvested restricted stock.

(6)	Includes 188,890 shares of unvested restricted stock and 102 shares held indirectly under the Medicis 401(k) plan.
(7)	Includes 226,113 shares of unvested restricted stock and 552 shares held indirectly under the Medicis 401(k) plan.
(8)	Includes 170,866 shares of unvested restricted stock and 718 shares held indirectly under the Medicis 401(k) plan.
(9)	Includes 1,299,872 shares of unvested restricted stock and 1,372 shares held indirectly under the Medicis 401(k) plan.
(10)	According to a Schedule 13G/A filed with the SEC on January 10, 2012 by BlackRock, Inc., a parent holding company (“BlackRock”), on behalf of its investment advisory subsidiaries consisting of BlackRock Japan Co. Ltd., BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors LLC, BlackRock Capital Management, Inc., BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock Fund Managers Limited, BlackRock Asset Management Ireland Limited, BlackRock International Limited and BlackRock Investment Management (UK) Limited that hold the securities, BlackRock has sole voting and dispositive power with respect to all 6,532,699 shares. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.
(11)	According to a Schedule 13G/A filed with the SEC on February 10, 2012 by Visium Balanced Master Fund, Ltd (“VBMF”), Visium Institutional Partners Master Fund, Ltd (“VIPMF”), Lyxor Visium Institutional Partners Fund, Ltd (“Lyxor”), Visium Asset Management, LP (“VAM”), JG Asset, LLC (“JG Asset”) and Jacob Gottlieb (“Gottlieb”). By virtue of his position as the Managing Member of JG Asset, which is the General Partner of VAM, Gottlieb may be deemed to beneficially own, and reports sole voting and dispositive power with respect to, all 3,850,000 shares. The following entities report beneficial ownership, sole voting power and sole dispositive power with respect to the following number of shares: VBMF (3,368,957); VIPMF (399,580); Lyxor (81,463); VAM (3,850,000); and JG Asset (3,850,000). By virtue of its position as investment manager to pooled investment funds across each of VBMF, VIPMF and Lyxor, VAM may be deemed to beneficially own the 3,850,000 shares beneficially owned by VBMF, VIPMF and Lyxor, collectively. The address for each of VBMF, VIPMF, Lyxor, VAM, JG Asset and Gottlieb is c/o Visium Asset Management, LP, 950 Third Avenue, New York, NY 10022.
(12)	According to a Schedule 13G filed with the SEC on February 9, 2012 by The Vanguard Group, Inc. (the “The Vanguard Group”), which reports that it has sole voting and shared dispositive power with respect to 88,199 shares and sole dispositive power with respect to 3,473,502 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 88,199 shares as a result of its serving as investment manager of collective trust accounts and directs the voting of such shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(13)	According to a Schedule 13G filed with the SEC on February 7, 2006 by Merrill Lynch & Co., Inc., a parent holding company (“ML&Co.”), on behalf of Merrill Lynch Investment Managers (“MLIM”), an operating division of ML&Co. comprised of ML&Co.’s indirectly-owned asset management subsidiaries, the indirectly-owned subsidiaries of ML&Co. which hold these securities are the following investment advisors: (i) Federated Equity Management Company of PA, (ii) Gartmore Mutual Fund Capital Trust, (iii) IQ Investment Advisors, LLC, (iv) Merrill Lynch Investment Managers Ltd., (v) Fund Asset Management, L.P., (vi) Merrill Lynch Investment Managers, L.P., and (vii) Pacific Life Insurance Company. Each such investment advisor exercises voting and investment powers with respect to its portfolio securities. The address for ML&Co. and MLIM is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10381.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

We will hold our 2013 annual meeting of stockholders only if the merger is not completed because following the merger our common stock will be delisted from the NYSE, our common stock will be deregistered under the Exchange Act, which we refer to as the Exchange Act, and we will no longer be a publicly-held company.

Proposals Pursuant to Rule 14a-8

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in the 2013 proxy statement, your proposal must be received by us no later than December 5, 2012, and must otherwise comply with Rule 14a-8. While our board of directors will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to Our Bylaws

Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2013 annual meeting that will not be included in our proxy statement, you must notify us in writing and such notice must be received by us no earlier than January 15, 2013 and no later than February 14, 2013. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our bylaws and the nomination or proposal must contain the specific information required by our bylaws. You may write to our Corporate Secretary at our principal executive offices, 7720 North Dobson Road, Scottsdale, Arizona 85256-2740, to deliver the notices discussed above and to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Medicis Pharmaceutical Corporation, 7720 North Dobson Road, Scottsdale, Arizona 85256-2740, or contact Investor Relations by telephone at (480) 291-5854. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and therefore file annual, quarterly and current reports, proxy statements and other information with the SEC.

You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at

www.sec.gov, that contains reports, proxy statements and other information regarding us and other registrants that file electronically with the SEC.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012 and June 30, 2012;

•

our Current Reports on Forms 8-K and 8-K/A filed with the SEC on February 16, 2012, March 2, 2012, March 28, 2012, May 2, 2012, May 8, 2012, May 10, 2012 (accepted at 7:07:54), May 10, 2012 (accepted at 8:04:24), May 11, 2012, May 16, 2012, May 21, 2012, June 6, 2012, July 23, 2012, August 8, 2012, August 15, 2012, September 5, 2012, September 25, 2012, October 9, 2012 and October 17, 2012; and

•

our proxy statement on Schedule 14A for our 2012 Annual Meeting filed with the SEC on April 4, 2012, and the additional definitive proxy soliciting materials on Schedule 14A filed with the SEC on April 4, 2012.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Medicis Pharmaceutical Corporation, Attention: Corporate Secretary, 7720 North Dobson Road, Scottsdale, Arizona 85256, Telephone: (602) 808-8800; or MacKenzie Partners, Inc., or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

If you have questions about the special meeting or the merger with Valeant after reading this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, please contact our proxy solicitor at:

Call Collect: (212) 929-5500

Toll Free: (800) 322-2885

Email to: proxy@mackenziepartners.com

Address: 105 Madison Avenue, New York, New York 10016

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED NOVEMBER 5, 2012. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Among

MEDICIS PHARMACEUTICAL CORPORATION,

VALEANT PHARMACEUTICALS INTERNATIONAL,

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

and

MERLIN MERGER SUB, INC.

Dated as of September 2, 2012

Page

ARTICLE I

The Merger; Closing; Effective Time

1.1.	The Merger	A-1
1.2.	Closing	A-1
1.3.	Effective Time	A-2

ARTICLE II

Certificate of Incorporation and By-Laws of the Surviving Corporation

2.1.	The Certificate of Incorporation	A-2
2.2.	The By-Laws	A-2

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1.	Directors and Officers	A-2

ARTICLE IV

Effect of the Merger on Capital Stock; Exchange of Certificates

4.1.	Effect on Capital Stock	A-2
4.2.	Exchange of Certificates	A-3
4.3.	Treatment of Stock Plans	A-5
4.4.	Adjustments to Prevent Dilution	A-5

ARTICLE V

Representations and Warranties

5.1.	Representations and Warranties of the Company	A-6
5.2.	Representations and Warranties of Parent and Merger Sub	A-24

ARTICLE VI

Covenants

6.1.	Interim Operations	A-26
6.2.	Acquisition Proposals	A-29
6.3.	Proxy Filing; Information Supplied	A-32
6.4.	Stockholders Meeting	A-32
6.5.	Filings; Other Actions; Notification	A-32
6.6.	Access and Reports	A-34
6.7.	Stock Exchange Delisting	A-35
6.8.	Publicity	A-35

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of September 2, 2012, among Medicis Pharmaceutical Corporation, a Delaware corporation (the “Company”), Valeant Pharmaceuticals International, a Delaware corporation (“Parent”), Merlin Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub,” the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”), and Valeant Pharmaceuticals International, Inc., a Canadian corporation (“Parent Holdco”).

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the “DGCL”).

1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 1888 Century Park East, 21st Floor, Los Angeles, California, at 9:00 A.M. on the fourth (4th) business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement; provided, however, that, notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, Parent and Merger Sub shall not be obligated to effect the Closing prior to the second (2nd) business day following the final day of the Marketing Period, unless Parent shall request an earlier date on two (2) business days prior written notice (but, subject in such case, to the satisfaction or waiver of the conditions set forth in Article VII (other than any such conditions which by their terms cannot be satisfied until the Closing Date, which shall be required to be so satisfied or waived on Parent’s requested Closing Date)). For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York. “Marketing Period” shall mean the first period of twenty (20) consecutive calendar days, commencing not less than two (2) days after the delivery of the Required Information, throughout which (a) Parent shall have the Required Information that the Company is required to provide to Parent pursuant to Section 6.14; provided that if the Company shall in good faith reasonably believe it has provided the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with this clause (a) unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information and, within four (4) business days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered); for the avoidance of doubt, the Marketing Period shall begin when the Company has provided such information and (b) prior to the completion of such twenty (20) consecutive calendar day period, Ernst & Young LLP shall not have withdrawn or qualified its audit opinion with respect to any of the Required Information; provided, that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing or the Bond Financing, as applicable, is consummated, and, for purposes of such Marketing Period (i) the days from and including November 21, 2012 through November 25, 2012 shall not be considered calendar days and (ii) if such period has not ended prior to December 20, 2012, such period shall be deemed not to have commenced until January 2, 2013.

1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and By-Laws

of the Surviving Corporation

2.1. The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Charter”) shall be amended in its entirety to be identical to the certificate of incorporation of Merger Sub, until thereafter amended as provided therein or by applicable Law (as defined in Section 5.1(i)).

2.2. The By-Laws. The parties hereto shall take all actions necessary so that the by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein or by applicable Law.

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1. Directors and Officers. The parties hereto shall take all actions necessary so that (a) the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws and (b) the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV

Effect of the Merger on Capital Stock;

Exchange of Certificates

4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a) Merger Consideration. Each share of the Class A Common Stock, par value $0.014 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective

Time (other than (i) Shares owned by Parent Holdco, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent Holdco and Shares owned by the Company, and in each case not held on behalf of third parties, and (ii) Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (each, an “Excluded Share” and collectively, “Excluded Shares”)) shall be converted into the right to receive $44.00 per Share (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares and each non-certificated share represented by book entry (a “Book Entry Share”) (other than, in each case, Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(b) Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of the Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 4.2(f) and the DGCL.

(c) Merger Sub. At the Effective Time, each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2. Exchange of Certificates.

(a) Paying Agent. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Paying Agent”), for the benefit of the holders of Shares, a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 4.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to Parent. No investment of the funds shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article IV, and following any net losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the applicable holders of Shares immediately prior to the Effective Time in the amount of such net losses, which additional funds shall be deemed to be part of the funds. No investment of the funds shall have maturities that could prevent or delay payments to be made pursuant to this Agreement.

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within two (2) business days), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates and Book Entry Shares shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) or Book Entry Shares to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) or Book Entry Shares in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) or Book Entry Shares to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate or Book Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax (as defined in Section 5.1(o)) withholdings as provided in Section 4.2(g)) equal to (A) the number of Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) or Book Entry Shares multiplied by (B) the Per Share Merger Consideration and the Certificate or Book Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate or Book Entry Shares may be issued to such transferee if the Certificate or Book Entry Shares formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder of the Certificate or Book Entry Shares is entitled pursuant to this Article IV.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for one (1) year after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates) or Book Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)(i)) or other entity of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f) Appraisal Rights. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax (as defined in Section 5.1(o)) Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by Parent, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be. Parent, the Surviving Corporation or the Paying Agent, as applicable, shall provide commercially reasonable notice to each applicable holder of Shares upon becoming aware of any such withholding obligation and shall cooperate with such holder to the extent reasonable to obtain reduction of or relief from such deduction and withholding.

4.3. Treatment of Stock Plans.

(a) Treatment of Options. Each option to purchase Shares granted under the Stock Plans (as defined in Section 5.1(b)(i)) (a “Company Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and shall only entitle the holder thereof to receive, within eight (8) days following the Effective Time, an amount in cash equal to the product of (i) the total number of Shares subject to the Company Option multiplied by (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option less applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, each Company Option that has an exercise price that equals or exceeds the Per Share Merger Consideration shall be cancelled and shall cease to exist without receiving any payment.

(b) Treatment of Stock Appreciation Rights. Each stock appreciation right relating to Shares granted under the Stock Plans (a “Company SAR”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and shall only entitle the holder thereof to receive, within eight (8) days following the Effective Time, an amount in cash equal to the product of (i) the total number of Shares subject to the Company SAR multiplied by (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company SAR less applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, each Company SAR that has an exercise price that equals or exceeds the Per Share Merger Consideration shall be cancelled and shall cease to exist without receiving any payment.

(c) Treatment of Restricted Shares. Each Share that is subject to restrictions and that was granted under the Stock Plans (a “Company Restricted Share”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall only entitle the holder thereof to receive the Per Share Merger Consideration under Section 4.1(a) less applicable Taxes required to be withheld.

(d) Corporate Actions. At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Sections 4.3(a), 4.3(b) and 4.3(c). The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options, Company SARs or Company Restricted Shares.

4.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company. Except as set forth in the Company Reports (as defined below) filed with the SEC since January 1, 2011 and publicly available prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections of the disclosure schedule delivered to Parent by the Company immediately prior to entering into this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section to the extent (and only to the extent) that the relevance of such item is reasonably apparent from the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries (as defined below) is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has delivered to Parent complete and correct copies of the Company’s and its Subsidiaries’ certificates of incorporation and by-laws or comparable governing documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.
Section 5.1(a) of the Company Disclosure Schedule contains a correct and complete list of each jurisdiction where the Company and its Subsidiaries are organized and qualified to do business.

As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) “Company Material Adverse Effect” means any material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, in and of itself or themselves, shall constitute a Company Material Adverse Effect:

(A) changes in the economy or financial markets generally in the United States or any foreign jurisdiction;

(B) changes that are the result of factors generally affecting the pharmaceutical industry;

(C) changes in United States generally accepted accounting principles (“GAAP”);

(D) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway as of the date of this Agreement;

(E) any general regulatory, legislative or political conditions or securities, credit, financial or other capital market conditions, in each case in the United States or any foreign jurisdiction;

(F) changes in Law, including rules, regulations and administrative policies of the FDA or interpretations thereof, in each case of general applicability;

(G) any legal proceedings made or brought by any of the current or former securityholders of the Company (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated hereby;

(H) earthquakes, hurricanes, tornados or other natural disasters;

(I) a decline in the price of the Shares on the New York Stock Exchange (“NYSE”), provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect;

(J) the announcement or pendency of this Agreement or the transactions contemplated hereby, including the effect on employees, customers, suppliers, distributors and collaboration partners;

(K) any failure by the Company to meet any estimates of revenues or earnings or other financial or operating metrics (whether such projections were made by the Company or independent third parties) for any period ending on or after the date of this Agreement and prior to the Closing, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect;

(L) the approval or disapproval by, or the delay of a determination of approval or disapproval by, the FDA or any Governmental Entity, or any panel or advisory body empowered or appointed thereby, with respect to the Company Products; and

(M) any action expressly required to be taken or not taken with the consent of Parent or pursuant to or in accordance with this Agreement;

provided, further, that, with respect to clauses (A), (B), (C), (D), (E) and (F), such change, event, circumstance or development does not (i) primarily relate only to (or have the effect of primarily relating to) the Company and its Subsidiaries or (ii) have a disproportionate adverse effect on the Company and its Subsidiaries compared to other companies of similar size operating in the pharmaceutical industry.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 150,000,000 Shares, 1,000,000 shares of Class B Common Stock, par value $0.014 per share (“Class B Shares”), and 5,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Shares”). As of the close of business on the day immediately preceding the date of this Agreement, 56,303,812 Shares were outstanding, and no Class B Shares or Preferred Shares were outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than (i) 4,281,311 Shares reserved for issuance under the Company’s 1992 Stock Option Plan, 1995 Stock Option Plan, 1996 Stock Option Plan, 1998 Stock Option Plan, 2001 Senior Executive Restricted Stock Plan, 2002 Stock Option Plan, 2004 Stock Incentive Plan and Amended and Restated 2006 Incentive Award Plan (the “Stock Plans”), (ii) 5,819,701 Shares issuable upon conversion of (A) the Company’s 2.5% Contingent Convertible Senior Notes due 2032, (B) the Company’s 1.5% Contingent Convertible Senior Notes due 2033 and (C) the Company’s 1.375% Convertible Senior Notes due 2017 (collectively, the “Convertible Senior Notes”), and (iii) 1,000,000 shares of Series A Junior Participating Preference Stock, par value $0.01, per Share reserved under the Amended and Restated Rights Agreement, by and between the Company and Wells Fargo Bank, N.A., as Rights Agent, dated August 17, 2005 (the “Rights Agreement”), the Company has no Shares, Class B Shares or Preferred Shares reserved for issuance. Section 5.1(b)(i) of the Company Disclosure Schedule sets forth the conversion rate for each series of Convertible Senior Notes. Section 5.1(b)(i) of the Company Disclosure Schedule contains a correct and complete list as of the date hereof of Company Options, Company SARs, Company Restricted Shares and any other equity-based awards granted under the Stock Plans, including the holder, date of grant, term, number of Shares and, where applicable, exercise price and vesting schedule. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). Except as set forth above and except for the rights

(the “Rights”) that have been issued pursuant to the Rights Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or give any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. Except as set forth above, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(ii) Section 5.1(b)(ii) of the Company Disclosure Schedule sets forth (A) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (B) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company. The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

(iii) Each Company Option and Company SAR (A) was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the Stock Plan pursuant to which it was issued, (B) has an exercise price per Share equal to or greater than the fair market value of a Share on the date of such grant, (C) has a grant date identical to the date on which the Company’s board of directors or compensation committee actually awarded such Company Option or Company SAR, as applicable, (D) qualifies for the tax and accounting treatment afforded to such Company Option or Company SAR, as applicable, in the Company’s Tax Returns (as defined in Section 5.1(o)) and the Company Reports, respectively and (E) does not violate the requirements of Section 409A of the Code.

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub), subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The board of directors of the Company has (A) unanimously determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the holders of Shares (the “Company Recommendation”), (B) directed that this Agreement be submitted to the holders of Shares for their adoption and (C) received the opinion of its financial advisor, Deutsche Bank Securities Inc., to the effect that, as of the date hereof, and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Shares other than Parent Holdco and its Subsidiaries.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Other than the filings and/or notices pursuant to Section 1.3 and under the HSR Act, the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement in definitive form (the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, or in connection with the continuing operation of the business of the Company and its Subsidiaries following the Effective Time, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the comparable governing documents of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on the Company Products (as defined in Section 5.1(d)(iii)) or any other assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) in each case, that would be binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.1(d)(i), under any Law to which the Company or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of the Company or any of its Subsidiaries under any Contract binding upon the Company or any of its Subsidiaries, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Section 5.1(d)(ii) of the Company Disclosure Schedule sets forth a correct and complete list of Material Contracts (as defined in Section 5.1(j)(i)) pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exceptions set forth with respect to clauses (B) and (C) above).

(iii) None of the Company or any of its Subsidiaries is a party to or bound by any non-competition Contract or other Contract, in each case, that purports to limit in any material respect either the type of business in which the Company or any of its Subsidiaries (or, after giving effect to the Merger, Parent or its Subsidiaries) may engage, including the development, commercialization, manufacture, marketing, sale or distribution of any Company Product that is material or would be reasonably be expected to become material to the Company or any of its Subsidiaries, or the manner or locations in which any of them may so engage in any business with respect to the Company Products. As used in this Agreement, (A) the term “Products” means all “drugs” and “devices” as those terms are defined in Section 201 of the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), including all biological, pharmaceutical and drug candidates, compounds or products, and (B) the term “Company Products” means all Products that are being researched, tested, developed, commercialized, manufactured, sold or distributed by the Company or any of its Subsidiaries and all Products with respect to which the Company or any of its Subsidiaries has royalty rights.

(e) Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”), since January 1, 2011 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). The Company has made available to Parent true, complete and unredacted copies of the Company Reports filed or furnished prior to the date of this Agreement, in each case to the extent not publicly filed in unredacted form. Each of the Company Reports, at the time of its filing or being furnished (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last such amendment or superseded filing), complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last such amendment or superseded filing), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company. For purposes of this Agreement, the term “Affiliate,” when used with respect to any party, shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

(iii) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed and maintained to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the

Company’s internal control over financial reporting. To the knowledge of the Company, since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters have been received by the Company.

(iv) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date of this Agreement, will fairly present, the consolidated financial position of the Company and its consolidated Subsidiaries in all material respects, as of its date and each of the consolidated statements of income, stockholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or in the case of Company Reports filed after the date of this Agreement, will fairly present in all material respects, the results of operations, accumulated earnings (or losses) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(f) Absence of Certain Changes. Since December 31, 2011, (i) the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses consistent with past practices, (ii) there has not been any circumstance, occurrence or development which, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect and (iii) there has not been any action taken by the Company or its Subsidiaries that would have required the consent of Parent pursuant to Sections 6.1(a)(iii), (vii), (viii), (ix), (x), (xii), (xiii), (xiv), (xv) or (xvii) if such action had been taken after the date of this Agreement or any agreement to take any such actions.

(g) Litigation and Liabilities.

(i) (A) There are no pending, or, to the knowledge of the Company, threatened, suits, claims, hearings, arbitrations, investigations or other proceedings (each, an “Action”) before any Governmental Entity to which the Company or any of its Subsidiaries is a party or any Action by any Governmental Entity against or involving the Company or its Subsidiaries, and (B) the Company is not subject to any outstanding judgment, order, writ, injunction, decree or award of any Governmental Entity, in each case that, individually or in the aggregate, would reasonably be expected to be material to the Company or any of its Subsidiaries.

(ii) There are no material obligations or liabilities of the Company or any of its Subsidiaries (whether accrued, contingent or otherwise) that would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, other than:

(A) obligations or liabilities to the extent (I) reflected on the consolidated balance sheet of the Company, (II) readily apparent in the notes thereto or (III) included in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2012;

(B) liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2012; or

(C) liabilities arising from contractual arrangements entered into in the ordinary course of business, including obligations with respect to employment agreements (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law).

(h) Employee Benefits.

(i) All benefit and compensation plans, contracts, agreements or policies covering current or former U.S. employees of the Company and its Subsidiaries, current or former U.S. directors of the Company and its Subsidiaries and current or former U.S. consultants of the Company and its Subsidiaries, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, change of control, retention, gross-up, stock option, stock purchase, stock appreciation right, stock-based, incentive, bonus, supplemental retirement and any profit sharing plans and agreements (the “Benefit Plans”), in each case, that are material are listed on Section 5.1(h)(i) of the Company Disclosure Schedule. True and complete copies of all Benefit Plans listed on Section 5.1(h)(i) of the Company Disclosure Schedule, including, to the extent applicable, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto have been made available to Parent.

(ii) Each Benefit Plan was established and has been maintained and administered in compliance in all material respects with the terms thereof and the applicable requirements of ERISA, the Code and other applicable Law. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service (the “IRS”) with respect to its qualified status under Section 401(a) of the Code or has pending or has time remaining in which to file an application for such determination from the IRS (or the Company and its Subsidiaries are entitled to rely on a favorable opinion or advisory letter issued by the IRS in accordance with Revenue Procedure 2005-16 with respect to the qualified status of the plan document), and, to the knowledge of the Company, there is no fact or circumstance that exists that would, individually or in the aggregate, reasonably be likely to give rise to the revocation of such qualified status.

(iii) All contributions required to be made under each Benefit Plan, as of the date of this Agreement have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty in a material amount imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

(iv) Neither the Company, any of its Subsidiaries nor any other entity which is a member of the same “controlled group” as the Company or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code maintains or contributes to or has within the past six complete calendar years maintained or contributed to or been required to contribute to, and no Benefit Plan is, a “multiemployer plan” (as defined in Section 3(37) of ERISA), a multiple employer plan (within the meaning of Section 4063 of ERISA or Section 413(c) of the Code) or an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA.

(v) Except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or local Law, neither the Company nor any of its Subsidiaries is obligated to provide any retiree health or life insurance benefits to any employee or former employees of the Company or any of its Subsidiaries.

(vi) Excluding non-material routine claims for benefits, there is no action, suit, audit, claim, proceeding or, to the knowledge of the Company, investigation pending against or involving or threatened against any Benefit Plan before any court or arbitrator or any Governmental Entity, or federal, state or local official that would, individually or in the aggregate, reasonably be likely to subject the Company or any of its Subsidiaries to a material liability.

(vii) Except for the cash-out of equity compensation awards under Section 4.3, none of the execution of this Agreement, the stockholder adoption of this Agreement or the consummation of the transactions contemplated hereby, will (whether alone or in connection with any other event(s)) (A) entitle any employee of the Company or any of its Subsidiaries to severance pay or any increase in severance pay (or other compensation or benefits) upon any termination of employment, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of any compensation or benefits under, or materially increase the amount payable under any of the Benefit Plans or result in any other material obligation pursuant to, any of the Benefit Plans, (C) limit or restrict the right of the Company or any of its Subsidiaries or, after the consummation of the transactions contemplated hereby, Parent or any of its Subsidiaries, to merge, amend or terminate any of the Benefit Plans, (D) result in payments under any of the Benefit Plans or otherwise which would constitute an “excess parachute payment” within the meaning of Section 280G of the Code or would disqualify any amount from being qualified performance-based compensation within the meaning of Section 162(m) of the Code; or (E) result in any material breach or other material violation of or under any employment agreement, or any other labor-related agreement concerning the employees of the Company or to which any of the Company or any of its Subsidiaries is a party or by which any such entity is bound.

(viii) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent plan year.

(ix) No Benefit Plan or other agreement provides any person with any amount of additional compensation or gross-up if such individual is provided amounts subject to excise or additional taxes imposed under Section 4999 of the Code.

(x) Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) is in documentary compliance with, and has been operated and administered in compliance with, Section 409A of the Code and the guidance issued by the IRS provided thereunder in all material respects.

(xi) No Benefit Plan or other agreement provides any person with any amount of additional compensation or tax gross-up payment if such individual is provided amounts subject to excise or additional federal income taxes imposed under Section 409A of the Code or the California income tax equivalent.

(xii) Each Benefit Plan can be amended, terminated or otherwise discontinued (except with respect to accrued obligations under each respective Benefit Plan) after the Effective Time in accordance with its terms without material liabilities to Parent, the Company or any of its Subsidiaries other than ordinary administration expenses typically incurred in a termination event.

(xiii) With respect to each material scheme or arrangement mandated by a government other than the United States and with respect to each Benefit Plan that is subject to the Laws of the jurisdiction outside of the United States (a “Foreign Benefit Plan”), the Company and its Subsidiaries have no material unfunded or underfunded liabilities for each such Foreign Benefit Plan that provides for pension or retiree welfare benefits. Each Foreign Benefit Plan which, under the Laws of any jurisdiction outside of the United States, is required to be registered or approved by any governmental entity or agency, has been so registered and approved and has been maintained in good standing in all material respects with applicable governmental entities or agencies, and if intended to qualify for special tax treatment, meets all requirements for such treatment in all material respects.

(i) Compliance with Laws; Licenses. Since January 1, 2011, the Company and its Subsidiaries have been and are in compliance in all material respects with all applicable federal, state, local or foreign laws, statutes or ordinances, common law, or any rules, regulations, standards, judgments, orders, writs, injunctions, decrees, arbitration awards and agency requirements (collectively, “Laws”), and all material licenses, permits, certificates, approvals, registrations, consents, authorizations, franchises, variances, and exemptions necessary for the Company or any such Subsidiary to own, lease and operate its properties or other assets and to carry on its respective business (the “Company Permits”) and all such Company Permits are valid, and in full force and effect of any Governmental Entity, including, as applicable: (i) the FDCA, including the rules and regulations promulgated thereunder and the Public Health Service Act of 1944, as amended (the “PHSA”) and the regulations of the United States Food and Drug Administration (“FDA”) promulgated thereunder; (ii) federal Medicare and Medicaid statutes and comparable state or local statutes or regulations; (iii) the Food and Drugs Act, as amended (the “Food and Drugs Act”), and the Controlled Drugs and Substances Act, as amended (the “CDSA”), including the rules and regulations promulgated thereunder; (iv) all other Laws governing the marketing, sale, pricing, price reporting, and reimbursement of prescription drug products; (v) federal Anti-Kickback Statute (42 U.S.C. §1320a–7(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (42 U.S.C. §1320a–7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et. seq., and any comparable state, local or foreign Laws) and (vi) the Laws of any other Governmental Entity that regulates the quality, identity, strength, purity, safety, efficacy or manufacturing of the Company Products. Each of the Company and its Subsidiaries holds all Company Permits. To the knowledge of the Company, none of the Company Permits is being revoked. This Section 5.1(i) does not address environmental matters, tax matters or labor and employee benefits matters which are the subject of specific representations and warranties in this Section 5.1.

(j) Material Contracts.

(i) Section 5.1(j) of the Company Disclosure Schedule sets forth a true and complete list of each of the following Contracts to which the Company or any of its Subsidiaries is a party or is otherwise bound as of the date hereof (such Contracts being the “Material Contracts”):

(A) each Contract or series of related Contracts that (I) involved or involves payment by the Company or any of its Subsidiaries of consideration of more than $10,000,000 in the aggregate over the term of such Contract and cannot be cancelled by the Company or such Subsidiary without penalty or further payment without more than ninety (90) days’ notice (other than payments for services rendered to date) or (II) has continuing obligations, rights or interests relating to the research, development, clinical trial, distribution, supply, service, material transfer, manufacture, marketing or co-promotion of, or collaboration with respect to, any Company Product or any compounds, therapeutic area, class of drugs or mechanism of action or interests involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any Company Product, in each case, involving consideration of more than $10,000,000 in the aggregate over the term of such Contract;

(B) each Contract requiring payments to the Company or any of its Subsidiaries in excess of $5,000,000 per year;

(C) each Contract or series of related Contracts evidencing indebtedness for borrowed money of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $5,000,000;

(D) each Contract with any Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract) involving payments in excess of $5,000,000 per year;

(E) each non-competition or other Contract that limits or purports to limit in any material respect either the type of business in which the Company or any of its Subsidiaries (or, after giving effect to the Merger, Parent or its Subsidiaries) may engage, including the development and commercialization of the Company Products that are material or would be reasonably be expected to become material to the Company or any of its Subsidiaries or any compounds, therapeutic area, class of drugs or mechanism of action, or the manner or geographic areas in which any of them may so engage in any business or which grant “most favored nation” status, in each case other than exclusive grants of rights under Contracts described in Section 5.1(j)(i)(A);

(F) each Contract between or among the Company or any of its Subsidiaries, on one hand, and any director, officer, stockholder holding five (5) percent or more of any class of outstanding equity securities of the Company or, to the Company’s knowledge, any Affiliate of such Person, on the other hand;

(G) each Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, whether or not previously filed;

(H) each Contract: (I) pursuant to which a third party has granted to the Company or any of its Subsidiaries a right to use, practice under or sublicense, or a covenant not to sue under, any Intellectual Property Rights that are material to the conduct of business of the Company or any of its Subsidiaries, other than any non-exclusive license for off-the-shelf software that is generally available on a commercial basis; (II) pursuant to which the Company or any of its Subsidiaries has granted a third party a right to use, practice under or sublicense, or a covenant not to sue under, any material Owned Intellectual Property (as defined in Section 5.1(q)(xi)) that are material to the conduct of business of the Company or any of its Subsidiaries; (III) pursuant to which a Governmental Entity has provided or committed to provide to the Company or its Subsidiaries funding for purposes of the creation or development of material Intellectual Property Rights; or (IV) pursuant to which the Company or any of its Subsidiaries’ has granted a third party a current or contingent right (including options or rights of first refusal) to acquire ownership of any material Owned Intellectual Property;

(I) each Real Property Lease and each Personal Property Lease (each as defined in Section 5.1(k)(i)); and

(J) all Contracts providing for indemnification by the Company or any of its Subsidiaries of any Person that would reasonably be expected to be material to the Company or any of its Subsidiaries.

(ii) All Material Contracts are valid and binding on the Company and/or the relevant Subsidiary of the Company that is a party thereto and, to the knowledge of the Company, each other party thereto, and are in full force and effect. Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any other party, is in material violation of or in material default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound. No party to any Material Contract has given the Company or any of its Subsidiaries written notice of its intention to cancel, terminate, change the scope of rights under or fail to renew any Material Contract and none of the Company or any of its Subsidiaries, and to the knowledge of the Company, no other party to any Material Contract, has repudiated in writing any material provision thereof, except, in each case, as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(iii) A true, complete and unredacted copy of each Material Contract, together with all amendments and supplements thereto, has been made available to Parent.

(iv) To the knowledge of the Company, none of the Company or any of its Subsidiaries has entered into a Contract with a Specially Designated National or Blocked Person as defined by the Office of Foreign Asset Control of the United States Department of the Treasury.

(k) Properties.

(i) Each of the Company and its Subsidiaries has (A) good and valid title in all material respects to all of the properties and assets reflected as owned on the most recent balance sheet of the Company contained in the Company Reports, except for properties or assets that have been sold or disposed of in the ordinary course of business consistent with past practice since the date of such balance sheet, free and clear of any Liens, except for Permitted Liens (as defined below), and (B) a valid leasehold interest or other comparable Contract of use in all properties and assets included on such balance sheet that are leased by the Company or any such Subsidiary, except for such leases terminated in the ordinary course of business consistent with past practice since the date of such balance sheet, free and clear of any Liens, except for Permitted Liens. The assets of the Company and its Subsidiaries and any assets leased or licensed by the Company and its Subsidiaries constitute as of the date of this Agreement, and will constitute as of the Closing (except for assets sold or disposed of in the ordinary course of business consistent with past practice and otherwise in accordance with this Agreement), all of the material assets, rights and properties, tangible and intangible, real or personal, which are necessary for the operation of the business of the Company and its Subsidiaries, as presently operated. For purposes of this Agreement, (I) “Real Property Leases” shall mean all Contracts for real property leased, subleased, licensed or otherwise conveyed to the Company or any of its Subsidiaries involving annual payments in excess of $2,500,000 (which leases are set forth in Section 5.1(k) of the Company Disclosure Schedule); (II) “Personal Property Leases” shall mean all Contracts for personal property leased, subleased, licensed or otherwise conveyed to the Company or any of its Subsidiaries involving annual payments in excess of $5,000,000 (which leases are identified on Section 5.1(k) of the Company Disclosure Schedule); (III) “Owned Real Properties” shall mean all real property owned by the Company or any of its Subsidiaries (which property is identified on Section 5.1(k) of the Company Disclosure Schedule); and (IV) “Permitted Liens” shall mean (1) Liens for Taxes, assessments or similar charges incurred in the ordinary course of business that are not yet due and payable; (2) pledges or deposits made in the ordinary course of business; (3) Liens of mechanics, materialmen, warehousemen or other like Liens securing obligations incurred in the ordinary course of business that are not yet due and payable; (4) in the case of real property, matters that would be disclosed by an accurate survey or inspection of such real property; (5) matters of record or registered Liens affecting title to any asset; (6) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities; (6) statutory Liens of landlords for amounts that are not due and payable, are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty; (7) Liens arising under conditional sales contracts and requirements leases with third parties entered into in the ordinary course of business; and (8) defects, irregularities or imperfections of title and similar Liens and encumbrances which are incurred in the ordinary course of business consistent with past practice, and in each of clauses (1) through (8) do not individually or in the aggregate materially detract from the value of the related assets or properties or materially impair the continued use thereof in the operation of such business.

(ii) Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and marketable title to each of the Owned Real Properties, free and clear of all Liens other than Permitted Liens. To the knowledge of the Company, each lease pursuant to which the Company or any of its Subsidiaries leases all or a portion of any Owned Real Property to a third party is valid, binding and in full force and effect and all rent and other sums and charges payable to the Company and its Subsidiaries as landlords thereunder are current in all material respects. No termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the tenant thereunder, exists under any such lease.

(iii) (A) All Personal Property Leases and Real Property Leases are valid and binding on the Company or the applicable Subsidiary party thereto and, to the knowledge of the Company, each other party thereto, (B) all Personal Property Leases and Real Property Leases are in full force and effect, (C) each of the Company and its Subsidiaries has performed in all material respects all obligations required to be performed by it under the Personal Property Leases and Real Property Leases and (D) to the knowledge of the Company, each other party to a Real Property Lease or Personal Property Lease has performed in all material respects all obligations required to be performed by it under such Real Property Lease or Personal Property Lease.

(iv) No lessor under any Real Property Lease has given any written notice to the Company or any of its Subsidiaries, or, to the knowledge of the Company, any oral notice, for the purpose of terminating or threatening to terminate any right of first refusal (or right of first offer) to lease or purchase any lease expansion right or any similar right now existing under the Real Property Leases. There are no sublessors under any of the Real Property Leases.

(l) Regulatory Matters.

(i) (A) Each of the Company and its Subsidiaries holds all material authorizations under the FDCA, the PHSA, and the regulations of the FDA promulgated thereunder, the Food and Drugs Act, the CDSA, and the regulations of Health Canada promulgated thereunder, the requirements of the European Medicines Agency and any other Governmental Entity that regulates the quality, identity, strength, purity, safety, efficacy, manufacturing, distribution, sale, import or export of the Company Products (any such Governmental Entity, a “Company Regulatory Agency”) necessary for the lawful operating of the businesses of the Company or any of its Subsidiaries as currently conducted and the testing, manufacturing, sale or distribution, as applicable, of each of the Company Products (the “Company Regulatory Permits”) and (B) all such Company Regulatory Permits are valid and in full force and effect. Since January 1, 2011, there has not occurred any violation of, default under, or event giving any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Company Regulatory Permit, that would prohibit or impede the sale of any Company Product currently manufactured and/or sold by the Company or any of its Subsidiaries into any market. Since January 1, 2011, no event has occurred that, to the knowledge of the Company, would reasonably be expected to result in a penalty under or the revocation, cancellation, non-renewal or adverse modification of, any Company Regulatory Permit, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) Since January 1, 2011, to the knowledge of the Company, all pre-clinical and clinical investigations conducted or sponsored by each of the Company or any of its Subsidiaries have been and, if still pending, are being conducted in compliance in all material respects with all applicable Laws administered or issued by the applicable Company Regulatory Agency, including (A) FDA standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (B) FDA regulations for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations, (C) Division 5 of the Food and Drug Regulations regarding Drugs for Clinical Trials Involving Human Subjects, and (D) material Laws restricting the collection, use and disclosure of individually identifiable health information and personal information.

(iii) Since January 1, 2011, none of the Company or any of its Subsidiaries has received any material written information from the FDA or any other Company Regulatory Agency which would reasonably be expected to lead to the denial of any application for marketing approval currently pending before the FDA or any other Company Regulatory Agency.

(iv) All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Company Regulatory Agency by the Company or any of its Subsidiaries have been so filed, maintained or furnished. To the knowledge of the Company, all such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). None of the Company or any of its Subsidiaries or, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries is the subject of any pending, or, to the knowledge of the Company, threatened investigation in respect of the Company or the Company Products by the FDA or any other Company Regulatory Agency pursuant to the FDA’s policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct that could result in a material debarment mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. None of the Company or any of its Subsidiaries or, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries has been convicted of any crime or engaged in any conduct that could result in a material exclusion from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program.

(v) To the knowledge of the Company, the development, manufacture, testing, distribution, and marketing of each Company Product or, as applicable, Company Product candidate that is or since January 1, 2011 has been developed, manufactured, tested, distributed or marketed is being, and since January 1, 2011 has been, conducted in compliance in all material respects with the FDCA and the regulations of the FDA promulgated thereunder, the Food and Drugs Act, the CDSA and the regulations of Health Canada promulgated thereunder, or any similar Law in any foreign jurisdiction including those relating to investigational use, premarket clearance or marketing approval, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping and filing of reports. There is no action or proceeding pending or, to the knowledge of the Company, threatened by any Company Regulatory Agency, including any prosecution, injunction, seizure, civil fine, suspension or recall, in each case alleging any violation applicable to any Company Product or Company Product candidate by the Company or any of its Subsidiaries of any Law, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries.

(vi) Since January 1, 2011, each of the Company and its Subsidiaries have neither voluntarily nor involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product. To the knowledge of the Company, there are no facts which are reasonably likely to cause (A) the recall, market withdrawal or replacement of any Company Product sold by the Company or any of its Subsidiaries, (B) a material change in the labeling of any such Company Products, or (C) a termination or suspension of the marketing of such Company Products.

(vii) Since January 1, 2011, neither the Company nor any of its Subsidiaries has received any written notice that the FDA, Health Canada or any other Company Regulatory Agency has commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any Company Product sold by the Company or any of its Subsidiaries.

(viii) Since January 1, 2011, none of the Company or any of its Subsidiaries has received any written notice from the FDA, Health Canada or any other Company Regulatory Agency alleging material violations of advertising or marketing Laws with respect to a Company Product or a material negative change in reimbursement status of a Company Product.

(ix) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company, no Company Product manufactured or distributed by the Company or any of its Subsidiaries is (A) adulterated within the meaning of 21 U.S.C. § 351 (or any similar Law) or (B) misbranded within the meaning of 21 U.S.C. § 352 (or any similar Law).

(m) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or by-laws is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.

(n) Environmental Matters. (i) Except in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws; (ii) no property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance; (iii) no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation; (iv) neither the Company nor any of its Subsidiaries is subject to any liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has received any notice, demand or letter alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (vii) to the knowledge of the Company, there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any material claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law. The Company has made available to Parent copies of all material environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to the Company or its Subsidiaries or their respective current and former properties or operations.

As used herein, the term “Environmental Law” means any federal, state, local or foreign statute, Law, regulation, order, decree, permit, authorization or requirement of any Governmental Entity relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

As used herein, the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect or (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon.

(o) Taxes.

(i) All material Tax Returns that are required to be filed (taking into account any valid extensions of time within which to file such Tax Returns) by or with respect to the Company and its Subsidiaries have been timely filed, and all such Tax Returns are true and complete in all material respects.

(ii) All material Taxes required to be paid by the Company or any of its Subsidiaries have been timely paid in full.

(iii) No waivers of statutes of limitations have been given by or requested with respect to any of the Company’s or its Subsidiaries’ material Taxes for any open Tax year.

(iv) Neither the Company nor any of its Subsidiaries shall be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Closing Date, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after the Closing Date, or (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing Date.

(v) Since January 1, 2007, neither the Company nor any of its Subsidiaries has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing consolidated U.S. federal income tax returns, a group of which the Company was the common parent.

(vi) No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries, and no such agreement or ruling has been applied for and is currently pending.

(vii) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code within the past two years.

(viii) No audit or other administrative or court proceedings are pending with any Taxing authority with respect to any material Taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received by the Company or any of its Subsidiaries.

(ix) No written claim that could give rise to material Taxes has been made to the Company or any of its Subsidiaries within the previous five years by a Taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax returns that it or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(x) The Company has delivered to Parent correct and complete copies of (A) all income and franchise Tax Returns of it and its Subsidiaries for the preceding three taxable years and (B) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income or franchise Taxes of it and its Subsidiaries.

(xi) Neither the Company nor any of its Subsidiaries has entered into any “reportable transaction” (other than a “loss transaction” or a “transaction of interest”) within the meaning of Treasury Regulation Section 1.6011-4(b). The Company and its Subsidiaries have complied in all material respects with all applicable information reporting and withholding requirements.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes, including any amendments thereof.

(p) Labor Matters.

(i) No work stoppage or labor strike against the Company or any of its Subsidiaries by employees is pending or, to the knowledge of the Company, threatened. None of the Company or any of its Subsidiaries is delinquent in material payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. The Company and each of its Subsidiaries are in compliance, in all material respects, with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, workers’ compensation, occupational safety and health, affirmative action, employee privacy and wages and hours. None of the Company or any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees of the Company or any of its Subsidiaries (other than routine payments to be made in the ordinary course of business consistent with past practice). To the knowledge of the Company, there are no material pending claims against the Company or any of its Subsidiaries under any workers’ compensation plan or policy or for long-term disability and none of the Company or any of its Subsidiaries is subject to, is a party to, or has been threatened with any action, proceeding, dispute, grievance, arbitration, investigation before any Governmental Entity, charge or lawsuit relating to labor or employment matters involving any current or former employees or consultants of the Company or any of its Subsidiaries, including matters involving labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, occupational safety and health, affirmative action, employee privacy, plant closings, and wages and hours, in each case, that would reasonably be likely to subject the Company or any of its Subsidiaries to a material liability.

(ii) To the knowledge of the Company, there are no controversies pending or threatened, between the Company or any of its Subsidiaries and any of their respective current or former employees or consultants, which controversies have or would reasonably be expected to result in an action, proceeding, dispute, grievance, arbitration, investigation before any Governmental Entity, charge or lawsuit.

(iii) None of the Company or any of its Subsidiaries is a party to or otherwise bound by any collective bargaining Contract with a labor union or labor organization, nor is any such Contract presently being negotiated, nor, to the knowledge of the Company, is there a material representation question in respect of any of the employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no campaigns being conducted to solicit cards from employees of the Company or any of its Subsidiaries to authorize representation by any labor union or labor organization.

(iv) There is no pending or, to the knowledge of the Company, threatened claim, lawsuit, audit, investigation or arbitration that has been asserted or instituted against the Company or any of its Subsidiaries by any Governmental Entity or any individual relating to the legal status or classification of an individual classified by the Company or any of its Subsidiaries as a non-employee (such as an independent contractor, a leased employee, a consultant or special consultant), in each case, that would reasonably be likely to subject the Company or any of its Subsidiaries to a material liability.

(v) Within the last three (3) years, neither the Company nor any of its Subsidiaries has incurred any material liability or obligation under the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law that remains unsatisfied.

(q) Intellectual Property.

(i) To the Knowledge of the Company, the Company and its Subsidiaries own or have the right to use all Intellectual Property Rights used in or necessary for (A) the respective businesses of the Company or its Subsidiaries as currently conducted, and (B) the products or product candidates that are currently in clinical development or being formulated, manufactured, marketed, or sold by the Company or its Subsidiaries, and, in each case will be owned or available for use, following the consummation of the transactions contemplated by this Agreement, on the same terms as they were owned or available for use by the Company or its Subsidiaries immediately prior to the Closing Date.

(ii) Section 5.1(q)(ii) of the Company Disclosure Schedule sets forth a true and complete list of all material Owned Intellectual Property that is Registered (collectively, the “Registered Intellectual Property”), indicating for each Registered item the registration or application number, registration or application date and the applicable filing jurisdiction (or in the case of an Internet domain name, the applicable domain name registrar). All assignments of Registered Intellectual Property that is owned by the Company to the Company or any Subsidiary have been properly executed and recorded. There are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced or provoked with respect to any Patents included in the Registered Intellectual Property that is owned by the Company (or to the Knowledge of the Company, with respect to any other Patents included in the Registered Intellectual Property), or to the Knowledge of the Company, threatened.

(iii) The Company and its Subsidiaries own exclusively (beneficially, and of record where applicable) all Intellectual Property Rights that the Company and its Subsidiaries own or purport to own (including the Registered Intellectual Property that is owned by the Company), free and clear of all Liens (other than Permitted Liens).

(iv) The Owned Intellectual Property that is owned by the Company (and to the Knowledge of the Company, all other Owned Intellectual Property) is subsisting, and to the Knowledge of the Company, the issued or granted Owned Intellectual Property is valid and enforceable. The Owned Intellectual Property that is owned by the Company (and to the Knowledge of the Company, all other Owned Intellectual Property) is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s or its Subsidiaries’ use of such Owned Intellectual Property or its or their rights to such Owned Intellectual Property. There has been no claim, action, suit, proceeding or investigation pending or, to the Company’s Knowledge, threatened between January 1, 2009 and the date of this Agreement against the Company or its Subsidiaries concerning the ownership, validity, registerability or enforceability of any Owned Intellectual Property that is owned by the Company (or to the Knowledge of the Company, any other Owned Intellectual Property).

(v) To the Knowledge of the Company, neither the conduct of the respective businesses of the Company or its Subsidiaries as currently conducted, nor the making, use, import, offer for sale or other disposition of any current product or service of the Company or its Subsidiaries infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated during the six year period immediately preceding the date of this Agreement, any Intellectual Property Rights of any third party. There has been no claim, action, suit, proceeding or investigation pending or, to the Company’s Knowledge, threatened (including “cease and desist” letters and written invitations to take a patent license), against the Company or its Subsidiaries between October 1, 2009 and the date of this Agreement, alleging that the conduct of the respective businesses of the Company or its Subsidiaries, or any product or service of the Company or its Subsidiaries, infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party.

(vi) To the Company’s Knowledge, no third party is infringing, misappropriating or violating any Owned Intellectual Property. During the six year period immediately preceding the date of this Agreement, neither the Company nor any of its Subsidiaries has asserted or, to the Company’s Knowledge, threatened, a claim, action, suit, proceeding or investigation (including “cease and desist” letters and written invitations to take a patent license) against any third party alleging infringement, misappropriation or violation of any Owned Intellectual Property.

(vii) The Company and its Subsidiaries have taken all reasonable measures to protect the confidentiality and value of all Proprietary Information that is owned, used or held by the Company or its Subsidiaries, and, to the Company’s Knowledge, such Proprietary Information has not been used, disclosed to or discovered by any Person except pursuant to written, valid and appropriate non-disclosure and/or license agreements which have not been breached.

(viii) The Company and each of its Subsidiaries have obtained from all parties (including current or former employees, consultants and contractors) who have created or developed any portion of, or otherwise who would have any rights in or to, the Intellectual Property Rights owned or purported to be owned by the Company or its Subsidiaries written, valid and enforceable assignments of any work, invention, improvement or other rights to the Company or its Subsidiaries.

(ix) The Company and its Subsidiaries have neither sought, applied for nor received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the development or commercialization of any current or planned product or services of the Company or its Subsidiaries, or any facilities, equipment or materials used in connection therewith.

(x) The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company in connection with its business and have not materially malfunctioned or failed within the past two years in a manner that has had a material impact on the business of the Company and its Subsidiaries. To the Company’s Knowledge, no person has gained unauthorized access to the IT Assets. The Company has implemented reasonable backup and disaster recovery technology consistent with industry practices.

(xi) For purposes of this Agreement, the following terms have the following meanings:

“Intellectual Property Rights” means all intangible rights protecting (A) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other forms of trade identity and other indicia of origin, all applications and registrations for the foregoing and all renewals of same, and all goodwill associated with the foregoing and symbolized thereby; (B) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor (including utility and design patents, industrial designs and utility models), including divisions, continuations, continuations-in-part, renewal applications, renewals, substitutions, reexaminations, extensions and reissues (collectively, “Patents”); (C) confidential information, trade secrets and know-how, including ideas, processes, methods, business methods, materials, compositions of matter, schematics, models, designs, compositions, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Proprietary Information”); (D) rights in published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions; and (E) all other intellectual property, industrial or similar proprietary rights.

“IT Assets” means the Company’s and its Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Knowledge” means, for purposes of this Section 5.1(q), the actual knowledge of the officers of the Company having responsibility for matters relating to Intellectual Property Rights, after due inquiry of his or her direct reports, but without conducting any other special search or other inquiry.

“Owned Intellectual Property” means all Intellectual Property Rights owned by, or exclusively licensed to, the Company or any of its Subsidiaries.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

(r) Insurance. Section 5.1(r) of the Company Disclosure Schedule sets forth a list of each material current insurance policy under which the Company or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage (“Insurance Policies”). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Insurance Policy is in full force and effect and none of the Company or any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any Insurance Policy, and, to the knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under any Insurance Policy.

(s) Certain Business Practices. To the knowledge of the Company, none of the Company, any of its Affiliates or any of their respective directors, officers, employees, consultants, sales representatives, distributors or agents, in such capacity and on behalf of the Company, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity or (ii) violated any applicable money laundering or anti-terrorism Law. To the knowledge of the Company, the Company and its Affiliates and their respective directors, officers, employees and, to the knowledge of the Company, consultants, sales representatives, distributors, agents and business partners have complied at all times, and are in compliance, with all applicable U.S. and non-U.S. anti-corruption laws with respect to the Company, including the U.S. Foreign Corrupt Practices Act, as amended (15 U.S.C. §§ 78dd-1 et seq.). In this regard, to the knowledge of the Company, the Company and its Affiliates and their respective directors, officers, employees, consultants, sales representatives, distributors, agents and business partners, in such capacity and on behalf of the Company, have not given, offered, agreed or promised to give, or authorized the giving directly or indirectly, of any money or other thing of value to anyone as an inducement or reward for favorable action or forbearance from action or the exercise of influence.

(t) Rights Agreement. The board of directors of the Company has taken all necessary action, to the reasonable satisfaction of Parent, to render the Rights Agreement inapplicable to the Merger and the other transactions contemplated hereby.

(u) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Deutsche Bank Securities Inc. and Roberts Mitani, LLC as financial advisors. The Company has delivered to Parent a complete and accurate copy of all agreements pursuant to which Deutsche Bank Securities Inc. and Roberts Mitani, LLC are entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

(v) Information Supplied. None of the information included or incorporated by reference in the Proxy Statement (other than information supplied by a third party in writing expressly for inclusion therein) will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

(w) No Other Representations or Warranties. Except for the representations and warranties in this Section 5.1, neither the Company nor any Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby.

5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections of the disclosure schedule delivered to the Company by Parent immediately prior to entering into this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section to the extent (and only to the extent) that the relevance of such item is reasonably apparent from the face of such disclosure), Parent and Merger Sub each hereby represents and warrants to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b) Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations; Etc.

(i) Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, other than the filings and/or notices pursuant to Section 1.3 and under the HSR Act (the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Parent or Merger Sub or the comparable governing instruments of any of their respective Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject; or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(d) Available Funds. As of the Effective Time, Parent and Merger Sub will have available to them, directly or through one or more Affiliates, all funds necessary to consummate the Merger and for the payment to the Paying Agent of the aggregate Per Share Merger Consideration and to satisfy all of their obligations under this Agreement. Parent has delivered to the Company true, complete and correct copies, including all exhibits, schedules or amendments thereto, of the fully executed commitment letter, dated as of the date hereof, among Parent Holdco, Parent, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC (collectively, the “Lender Parties”) (the “Debt Commitment Letter”), pursuant to which the Lender Parties have committed, upon the terms and subject to the conditions set forth therein, to lend the amounts set forth in the Debt Commitment Letter (the “Debt Financing”). The Debt Commitment Letter has not been amended or modified in any manner prior to the date of this Agreement. Neither Parent Holdco, Parent nor Merger Sub has entered into any agreement, side letter or other arrangement relating to the financing of the payments to be made by them at the Effective Time or transactions contemplated by this Agreement, other than as set forth in the Debt Commitment Letter and the fee letter and engagement letters related thereto. The Debt Commitment Letter is in full force and effect and represents a valid, binding and enforceable obligation of Parent Holdco and Parent and, to the knowledge of the Parent, Parent Holdco and Merger Sub, the Lender Parties, to provide the financing contemplated thereby subject only to the satisfaction or waiver of the conditions precedent set forth in the Debt Commitment Letter and, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors. Parent Holdco and Parent have fully paid (or caused to be paid) any and all commitment fees and other amounts, if any, that are due and payable on or prior to the date of this Agreement in connection with the Debt Financing. As of the date of this Agreement, assuming the accuracy of the representations and warranties set forth in Section 5.1 such that the condition set forth in Section 7.2(a) is satisfied, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent Holdco or Parent, or, to the knowledge of Parent Holdco, Parent or Merger Sub, the Lender Parties thereto under the Debt Commitment Letter. As of the date of this Agreement, assuming the accuracy of the representations and warranties set forth in Section 5.1 such that the condition set forth in Section 7.2(a) is satisfied, and the performance by the Company of its obligations under this Agreement, neither Parent Holdco, Parent nor Merger Sub has any reason to believe that they or the Lender Parties will be unable to satisfy on a timely basis any term of the Debt Commitment Letter and the fee letters. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than the conditions precedent set forth in the Debt Commitment Letter and the Fee Letter (as defined in the Debt Commitment Letter). Parent Holdco, Parent and Merger Sub understand and acknowledge that under the terms of this Agreement, Parent’s and Merger Sub’s obligations to consummate the Merger are not in any way contingent upon or otherwise subject to Parent Holdco’s, Parent’s or Merger Sub’s consummation of any financing arrangements, Parent Holdco’s, Parent’s or Merger Sub’s obtaining of any financing or the availability, grant, provision or extension of any financing to Parent Holdco, Parent or Merger Sub.

(e) Proxy Statement. The information supplied by or on behalf of Parent, Merger Sub or any of their respective Affiliates or agents in writing, expressly for inclusion in the Proxy Statement will not, on the date of filing with the SEC or at the time the Proxy Statement is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by any other Person that is included in the Proxy Statement.

(f) Ownership of Merger Sub; No Prior Activities. Parent owns one hundred percent (100%) of the issued and outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate or otherwise, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

(g) Litigation. As of the date hereof, (i) there is no pending (or, to the knowledge of Parent , threatened in writing) Action before any Governmental Entity to which Parent or any of its Subsidiaries is a party or any Action by any Governmental Entity against or involving Parent or any of its Subsidiaries and (ii) neither Parent nor any of its Subsidiaries is subject to any outstanding Order, in each case that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(h) Interested Stockholder. None of Parent, Merger Sub nor any of their respective Affiliates is, or has been at any time during the period commencing three (3) years prior to the date hereof through the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL. As of the date of this Agreement, neither Parent nor any of its Subsidiaries owns (beneficially or otherwise) any shares of Common Stock or any other equity interests in the Company or any options, warrants or other rights to acquire Common Stock or any other equity interests in the Company (or any other economic interest through derivative securities or otherwise in the Company).

(i) Broker. The Company will not be responsible for any brokerage, finder’s, financial advisor’s or other fee or commission payable in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent and Merger Sub.

(j) No Other Representations or Warranties. Except for the representations and warranties in this Section 5.2, neither Parent, Merger Sub nor any Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the transactions contemplated hereby.

ARTICLE VI

Covenants

6.1. Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time and except (A) as otherwise expressly required by this Agreement, (B) as required by applicable Laws, (C) as Parent may consent to in writing (such consent not to be unreasonably withheld, delayed or conditioned) or (D) as set forth in Section 6.1(a) of the Company Disclosure Schedule, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to protect and preserve in all material respects its assets and to preserve intact its business organizations and maintain existing relations and goodwill with Governmental Entities, customers, licensees, development collaboration or similar commercialization partners, manufacturers, suppliers, distributors, creditors, lessors, employees and other business associates and keep available the services of its and its Subsidiaries’ present employees and agents. Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required by this Agreement, (B) as required by applicable

Laws, (C) as Parent may consent to in writing (such consent not to be unreasonably withheld, delayed or conditioned) or (D) as set forth in Section 6.1(a) of the Company Disclosure Schedule, the Company will not and will not permit its Subsidiaries to:

(i) adopt or propose any change in its certificate of incorporation or by-laws or other applicable governing instruments;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(iii) acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of, individually or in the aggregate, $2,500,000, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary or the issuance of Shares pursuant to Company Options, Company Restricted Shares or the Convertible Senior Notes outstanding as of the date of this Agreement) or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v) create or incur any Lien material to the Company or any of its Subsidiaries on any assets of the Company or any of its Subsidiaries;

(vi) other than pursuant to the terms of Contracts in effect as of the date of this Agreement and provided to Parent prior to the date of this Agreement, make any loans, advances, guarantees or capital contributions to or investments in any Person (other than investments in cash and cash equivalents and other investments that would constitute short-term investments on the balance sheet of the Company and other than in the Company or any direct or indirect wholly owned Subsidiary of the Company);

(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (A) dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary or regular quarterly dividends not to exceed $0.10 per Share, declared and paid consistent with prior timing, and (B) any cash dividends paid to the Company or one of its wholly-owned Subsidiaries by a wholly-owned Subsidiary of the Company) or enter into any agreement with respect to the voting of its capital stock;

(viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, except from (A) holders of Company Options in full or partial payment of the exercise thereof and/or any applicable Taxes payable by such holder upon exercise of the Company Options or Company SARs or the lapse of restriction on Company Restricted Shares to the extent required or permitted under the terms of the applicable Stock Plans and award agreements or (B) former employees, directors or consultants following termination of their relationship with the Company in accordance with applicable agreements providing for the repurchase of shares upon such termination;

(ix) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for inter-company borrowings solely among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries in the ordinary course consistent with past practice;

(x) except as set forth in the capital budgets set forth in Section 6.1(a)(x) of the Company Disclosure Schedule and consistent therewith, make or authorize any capital expenditure;

(xi) (A) enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement or (B) amend, modify or terminate any Material Contract, or cancel, modify or waive any debts, rights or claims thereunder; for purposes of this Section 6.1, the monetary reference in clause (A) of the definition of Material Contract shall be changed to $5,000,000; the monetary reference in clause (B) of the definition of Material Contract shall be changed to $2,500,000; the monetary reference in clause (C) of the definition of Material Contract shall be changed to $2,500,000; the monetary reference in clause (D) of the definition of Material Contract shall be changed to $2,500,000; and the monetary reference in the definition of Personal Property Leases shall be changed to $2,500,000;

(xii) make any material changes with respect to accounting policies or procedures, except as required by changes in Law or applicable GAAP or statutory or regulatory accounting rules or interpretations with respect thereto;

(xiii) (A) settle any litigation or other proceedings before a Governmental Entity except where the settlement is limited solely to (I) the release of claims and (II) the monetary payment by the Company or any Subsidiary does not exceed $2,000,000 (or $15,000,000 in the aggregate for all such settlements) or (B) commence, join, make an appeal with respect to a lawsuit, action, claim or similar proceeding other than (I) for the routine collection of bills, (II) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided, that the Company consults with Parent prior to the filing or taking of any action with respect to such lawsuit, action, claim or similar proceeding, or (III) pursuant to this Agreement;

(xiv) file or amend any material Tax Return except in the ordinary course of business, settle or compromise any material Tax liability, make, change or revoke any material Tax election except to the extent consistent with past practice or as required by law, change any material method of Tax accounting, except as required by law, or take any action which would materially adversely affect the Tax position of the Company or of any of its Subsidiaries;

(xv) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, licenses, operations, rights, product lines, businesses or interests therein of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, except sales of Company Products in the ordinary course of business and sales of obsolete assets, other than pursuant to Contracts in effect prior to the date of this Agreement;

(xvi) other than in the ordinary course of business, (A) transfer, sell, license, mortgage, pledge, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any Intellectual Property Rights, (B) grant, extend, amend or abandon (except as required in the diligent prosecution of Owned Intellectual Property), waive or modify any material rights in or to Owned Intellectual Property, (C) fail to diligently prosecute the Company’s and its Subsidiaries’ patent applications, or (D) fail to exercise a right of removal or extension under any material Owned Intellectual Property;

(xvii) except to make changes that are required by applicable Law or to satisfy contractual obligations existing as of the date hereof pursuant to Contracts or Benefit Plans which are listed on Section 6.1(a)(xvii) of the Company Disclosure Schedule, (A) terminate, enter into, amend or renew (or communicate any intention to take such action) any Benefit Plan, other than routine amendments to qualified retirement plans or health and welfare plans (other than severance plans) that do not increase benefits or result in materially increased administrative costs, (B) increase in any manner the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any of the current or former directors, officers, employees or consultants of the Company or its Subsidiaries, (C) pay any bonus or incentive compensation under any Benefit Plan in excess of the amount earned based on actual performance, (D) accelerate the vesting of or lapsing of restrictions with respect to any equity-based compensation or other long-term incentive compensation under any Benefit Plan, (E) grant any new award, amend the terms of outstanding awards or change the compensation opportunity under any Benefit Plan, (F) pay any severance in excess of what is legally required under the terms of any Benefit Plan or applicable Law, (G) take any action to fund or secure the payment of any amounts under any Benefit Plan, (H) change any assumptions used to calculate funding or contribution obligations under any Benefit Plan, other than as required by GAAP, (I) hire any executive officer or any employee or consultant with maximum annual cash compensation opportunities in excess of $200,000, provided, that such new hire’s compensation and benefits are made in the ordinary course consistent with past practice and are consistent with the other requirements set forth in this Agreement, (J) enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization or (K) terminate without cause the employment of any officer of the Company;

(xviii) subject to Section 6.2, take any action or omit to take any action that is reasonably likely to prevent, interfere with or delay the consummation of the Merger or result in any of the conditions to the Merger set forth in Article VII not being satisfied; or

(xix) agree, authorize or commit to do any of the foregoing.

(b) Prior to making any formal written communications or group oral presentations to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication (which comments shall not be unreasonably withheld or delayed), and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

(c) Subject to Section 6.5, Parent shall not take or permit any of its Subsidiaries to take any action that is reasonably likely to prevent, interfere with or delay the consummation of the Merger or result in any of the conditions to the Merger set forth in Article VII not being satisfied.

6.2. Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its commercially reasonable efforts to instruct and cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit or knowingly facilitate or encourage any inquiries or the making of any Acquisition Proposal (as defined below); or

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to, or cooperate in any way with, any Person relating to, any Acquisition Proposal or any inquiry or proposal that could reasonably be expected to lead to any Acquisition Proposal; or

(iii) waive, terminate, modify or fail to enforce any “standstill” or confidentiality or similar obligation of any Person (other than any party hereto) with respect to the Company or any of its Subsidiaries.

Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Requisite Company Vote is obtained, the Company may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal providing for a merger or consolidation or acquisition of assets representing at least 50% of the consolidated revenues, net income or assets of the Company or more than 50% of the total voting power of the equity securities of the Company; provided, that (x) prior to providing such information, the Company enters into a confidentiality agreement with such Person on terms not less restrictive to such Person than those contained in the Confidentiality Agreement (as defined in Section 6.5(c)) and (y) such confidentiality agreement shall not prohibit the Company from providing any information to Parent and such confidentiality agreement need not contain a standstill provision, and the Company promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to Parent; (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal; or (C) after having complied with Section 6.2(c), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (I) such Acquisition Proposal was not solicited, initiated, encouraged or facilitated in breach of this Section 6.2, (II) prior to taking any action described in clause (A), (B) or (C) above, the board of directors of the Company determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, (III) in each such case referred to in clause (A) or (B) above, the board of directors of the Company has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, and (IV) in the case referred to in clause (C) above, the board of directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.2(a) by any Representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 6.2(a) by the Company. Notwithstanding the foregoing, the Company and its Representatives may in any event have discussions with any Person solely to clarify and understand the terms and conditions of any inquiry or proposal made by such Person.

(b) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries and (ii) any acquisition by any person resulting in, or proposal or offer, which if consummated would result in, any person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power or of any class of equity securities of the Company or those of any of its Subsidiaries, or assets (including, without limitation, equity securities of its Subsidiaries) representing 20% or more of the consolidated revenues, net income or assets of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal that would result in any person becoming the beneficial owner, directly or indirectly, of assets representing more than 50% of the consolidated revenues, net income or assets of the Company or more than 50% of the total voting power of the equity securities of the Company that the board of directors of the Company has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 6.2(c) of this Agreement and the time likely to be required to consummate such Acquisition Proposal).

(c) No Change in Recommendation or Alternative Acquisition Agreement. The board of directors of the Company and each committee of the board of directors shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger (it being understood that the board of directors may take no position with respect to an Acquisition Proposal until the earlier of the close of business as of (A) the day prior to the Stockholders Meeting and (B) the tenth business day after the commencement of such Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act without such action being considered an adverse modification); or

(ii) except as expressly permitted by, and after compliance with, Section 8.3(a) hereof, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(a) entered into in compliance with Section 6.2(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Company Vote is obtained, the board of directors of the Company may withhold, withdraw, qualify or modify the Company Recommendation or approve, recommend or otherwise declare advisable any Superior Proposal made after the date of this Agreement that was not solicited, initiated, encouraged or facilitated in breach of Section 6.2 of this Agreement, if the board of directors of the Company determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law (a “Change of Recommendation”); provided, however, that no Change of Recommendation may be made until after at least three (3) business days following Parent’s receipt of notice from the Company advising that management of the Company currently intends to recommend to its board of directors that it take such action and the basis therefor, including all necessary information under Section 6.2(f). In addition, the Company may not exercise its termination rights pursuant to Section 8.3(a) unless, in addition to the conditions set forth in Section 8.3(a), (i) the Company notifies Parent in writing that it intends to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, which notice shall include all of the necessary information under Section 6.2(f) and (ii) Parent does not make, within three (3) business days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the board of directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal. In determining whether to make a Change of Recommendation in response to a Superior Proposal or otherwise, the board of directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice. During the three (3) business day period referenced in this clause (c), the Company agrees, if requested by Parent, to negotiate in good faith with Parent with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.2(c), including with respect to the notice period referred to in this Section 6.2(c).

(d) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal or otherwise; provided, however, that if such disclosure does not reaffirm the Company Recommendation or has the substantive effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change of Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 8.4; provided, however, that it is understood and agreed that a factually accurate public statement by the Company concerning financial results, operations or business conditions or developments, or that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or any “stop, look and listen” communication by the board of directors of the Company pursuant to Rule 14d-9(f) of the Exchange Act, or any similar communication to the stockholders of the Company, shall not constitute a Change of Recommendation.

(e) Existing Discussions. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2 and in the Confidentiality Agreement. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

(f) Notice. The Company agrees that it will promptly (and, in any event, within 24 hours) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements, financing commitments, and written summaries of any material terms not made in writing) and thereafter shall keep Parent reasonably informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

6.3. Proxy Filing; Information Supplied. The Company shall prepare and file with the SEC, as promptly as reasonably practicable after the date of this Agreement, and in any event within 15 days after the date of this Agreement, a proxy statement in preliminary form relating to the Stockholders Meeting (as defined in Section 6.4) (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company agrees, as to itself and its Subsidiaries, that (a) the Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (b) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.4. Stockholders Meeting. The Company will take, in accordance with applicable Law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as reasonably practicable after the execution of this Agreement, to consider and vote upon the adoption of this Agreement, and shall not postpone or adjourn such meeting except to the extent required by Law or if at the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting or to provide the Requisite Company Vote or as may be reasonably necessary to solicit the adoption of this Agreement by the holders of Shares. Subject to Section 6.2(a) hereof, the board of directors of the Company shall recommend such adoption and shall take all lawful action to solicit such adoption of this Agreement. In the event that subsequent to the date hereof, the board of directors of the Company determines that this Agreement is no longer advisable and makes a Change of Recommendation, the Company shall nevertheless submit this Agreement to the holders of the Shares for adoption at the Stockholders Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the Stockholders Meeting.

6.5. Filings; Other Actions; Notification. (a) Proxy Statement. The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC, and the Company shall cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Agreement, including this clause (b), shall require, or be construed to require, Parent to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or any of their respective Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumberment by the Company of any of its assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by the Company to take any of the foregoing actions) or to agree to any changes (including through a licensing arrangement) or restriction on, or other impairment of Parent’s ability to own or operate, any such assets, licenses, operations, rights, product lines, businesses or interests therein or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Company (any of the foregoing, “Detriments”); provided, however, that Parent’s “reasonable best efforts” obligation shall require Parent to (i) sell, license or otherwise dispose of (or agree to sell, license or otherwise dispose of), businesses or assets of either Parent, the Company or their Subsidiaries that in the aggregate produced net revenues in an amount not in excess of $325,000,000 for Parent, the Company and their respective Subsidiaries during the 2011 fiscal year calculated in accordance with GAAP, on a basis consistent with the accounting principles used in preparing their respective 2011 audited financial statements as filed with the SEC (provided that (x) in the case of businesses or assets that were acquired during the 2011 fiscal year, the net revenues with respect to the business or assets that were so acquired shall include the net revenues produced by the transferee in the 2011 fiscal year prior to such acquisition, (y) with respect to a product that was introduced in the 2011 fiscal year or the 2012 fiscal year, aggregate produced net revenues for purposes of this calculation shall mean such amounts projected in the most recent regularly prepared budget for the first fiscal year following the year in which the product launches and (z) in the case of businesses or assets that were acquired during the 2012 fiscal year, the net revenues with respect to the businesses or assets that were so acquired shall include net revenues for the 2011 calendar year as reflected on the most recent regularly prepared audited financial statements of the transferee, calculated in accordance with GAAP) (the “Detriments Limit”) and (ii) sell or otherwise dispose of businesses or assets that Parent or any Subsidiary of Parent agrees to acquire after the date of this Agreement, without regard to the Detriments Limit, and such sale or disposal shall not be included in the calculation of the Detriments Limit, in each case if such action should be reasonably necessary to (x) obtain any consent or approval required for the consummation of the Merger under Section 7.1(b) or (y) eliminate, terminate or remove the issuance of any Order described in Section 7.1(c), to the extent related to antitrust or competition matters, in each case prior to March 4, 2013 (if the Termination Date is not extended as provided in Section 8.2) or June 3, 2013 (if the Termination Date is so extended). Notwithstanding the foregoing, however, Parent shall not be required to agree to any such dispositions (and shall be entitled in good faith to contest any threatened or pending litigation or proceeding brought by any Governmental Entity) unless failure to do so would result in the closing conditions not being met hereunder prior to the earlier of (1) the termination of this Agreement and (2) March 4, 2013 (if the Termination Date is not extended as provided in Section 8.2) or June 3, 2013 (if the Termination Date is so extended). If requested by Parent, the Company will agree to any action contemplated by this Section 6.5(b), provided that such agreement or action is conditioned on the consummation of the Merger. In furtherance and not in limitation of the foregoing, each party hereto agrees to make any appropriate filings, if necessary or advisable, pursuant to the HSR Act or other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Laws with respect to the Merger as promptly as practicable and in any event within ten (10) business days of the date hereof (unless otherwise mutually agreed between the parties). The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act. Subject to applicable Laws relating to the exchange of information and subject to the limitations and conditions set forth herein, (x) Parent and the Company shall jointly direct all matters with any Governmental Entity consistent with their obligations hereunder (with Parent’s legal counsel taking the lead in such matters); provided, that to the extent Parent and the Company are unable to come to agreement on such matters, the respective Chief Executive Officers of the Company and Parent Holdco shall work in good faith to resolve such matters (it being understood that in the event the two Chief Executive Officers are unable to come to agreement, Parent shall have the right to make the determination (acting in good faith) with respect to such disputed matter) and (y) Parent and the Company shall each have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c) Information. Subject to the Laws relating to the exchange of information, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement; provided, however, that the Company shall not be obligated to provide such information if the Company determines, in its reasonable judgment, that doing so would (i) violate applicable Law, (ii) violate a Contract or obligation of confidentiality owing to a third party if the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such disclosure, or (iii) jeopardize the protection of an attorney-client privilege. Until the Effective Time, the information provided will be subject to the terms of the Confidentiality Agreement, dated as of July 14, 2011, as amended on February 27, 2012 and August 27, 2012, by and between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”).

(d) Status. Subject to applicable Laws and as required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company shall give prompt notice to Parent of any change, fact or condition that is reasonably expected to result in a Company Material Adverse Effect or of any failure of any condition to Parent’s obligations to effect the Merger; provided, however, that the Company’s failure to comply with the foregoing shall not give rise to a termination right by Parent pursuant to Section 8.4(d). The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or from any Person alleging that the consent of such Person is or may be required in connection with the Merger, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger. Neither the Company nor Parent shall permit any of its officers or any other representatives or agents to participate in any in-person meeting with any Governmental Entity in respect of any filing, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other party in advance. The Company shall not initiate any offer to any Government Entity with respect to any proposed Detriment.

6.6. Access and Reports. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records (provided that Parent and its Representatives shall not conduct any activities in such a manner as to interfere unreasonably with the business or operations of the Company) and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

6.7. Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

6.8. Publicity. The initial press release regarding the Merger shall be a joint press release to be reasonably agreed upon by Parent and the Company and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity and except for any public announcement contemplated by Section 6.2(d). Each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statements are substantially similar to previous press releases, public disclosures or public statements made by Parent and the Company. For the avoidance of doubt, the Company will no longer be required to obtain any prior consent of, or consult with, Parent in connection with any such press release or public announcement if the Company’s board of directors has effected any Change of Recommendation or shall have resolved to do so.

6.9. Employee Benefits. (a) Parent agrees that, during a period of twelve (12) months immediately following the Closing Date, the employees of the Company and its Subsidiaries who remain employed following the Effective Time (the “Continuing Employees”) will be provided with the retention bonuses, benefits and severance benefits set forth on Schedule 6.9(a).

(b) With respect to any employee benefit plans in which any Continuing Employee first becomes eligible to participate on or after the Effective Time (any such plans, the “New Plans”), the Surviving Corporation shall use commercially reasonable efforts to (i) waive all preexisting conditions, actively at work requirements, exclusion and waiting periods with respect to participation and coverage requirements under the New Plans to the extent they were inapplicable to, or were satisfied under, the Benefit Plans, (ii) recognize service of the Continuing Employees prior to the Effective Time which was credited under the Benefit Plans for purposes of eligibility and vesting (but not benefit accrual) under the New Plans to the same extent such service was credited under the Benefit Plans (except to the extent it would result in a duplication of benefits), as if such service were with the Surviving Corporation, and (iii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents under the Benefit Plans during the portion of the plan year ending on the date such Continuing Employee’s participation in the corresponding New Plan benefits to be taken into account under such plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in connection with such New Plan.

(c) Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall (i) cause to be amended the Benefit Plans to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence participation therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation and (ii) cause the Medicis Pharmaceutical Corporation 401(k) Plan to be terminated effective three (3) days prior to the Effective Time.

(d) All formal written communications to the directors, officers or employees of the Company and any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement shall be subject to Parent’s prior consent (not to be unreasonably withheld or delayed). The Company shall provide Parent with a reasonable period of time to review and comment on each such communication (not to be unreasonably withheld or delayed). Any formal group oral presentations with respect to the above shall be materially consistent with such formal written communications.

(e) Notwithstanding the foregoing, nothing contained herein shall (i) be construed as an amendment to any Benefit Plan, (ii) otherwise obligate Parent, the Company or any of their Affiliates to maintain any particular Benefit Plan, (iii) otherwise obligate Parent, the Company or any of their Affiliates to retain the employment of any particular Continuing Employee following the Effective Time or (iv) give any third party the right to enforce any of the provisions of this Section 6.9.

6.10. Expenses. Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with the negotiation and effectuation of the terms of this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense. Notwithstanding anything to the contrary contained herein, except as provided in Section 4.2(b), Parent shall be responsible for and shall pay the amount of any (a) documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording and other similar Taxes (“Transfer Taxes”) imposed on Parent, the Company or any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby and (b) any Transfer Taxes imposed on the stockholders of the Company in connection with this Agreement and the transactions contemplated hereby in respect of assets that are owned directly or indirectly by the Company or any of its Subsidiaries.

6.11. Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including in connection with enforcing the indemnity and other obligations referred to in this Section 6.11 and including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware Law and its certificate of incorporation or by-laws in effect on the date of this Agreement to indemnify such Person (and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under Delaware Law and the Company’s certificate of incorporation and by-laws shall be made by independent counsel selected by the Surviving Corporation.

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay for “tail” insurance policies (providing only for the Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for the Company) with a claims period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company expend for such policies a premium amount in excess of the amount set forth in Section 6.11(c) of the Company Disclosure Schedule. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an aggregate premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and, provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

(e) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and his or her heirs or representatives.

(f) The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

(g) The obligations of Parent and the Surviving Corporation under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party to whom this Section 6.11 applies unless (i) such termination or modification is required by applicable Law or (ii) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Party to whom this Section 6.11 applies shall be a third party beneficiary of this Section 6.11).

6.12. Indentures. Prior to the Effective Time, the Company and Parent shall take all necessary action to execute and deliver a supplemental indenture to the Trustee (as defined in each of the indentures under which the Convertible Senior Notes were issued (the “Indentures”) to each Indenture to provide, among other things, that on and after the Effective Time, each holder of Convertible Senior Notes shall have the right to convert such Convertible Senior Notes into the conversion consideration determined by reference to the consideration receivable upon consummation of the Merger in respect of each Share in accordance with, and subject to, the provisions of the respective Indentures governing the conversions of the Convertible Senior Notes issued thereunder (including any applicable increase in the “Conversion Rate” or decrease in the “Conversion Price” thereunder in connection with the Merger). Prior to the Effective Time, the Company shall take good faith commercially reasonable efforts (a) to take all such actions as may be required in accordance with, and subject to, the terms of the applicable Convertible Senior Notes Indenture, including the giving of any notices that may be required in connection with any repurchases or conversions of the 1.375% Convertible Senior Notes occurring as a result of the transactions contemplated by this Agreement constituting a “Fundamental Change” and/or “Make-Whole Fundamental Change” as such terms are defined in the 1.375% Convertible Senior Notes Indenture, and delivery of any supplemental indentures, legal opinions, officers’ certificates or other documents or instruments required in connection with the consummation of the Merger and (b) to facilitate the settlement of the Convertible Note Hedge Obligations and Warrants as reasonably requested by Parent (it being understood that any such settlement will be subject to the respective terms of the Convertible Note Hedge Obligations and Warrants, as such terms may be amended or modified from time to time with the prior written consent of Parent). “Convertible Note Hedge Obligations” means the convertible note hedge obligations evidenced by (a) the Base Note Hedge Transaction Confirmations, dated as of May 10, 2012, between the Company and Deutsche Bank AG, London Branch and JPMorgan Chase Bank, National Association, London Branch, respectively, and (b) the Additional Note Hedge Transaction Confirmations, dated as of May 11, 2012, between the Company and Deutsche Bank AG, London Branch and JPMorgan Chase Bank, National Association, London Branch, respectively. “Warrants” means the warrants evidenced by (a) the Base Warrant Transaction Confirmations, dated as of May 10, 2012, between the Company and Deutsche Bank AG, London Branch and JPMorgan Chase Bank, National Association, London Branch, respectively, and (b) the Additional Warrant Transaction Confirmations, dated as of May 11, 2012, between the Company and Deutsche Bank AG, London Branch and JPMorgan Chase Bank, National Association, London Branch, respectively. The Company will consult with Parent with respect to, and keep Parent informed as to the status of, its efforts to settle the Convertible Note Hedge Obligations and Warrants and the negotiation of any termination payment or valuation related thereto, as applicable; provided that the Company shall not (i) exercise any right that it may have to terminate any of the Convertible Note Hedge Obligations or any of the Warrants or (ii) agree to amend or modify the terms relating to, or agree to any amount due upon, the termination or settlement thereof, in each case, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, it being understood that, prior to the Effective Time, (A) the Company shall take good faith commercially reasonable efforts to enter into a binding agreement substantially in the form set forth on Exhibit A hereto with Deutsche Bank AG, London Branch and/or its affiliate acting as agent, and (B) at Parent’s request, use good faith commercially reasonable efforts to enter into a similar binding agreement with JPMorgan Chase Bank, National Association, London Branch, and/or its affiliate acting as agent. Parent hereby acknowledges that in the event that the Convertible Note Hedge Obligations and Warrants or portions thereof are settled, terminated or otherwise unwound pursuant to their respective terms (as such terms may be amended or modified from time to time with the prior written consent of Parent), Deutsche Bank AG, London Branch, and JPMorgan Chase Bank, National Association, London Branch, and/or their respective affiliates acting as agent, as applicable, may be entitled in certain circumstances to exercise discretion with respect to the timing, adjustments and certain other terms of the

Convertible Note Hedge Obligations and Warrants with respect to any such settlement, termination or other unwind (including adjustments in connection with the announcement of the entry into this Agreement and/or the closing of the Merger). The Company shall not make any settlement election under the Convertible Notes Indenture relating to the 1.375% Convertible Senior Notes without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed.

6.13. Other Actions by the Company.

(a) Rights. Prior to the Effective Time, the board of directors of the Company shall take all reasonably necessary action to render the Rights Agreement inapplicable to the Merger and the other transactions contemplated hereby.

(b) Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

(c) Section 16 Matters. The board of directors of each of the Company and Parent shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt from Section 16 of the Exchange Act the disposition of Shares and “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act) with respect to Shares by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees or directors of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act.

6.14. Inspection; Cooperation.

(a) Subject to confidentiality obligations and similar restrictions that are applicable to information furnished to the Company or any of its Subsidiaries by third parties that are in the Company’s or any of its Subsidiaries’ possession from time to time, the Company shall, and shall cause its Subsidiaries to, afford to Parent and its accountants, counsel, financing sources and other representatives reasonable access, during normal business hours, in such manner as to not unreasonably interfere with normal operation of the Company and its Subsidiaries, to all of their respective properties, books, contracts, commitments, tax returns, records and appropriate officers and employees of the Company and its Subsidiaries, shall furnish Parent and its representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request, and shall instruct its employees, counsel, financial advisors, auditors and other representatives to cooperate in all reasonable respects with Parent and its Affiliates and representatives in its and their due diligence investigation of the Company and its Subsidiaries, provided, however, that the Company shall not be obligated to provide such information if the Company determines, in its reasonable judgment, that doing so would (i) violate applicable Law, (ii) violate a Contract or obligation of confidentiality owing to a third party if the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such disclosure or (iii) jeopardize the protection of an attorney-client privilege. No investigation by Parent and its Affiliates, accountants, counsel, financing sources and other representatives pursuant to this Section 6.14 shall be deemed to modify or otherwise affect the representations and warranties of the Company contained in this Agreement.

(b) From the date hereof until the earlier of (i) the Closing Date and (ii) termination of this Agreement pursuant to Section 8.1, the Company shall provide, and shall cause its Subsidiaries to provide and shall use its reasonable best efforts to cause its and their respective Representatives, to provide Parent and Merger Sub such cooperation reasonably requested by Parent in connection with any Debt Financing or any bond financing undertaken in replacement of all or a portion of such Debt Financing (the “Bond Financing”), including (A) participating in a reasonable number of meetings, presentations, road shows, rating agency sessions and drafting sessions, and participating in reasonable and customary due diligence, (B) furnishing Parent and the financial institutions providing or arranging such Debt Financing and the Bond Financing (the “Financing Sources”) with such financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested to consummate such Debt Financing and the Bond Financing, including, as applicable, all financial statements and financial data of the type required by Regulation S–X and Regulation S–K under the Securities Act (including any required audits thereof, which shall be unqualified) or of the type and form customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act (collectively, the “Required Information”), (C) assisting Parent and the Financing Sources in the preparation of (I) offering documents for any portion of the Debt Financing and the Bond Financing and (II) materials for rating agency presentations, bank confidential information memoranda, business projections and similar documents in connection with the Debt Financing and the Bond Financing, (D) reasonably cooperating with the marketing efforts for any portion of the Debt Financing and the Bond Financing, (E) using its reasonable best efforts to cause its independent accountants to provide assistance and cooperation in the Debt Financing and the Bond Financing, including (I) participating in a reasonable number of drafting sessions and accounting due diligence sessions, (II) providing any necessary consents to use their audit reports relating to the Company and (III) providing any customary “comfort letters”, (F) using its reasonable best efforts to cause its attorneys to provide such legal opinions (including negative assurance letters) as Parent may reasonably request with respect to the Debt Financing and the Bond Financing, (G) executing and delivering definitive financing documents, including credit agreements, intercreditor agreements, pledge and security documents, and certificates, legal opinions, or other documents, to the extent reasonably requested by Parent and otherwise facilitating the pledging of collateral to secure the Debt Financing or Bond Financing; provided that the effectiveness of any definitive documentation executed by the Company or any of its Subsidiaries shall be subject to the consummation of the Merger and (H) furnishing Parent and any Financing Sources promptly, and in any event at least five (5) days prior to the Closing Date, with all documentation and other information required by any Governmental Entity with respect to the Debt Financing or Bond Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

6.15. Financing. (a) Parent and Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all actions and use their reasonable best efforts to do, or cause to be done, all things necessary or advisable to arrange the Debt Financing and to consummate the Debt Financing at the Effective Time, including using reasonable best efforts to (i) maintain in effect the Debt Commitment Letter; (ii) satisfy on a timely basis all of the conditions precedent set forth in the Debt Commitment Letter; (iii) negotiate, execute and deliver definitive documentation for the Debt Financing that reflects the terms contained in the Debt Commitment Letter (subject to any market flex provisions); and (iv) in the event that the conditions set forth in Sections 7.1 and 7.2 and the conditions precedent set forth in the Debt Commitment Letter have been satisfied or, upon funding would be satisfied, cause the financing providers to fund the full amount of the Debt Financing, except to the extent replaced with the Bond Financing. Parent shall give the Company prompt notice of any material breach or threatened material breach by any party to the Debt Commitment Letter of which Parent becomes aware. Without limiting Parent’s and Merger Sub’s other obligations under this Section 6.15, if a breach of the Debt Commitment Letter occurs, Parent shall (A) promptly notify the Company of such breach and (B) in consultation with the Company, use reasonable best efforts to obtain alternative financing, in an amount sufficient to make the payments to be made by Parent and Merger Sub at the Effective Time upon terms and conditions not materially less favorable to Parent or Merger Sub, as promptly as practicable following the occurrence of such event. Without the Company’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), Parent shall not agree to or permit any amendment, replacement, reduction, supplement, or other modification of, or waive any of its material rights under, the Debt Commitment Letter, if such amendment, replacement, supplement or other modification or waiver would reasonably be expected to prevent, materially delay, or materially impede the consummation of the Debt Financing (or would add any material additional conditions to the availability of the Debt Financing or any replacement financing); provided that, for the avoidance of doubt, Parent may (without the prior consent of the Company) replace and amend the Debt Commitment Letter to add lenders, lead arrangers, book runners, syndication agents, or similar entities that had not executed the Debt Commitment Letter as of the date of this Agreement or to reflect changes to the Debt

Commitment Letter made pursuant to the terms set forth in the Fee Letter (as defined in the Debt Commitment Letter). Neither Parent nor Merger Sub shall consent to any assignment or rights or obligations under the Debt Commitment Letter (I) without the prior written approval of the Company, such approval not to be unreasonably withheld or (II) except for assignments under the terms of the Debt Commitment Letter. Parent and Merger Sub shall consult with and keep the Company reasonably informed of the status of their efforts to arrange the Debt Financing and the Bond Financing.

(b) Without limiting Parent’s other obligations under this Section 6.15, if the Marketing Period shall not have been completed by April 3, 2013, then unless the Bond Financing or Debt Financing shall have been previously consummated, Parent shall use its commercially reasonable efforts, including through the payment of commercially reasonable fees, to obtain an amendment to the Debt Commitment Letter on or prior to April 3, 2013 to provide that the “outside date” of “March 4, 2013, subject to one extension to June 3, 2013 to the extent that the Termination Date (as defined in the Acquisition Agreement on the date of this Commitment Letter) is extended to June 3, 2013 in accordance with the terms of the Acquisition Agreement” as set forth in the Debt Commitment Letter may be further extended, in the event that the Marketing Period shall have begun but not been completed by the Termination Date, by a number of days equal to the lesser of (i) twenty (20) days plus four (4) business days following the Termination Date and (ii) the number of days then remaining in the Market Period plus four (4) business days (such extended date, the “Extension Date”).

6.16. Location of Operations; Name of Surviving Corporation. Parent agrees that following the Closing Date, the Surviving Corporation’s core commercial dermatology operations shall be located in Scottsdale, Arizona. Parent further agrees that following the Closing Date, the name of the Surviving Corporation’s dermatology business unit shall be “Medicis Dermatology, a division of Valeant Pharmaceuticals” and the name of the Surviving Corporation’s aesthetics business unit shall be “Medicis Aesthetics, a division of Valeant Pharmaceuticals”.

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Requisite Company Vote in accordance with applicable Law and the certificate of incorporation and by-laws of the Company.

(b) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

(c) Injunctions; Restraints. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”).

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement that are qualified by reference to Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than Section 5.1(b)(i) (Capital Structure), 5.1(c) (Corporate Authority; Approval and Fairness), 5.1(m) (Takeover Statutes) and 5.1(t) (Rights Agreement) hereof, which must be true and correct in all material respects) are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that such Chief Executive Officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(c) Governmental Consents. Other than the filing pursuant to Section 1.3, all Company Approvals and all Parent Approvals shall have been obtained or made.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, circumstances or development that has had, or is reasonably likely to have, a Company Material Adverse Effect.

7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that such executive officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

ARTICLE VIII

Termination

8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (a) the Merger shall not have been consummated by March 4, 2013, whether such date is before or after the date of adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) (the “Termination Date”); provided, however, that the Termination Date may be extended by either Parent or the Company upon written notice to the other party if, as of the Termination Date, (i) all conditions to Closing have been satisfied or waived (other than those that are to be satisfied by action taken at the Closing) other than the conditions set forth in Section 7.1(b) or Section 7.1(c) and which have not been satisfied by the Termination Date or (ii) all conditions to Closing have been satisfied or waived (other than those that are to be satisfied by action taken at the Closing) but the Marketing Period shall not have been completed by the Termination Date, in each case to a date not beyond the later of (x) June 3, 2013 or (y) the Extension Date, if the Debt Commitment Letter is amended pursuant to Section 6.15(b), (b) the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement of the Stockholders Meeting taken in accordance with this Agreement or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a)); provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

8.3. Termination by the Company. This Agreement may be terminated by the Company and the Merger may be abandoned:

(a) at any time prior to the time the Requisite Company Vote is obtained, if (i) the Company is not in breach of any of the terms of Section 6.2, (ii) the Company has complied with the terms of the second paragraph of Section 6.2(c) and, following the three (3) business day period contemplated thereby and after consideration of any change to this Agreement proposed in negotiations with Parent and during such period, the board of directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and (iii) the Company, simultaneous with such termination, pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5. The Company agrees that it will not enter into the binding agreement referred to in clause (ii) above until at least the fourth (4th) business day after it has provided the notice to Parent required by Section 6.2(c) and 6.2(f), if any, and in the event of any material change to the terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice as required by Section 6.2(c) and the notice period shall have recommenced; or

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not cured within the earlier of (A) 30 days after written notice thereof is given by the Company to Parent and (B) the Termination Date.

8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if (a) the board of directors of the Company shall have made a Change of Recommendation, (b) at any time following receipt of an Acquisition Proposal, the Company board of directors shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as reasonably practicable (but in any event within three (3) business days after receipt of any written request to do so from Parent), (c) a tender offer or exchange offer for outstanding Shares shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and, prior to the earlier of (i) the date prior to the date of the Stockholders Meeting and (ii) eleven (11) business days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, the Company board of directors fails to recommend against acceptance of such offer or (d) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not cured within the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company and (ii) the Termination Date.

8.5. Effect of Termination and Abandonment. (a) Except as provided in paragraph (b) below, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful and material breach of this Agreement and (ii) the provisions set forth in this Section 8.5 and the second sentence of Section 9.1 shall survive the termination of this Agreement, and the Confidentiality Agreement shall survive in accordance with its terms.

(b) In the event that (i) a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least ten (10) days prior to, with respect to any termination pursuant to Section 8.2(a), the date of termination, and with respect to termination pursuant to Section 8.2(b) the date of the Stockholders Meeting) and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) (Drop Dead) or 8.2(b) (No Stockholder Approval), (ii) this Agreement is terminated by Parent pursuant to Section 8.4(a), (b) or (c) or (iii) this Agreement is terminated by the Company pursuant to Section 8.3(a) (Fiduciary Out), then the Company shall promptly, but in no event later than two (2) days after the date of such termination, pay Parent a termination fee of $85,000,000 (the “Termination Fee”) and reimburse reasonable documented out-of-pocket expenses actually incurred by Parent or Merger Sub up to a maximum of $7,500,000 in the aggregate (provided, however, that the Termination Fee to be paid pursuant to clause (iii) shall be paid as set forth in Section 8.3), in each case payable by wire transfer of same day funds; provided, however, that no Termination Fee and reimbursement of expenses shall be payable to Parent pursuant to clause (i) of this paragraph (b) unless and until within 12 months of such termination, (I) the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have consummated or shall have approved or recommended to the Company’s stockholders or otherwise not opposed, an Acquisition Proposal or (II) there shall have been consummated an Acquisition Proposal (substituting in both instances “50%” for “20%” in the definition of “Acquisition Proposal”). The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the fee set forth in this Section 8.5(b) or any portion of such fee, the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee and any reimbursement of expenses pursuant to this Section 8.5(b) becomes payable and is paid by the Company and accepted by Parent pursuant to this Section 8.5(b), the Termination Fee and such reimbursement of expenses shall be Parent’s and Merger Sub’s sole and exclusive remedy.

ARTICLE IX

Miscellaneous and General

9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.9 (Employee Benefits), 6.10 (Expenses) and 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article IX and the agreements of the

Company, Parent and Merger Sub contained in Section 6.10 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

9.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE. (a) THIS AGREEMENT (INCLUDING ANY CLAIMS MADE IN CONTRACT, TORT OR OTHERWISE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY) SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such a Delaware State or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Notwithstanding anything herein to the contrary, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against the Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or Representatives in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the Bond Financing or the performance thereof, in any forum other than any federal or state court located in the Borough of Manhattan in the City of New York.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT (INCLUDING ANY SUCH ACTION INVOLVING THE FINANCING SOURCES) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY

HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

If to Parent, Parent Holdco or Merger Sub:

Valeant Pharmaceuticals International, Inc.

700 Route 202/206 North

Bridgewater, NJ 08807

Attention: Chief Executive Officer, with a copy to the General Counsel fax: (949) 315-3590

with a copy to (which shall not constitute notice)

Sullivan & Cromwell LLP

1888 Century Park East

21st Floor

Los Angeles, CA 90067

Attention: Alison S. Ressler

Sarah P. Payne

fax: (310) 712-8800

If to the Company:

Medicis Pharmaceutical Corporation

7720 North Dobson Road

Scottsdale, AZ 85256

Attention: Chief Executive Officer, with a copy to the General Counsel fax: (480) 291-8655

with a copy to (which shall not constitute notice)

Weil, Gotshal and Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael J. Aiello

Matthew J. Gilroy

fax: (212) 310-8007

and

Latham & Watkins LLP

650 Town Center Drive

20th Floor

Costa Mesa, CA 92626

Attention: Charles Ruck

Wesley Holmes

fax: (714) 755-8290

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8. No Third Party Beneficiaries. Except as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) and this Section 9.8 only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein herein, and except that the Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or Representatives shall be third party beneficiaries of Section 9.5 and this Section 9.8 and shall have the right to consent to any modification of Section 9.5 and this Section 9.8 to the extent such modification directly affects their interests. The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Notwithstanding the foregoing, prior to the Effective Time, nothing shall preclude the Company from pursuing equitable remedies pursuant to Section 9.5(c) or damages (including reimbursement of expenses or out-of-pocket costs and the benefit of the bargain lost by the stockholders of the Company, taking into consideration relevant matters); provided, however, that (a) to the extent the Company is enforcing or seeking to enforce any rights on behalf of the stockholders of the Company, such rights may only be enforced and sought by the Company in its sole and absolute discretion and (b) nothing in this Agreement shall preclude Parent from contesting any such claims for equitable remedies or damages. Following the Effective Time, the provisions of Article IV hereof shall be enforceable by any one or more of the stockholders of the Company to the extent necessary to receive the Per Share Merger Consideration to which each such stockholder of the Company is entitled pursuant to Article IV.

9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.12. Interpretation; Construction. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party to this Agreement has or may have set forth information in its respective disclosure schedule in a section of such disclosure schedule that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a disclosure schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.13. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, subject to prior written consent of the Company, another wholly owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

9.14. Parent Guarantee.

(a) Parent Holdco irrevocably and unconditionally guarantees to the Company the due and punctual performance of the obligations of Parent and Merger Sub hereunder (the “Guaranteed Obligations”) subject to the conditions hereunder. If, for any reason whatsoever, Parent or Merger Sub shall fail or be unable to duly, punctually and fully pay or perform the Guaranteed Obligations, Parent Holdco will forthwith pay and cause to be paid in lawful currency of the United States, or perform or cause to be performed, the Guaranteed Obligations. Parent Holdco hereby waives diligence, presentment, demand of payment, filing objections with a court, any right to require proceeding first against Parent or Merger Sub, any right to require the prior disposition of the assets of Parent or Merger Sub to meet their respective obligations, notice, protest and all demands whatsoever.

(b) Parent Holdco is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Parent Holdco has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Parent Holdco and is a valid and binding agreement of Parent Holdco, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception. Parent Holdco hereby makes the representations and warranties set forth in Section 5.2(d) with respect to itself. Parent Holdco owns one hundred percent (100%) of the issued and outstanding capital stock of Parent Holdco.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:	/s/ J. Michael Pearson
Name:	J. Michael Pearson
Title:	Chairman and Chief Executive Officer

VALEANT PHARMACEUTICALS INTERNATIONAL

By:	/s/ Howard B. Schiller
Name:	Howard B. Schiller
Title:	Executive Vice President and Chief Financial Officer

MERLIN MERGER SUB, INC.

By:	/s/ Howard B. Schiller
Name:	Howard B. Schiller
Title:	Executive Vice President, Chief Financial Officer and Treasurer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

MEDICIS PHARMACEUTICAL CORPORATION

By:	/s/ Mark Prygocki
Name:	Mark Prygocki
Title:	President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX A

DEFINED TERMS

Terms	Section
Acquisition Proposal	6.2(b)
Action	5.1(g)(i)(A)
Affiliate	5.1(e)(ii)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)(ii)
Applicable Date	5.1(e)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(h)(i)
Bond Financing	6.14(b)
Book Entry Share	4.1(a)
business day	1.2
By-Laws	2.2
Class B Shares	5.1(b)(i)
CDSA	5.1(i)
Certificate	4.1(a)
Change of Recommendation	6.2(c)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	4.2(g)
Company	Preamble
Company Approvals	5.1(d)(i)
Company Disclosure Schedule	5.1
Company Material Adverse Effect	5.1(a)(ii)
Company Option	4.3(a)
Company Permits	5.1(i)
Company Products	5.1(d)(iii)
Company Recommendation	5.1(c)(ii)
Company Regulatory Agency	5.1(l)(i)(A)
Company Regulatory Permits	5.1(l)(i)(A)
Company Reports	5.1(e)(i)
Company Restricted Share	4.3(c)
Company SAR	4.3(b)
Confidentiality Agreement	6.5(c)
Constituent Corporations	Preamble
Continuing Employees	6.9(a)
Contract	5.1(d)(ii)
Convertible Note Hedge Obligations	6.12
Convertible Senior Notes	5.1(b)(i)
D&O Insurance	6.11(c)
Delaware Certificate of Merger	1.3
DGCL	1.1
Debt Commitment Letter	5.2(d)
Debt Financing	5.2(d)
Detriments	6.5(b)
Detriments Limit	6.5(b)
Dissenting Stockholders	4.1(a)

Terms	Section
Effective Time	1.3
Environmental Law	5.1(n)
ERISA	5.1(h)(i)
Exchange Act	5.1(e)(i)
Exchange Fund	4.2(a)
Excluded Share	4.1(a)
Excluded Shares	4.1(a)
FDA	5.1(i)
FDCA	5.1(d)(iii)
Financing Sources	6.14(b)
Food and Drugs Act	5.1(i)
Foreign Benefit Plan	5.1(h)(xiii)
GAAP	5.1(a)(C)
Governmental Entity	5.1(d)(i)
Guaranteed Obligations	9.14(a)
Hazardous Substance	5.1(n)
HSR Act	5.1(b)(ii)
Indemnified Parties	6.11
Indentures	6.12
Insurance Policies	5.1(r)
Intellectual Property Rights	5.1(q)(xi)
IRS	5.1(h)(ii)
IT Assets	5.1(q)(xi)
Knowledge	5.1(q)
Laws	5.1(i)
Lender Parties	5.2(d)
Lien	5.1(b)(i)
Marketing Period	1.2
Material Contracts	5.1(j)(i)
Merger	Recitals
Merger Sub	Preamble
New Plans	6.9(b)
NYSE	5.1(a)(I)
Order	7.1(c)
Owned Intellectual Property	5.1(q)(xi)
Owned Real Properties	5.1(k)(i)(III)
Parent	Preamble
Parent Approvals	5.2(c)(i)
Parent Disclosure Schedule	5.2
Parent Holdco	Preamble
Patents	5.1(q)(xi)
Paying Agent	4.2(a)
Permitted Liens	5.1(k)(i)(IV)
Person	4.2(d)
Per Share Merger Consideration	4.1(a)
Personal Property Leases	5.1(k)(i)(II)
PHSA	5.1(i)
Preferred Shares	5.1(b)(i)
Products	5.1(d)(iii)
Proprietary Information	5.1(d)(iii)

Terms	Section
Proxy Statement	6.3
Real Property Leases	5.1(k)(i)(I)
Registered	5.1(q)(xi)
Registered Intellectual Property	5.1(q)(ii)
Representatives	6.2(a)
Required Information	6.14(b)
Requisite Company Vote	5.1(c)(i)
Rights Agreement	5.1(b)(i)
Sarbanes-Oxley Act	5.1(e)(i)
SEC	5.1(d)(i)
Securities Act	5.1(e)(i)
Share	4.1(a)
Shares	4.1(a)
Stock Plans	5.1(b)(i)
Stockholders Meeting	6.4
Subsidiary	5.1(a)
Superior Proposal	6.2(b)
Surviving Corporation	1.1
Takeover Statute	5.1(m)
Tax, Taxes	5.1(o)
Tax Return	5.1(o)
Termination Date	8.2(a)
Termination Fee	8.5(b)
Transfer Taxes	6.10
Warrants	6.12

Annex B

September 2, 2012	Deutsche Bank Securities Inc. 60 Wall Street New York, NY 10005

Board of Directors

Medicis Pharmaceutical Corporation

7720 North Dobson Road

Scottsdale, AZ 85256

Lady and Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Medicis Pharmaceutical Corporation (the “Company”) in connection with the Agreement and Plan of Merger, dated as of September 2, 2012 (the “Merger Agreement”), among the Company, Valeant Pharmaceuticals International (“Parent”), Merlin Merger Sub, Inc., a subsidiary of Parent (“Merger Sub”), and Valeant Pharmaceuticals International, Inc. (“Parent Holdco”), which provides, among other things, for the merger of Merger Sub with and into the Company, as a result of which the Company will become a wholly owned subsidiary of Parent (the “Transaction”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of Class A Common Stock, par value $0.014 per share (the “Company Common Stock”), of the Company, other than shares owned directly or indirectly by Parent Holdco or Merger Sub, shares owned by the Company and dissenting shares will be converted into the right to receive $44.00 in cash (the “Merger Consideration”).

You have requested our opinion, as investment bankers, as to the fairness of the Merger Consideration, from a financial point of view, to the holders of the outstanding shares of Company Common Stock, other than Parent Holdco and its subsidiaries.

In connection with our role as financial advisor to the Company, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company, and certain internal analyses, financial forecasts and other information relating to the Company prepared by management of the Company. We have also held discussions with certain senior officers of the Company regarding the businesses and prospects of the Company. In addition, we have (i) reviewed the reported prices and trading activity for the Company Common Stock, (ii) compared certain financial and stock market information for the Company with, to the extent publicly available, similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) reviewed, to the extent publicly available, the financial terms of certain recent business combinations which we deemed relevant, (iv) reviewed the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

Board of Directors

Medicis Pharmaceutical Corporation

September 2, 2012

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us, concerning the Company, including, without limitation, any financial information considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have, with your knowledge and permission, assumed and relied upon the accuracy and completeness of all such information. We have not conducted a physical inspection of any of the properties or assets, and have not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of the Company or Parent Holdco or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of the Company, Parent Holdco, Parent or the combined company under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to us and used in our analyses, we have assumed with your knowledge and permission that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering our opinion, we have assumed with your knowledge and permission that, in all respects material to our analysis, the Transaction will be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to our analysis. We also have assumed with your knowledge and permission that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by the Company and its other advisors with respect to such issues.

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the use and benefit of, the Board of Directors of the Company in connection with and for the purpose of its evaluation of the Transaction. This opinion is limited to the fairness of the Merger Consideration, from a

Board of Directors

Medicis Pharmaceutical Corporation

September 2, 2012

financial point of view, to the holders of Company Common Stock (other than Parent Holdco and its subsidiaries) as of the date hereof. This opinion does not address any other terms of the Transaction or the Merger Agreement. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Transaction. We express no opinion as to the merits of the underlying decision by the Company to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transactions or business strategies. Nor do we express an opinion, and this opinion does not constitute a recommendation, as to how any holder of shares of Company Common Stock should vote with respect to the Transaction. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, in connection with the Transaction relative to the Merger Consideration to be received by the holders of Company Common Stock or otherwise.

Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a portion of which becomes payable upon delivery of this opinion (or would have become payable if Deutsche Bank had advised the Board of Directors that it was unable to render this opinion) and a substantial portion of which is contingent upon consummation of the Transaction. The Company has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Parent Holdco or its affiliates for which they have received compensation. In addition, one or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to the Company or its affiliates for which they have received, and in the future may receive, compensation, including acting as joint bookrunner with respect to an offering of 1.375% Convertible Senior Notes due 2017 (aggregate principal amount $500,000,000) by the Company in May, 2012 (the “Convertible Notes Offering”). Members of the DB Group hold approximately $6,500,000 aggregate principal amount of such 1.375% Convertible Senior Notes on a proprietary basis as of the date hereof and such notes are expected to be repaid in connection with the Transaction. In addition, a member of the DB Group is party to a convertible note hedge transaction (the “Hedge Transaction”) with, and holds certain warrants issued to it by, the Company in connection with the Convertible Notes Offering (the terms of which are described in a Current Report on Form 8-K filed by the

Board of Directors

Medicis Pharmaceutical Corporation

September 2, 2012

Company with the SEC on May 16, 2012). Members of the DB Group and the Company entered into a letter agreement, dated September 2, 2012, which will result in the settlement of the Hedge Transaction in connection with the consummation of the Merger. The DB Group may also provide investment and commercial banking services to Parent Holdco and the Company in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Parent Holdco, the Company and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock, excluding Parent Holdco and its subsidiaries.

Very truly yours,

/s/ Deutsche Bank Securities Inc.

DEUTSCHE BANK SECURITIES INC.

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a non-stock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a non-stock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Medicis Pharmaceutical Corporation 7720 North Dobson Road VOTE BY PHONE - 1-800-690-6903 Scottsdale, Arizona 85256-2740 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR proposals 1, 2 and 3: For Against Abstain 1 To adopt the Agreement and Plan of Merger, dated as of September 2, 2012, by and among Valeant Pharmaceuticals International, 0 0 0 Inc., Valeant Pharmaceuticals International, Merlin Merger Sub, Inc. and Medicis Pharmaceutical Corporation, as it may be amended from time to time. 2 To adjourn the Special Meeting, if necessary or appropriate, including to solicit additional votes in favor of the proposal 0 0 0 to adopt the merger agreement if there are insufficient votes to adopt the merger agreement at the time of the Special Meeting. 3 To approve a non-binding advisory proposal to approve the golden parachute compensation payable to Medicis’ named executive 0 0 0 officers in connection with the merger. NOTE: In their discretion, the named proxies are authorized to vote upon such other matter or matters which may properly come before the Special Meeting or any postponements or adjournments thereof. 11699 For address change/comments, mark here. 0 . (see reverse for instructions) Yes No . 0 . 0 Please indicate if you plan to attend this meeting 0 0 R1 _ 1 Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, 0000151775 administrator, corporate officer, trustee, guardian or custodian, please give full title. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com . MEDICIS PHARMACEUTICAL CORPORATION SPECIAL MEETING OF STOCKHOLDERS December 7, 2012 9:00 a.m. local time Scottsdale Resort and Conference Center 7700 East McCormick Parkway Scottsdale, Arizona 85258 This proxy is solicited by the Board of Directors of Medicis Pharmaceutical Corporation for use at the Special Meeting of Stockholders of Medicis Pharmaceutical Corporation to be held on December 7, 2012 (“Special Meeting”) and at any adjournments or postponements thereof. This proxy when properly executed will be voted as you specify on the reverse side. If no direction is made, the proxy will be voted in accordance with the recommendations of the Board of Directors on the matters listed on the reverse side of this card. By signing the proxy, you revoke all prior proxies and appoint Jonah Shacknai, Jason D. Hanson and Mark A. Prygocki, and each of them, as your proxies and attorneys-in-fact with full power of substitution and resubstitution, to vote your shares on the matters shown on the reverse side. This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws. 11699 Address change/comments: 0 . 0 . R1 . 2 _ 0000151775 (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side